Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196741

PROSPECTUS

Penn National Gaming, Inc.

Offer to Exchange
$300,000,000 aggregate principal amount of 5.875% Senior Notes due 2021
(CUSIPs 707569 AP4, U70838 AA2 and 707569 AQ2)
for
$300,000,000 aggregate principal amount of 5.875% Senior Notes due 2021
(CUSIP 707569 AR0)
that have been registered under the Securities Act of 1933, as amended

          The exchange offer will expire at 5:00 p.m., New York City time, on July 31, 2014, unless we extend or earlier terminate the exchange offer.

          We hereby offer, on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the "exchange offer"), to exchange up to $300,000,000 aggregate outstanding principal amount of our 5.875% Senior Notes due 2021 (the "new notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate principal amount of our outstanding 5.875% Senior Notes due 2021 (the "old notes").

          Terms of the exchange offer:

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  On the terms and subject to the conditions of the exchange offer, we will exchange new notes for all outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

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  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

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  The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and liquidated damages provisions described in the registration rights agreement relating to the old notes will not apply to the new notes.

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  The exchange of old notes for new notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the heading "Certain U.S. Federal Income Tax Considerations" for more information.

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  We will not receive any proceeds from the exchange offer.

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  We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, the transfer of the old notes is restricted under the securities laws. We are making the exchange offer to satisfy your registration rights as a holder of old notes.

          There is no established trading market for the new notes.

          Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

          See "Risk Factors" beginning on page 21 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

          Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          No gaming or regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2014

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

        This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

        The information in this prospectus is current as of the date on its cover, and information in the documents incorporated by reference in this prospectus is current only as of the date of such documents, or in each case as of an earlier date specified herein or thereon, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

        The information in this prospectus is current only as of the date on the cover, and our business or financial condition and other information in this prospectus may change after that date.

        This prospectus contains summaries of the material terms of certain documents. Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to us. Requests for documents or other additional information should be directed to Penn National Gaming, Inc., 825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610, Attention: General Counsel, Telephone: (610) 373-2400. To obtain timely delivery of documents or information, we must receive your request no later than five (5) business days before the expiration date of the exchange offer.

        Except where otherwise stated, or the context otherwise requires the words, "we," "us," "our" and similar terms, as well as references to "Penn" or the "Company" refer to Penn National Gaming, Inc. and all of its subsidiaries.

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 MARKET AND INDUSTRY DATA

        This prospectus includes information with respect to market share and industry conditions, which are based upon internal estimates and various third-party sources. While management believes that such data is reliable, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying assumptions relied upon therein. Similarly, our internal research is based upon management's understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

ADDITIONAL INFORMATION

        We are incorporated under the laws of the Commonwealth of Pennsylvania. Our principal executive offices are located at 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, and our telephone number is (610) 373-2400. Our internet address is www.pngaming.com. The information contained on or that can be accessed through our website (other than our filings with the Securities and Exchange Commission (the "SEC") expressly incorporated herein) is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with your investment decision to exchange your outstanding old notes for new notes.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are included throughout the prospectus, including the section entitled "Risk Factors," and relate to our business strategy, our prospects and our financial position. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "intends," "may," "will," "should" or "anticipates" or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements may include, among others, statements concerning:

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  our expectations of future results of operations or financial condition;

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  our expectations for our operating properties or our development projects;

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  the timing, cost and expected impact of planned capital expenditures on our results of operations;

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  the impact of our geographic diversification and competition;

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  our expectations with regard to further acquisitions and development opportunities, as well as the integration of any companies we have acquired or may acquire;

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  our expectations regarding the effect of the spin-off (the "Spin-Off") of Gaming and Leisure Properties, Inc. ("GLPI") on our business and operations;

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  the outcome and financial impact of the litigation in which we are or will be periodically involved;

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  the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions;

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  our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; and

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  our expectations for the continued availability and cost of capital.

        Although we believe that the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions about our subsidiaries and us, and accordingly, our forward-looking statements are qualified in their entirety by reference to the factors described below and in the information incorporated by reference herein. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation, risks related to the following:

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  our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation, including the ongoing appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio and litigation against the Ohio Racing Commission concerning opposition to relocating Penn's Toledo racetrack to the Dayton area;

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  our ability to secure federal, state and local permits and approvals necessary for construction;

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  construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials;

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  our ability to reach agreements with the harness horsemen in Ohio in connection with the proposed relocations and to otherwise maintain agreements with our horsemen, pari-mutuel clerks and other organized labor groups;

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  with respect to the proposed Jamul project near San Diego, California, particular risks associated with financing a project of this type, sovereign immunity, local opposition (including several pending lawsuits), and building a complex project on a relatively small parcel;

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  the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities);

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  with respect to our proposed Massachusetts project, the approval of our project and the ultimate location of the various other gaming facilities in the state and the ongoing efforts to repeal the enabling legislation and litigation challenging the award of the Category Two slots-only gaming license;

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  the effects of increased competition in regional gaming (and in particular in some of our key markets);

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  the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular;

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  the activities of our competitors and the rapid emergence of new competitors (traditional, internet and sweepstakes based and taverns);

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  increases in the effective rate of taxation at any of our properties or at the corporate level;

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  our ability to identify attractive acquisition and development opportunities and to agree to terms with partners/municipalities for such transactions;

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  the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities;

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  our expectations for the continued availability and cost of capital;

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  the outcome of pending legal proceedings;

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  changes in accounting standards;

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  our dependence on key personnel;

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  the impact of terrorism and other international hostilities;

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  the impact of weather; and

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  other factors as discussed in our filings with the SEC.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

SUMMARY

        This summary contains a general summary of the information contained in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to those consolidated financial statements, that are part of the reports we file with the SEC and that are incorporated by reference in this prospectus or are included elsewhere in this prospectus, as well as the pro forma financial information included elsewhere in this prospectus. You should carefully consider the information contained in and incorporated by reference in this entire prospectus, including the information set forth and incorporated by reference into the section entitled "Risk Factors" beginning on page 21 of this prospectus. With respect to the discussion of the terms of the notes on the cover page, in the sections entitled "Summary—The Exchange Offer," "Summary—Description of the New Notes," "Description of the New Notes" and "The Exchange Offer," "we," "our," and "us" refer only to Penn National Gaming, Inc. and not any of its subsidiaries. References to "pro forma" or "on a pro forma basis" refer to giving pro forma effect to the Spin-Off and related transactions as described in "Unaudited Pro Forma Statement of Operations." The 5.875% Senior Notes due 2021 are sometimes referred to herein as the "notes," which term, except with respect to discussions of income tax consequences and unless the context otherwise requires, includes the new notes and the old notes.

 Our Company

        We are a leading, diversified, multi-jurisdictional owner and manager of gaming and pari-mutuel properties. The Company was incorporated in Pennsylvania in 1982 as PNRC Corp. and adopted its current name in 1994, when the Company became a publicly traded company. In 1997, we began our transition from a pari-mutuel company to a diversified gaming company with the acquisition of the Charles Town property and the introduction of video lottery terminals in West Virginia. Since 1997, we have continued to expand our gaming operations through strategic acquisitions, greenfield projects, and property expansions. We, along with our joint venture partner, opened Hollywood Casino at Kansas Speedway on February 3, 2012. In Ohio, we opened our Hollywood Casino Toledo facility on May 29, 2012 and our Hollywood Casino Columbus facility on October 8, 2012. In addition, on November 2, 2012, we acquired Harrah's St. Louis facility, which has been rebranded as Hollywood Casino St. Louis. We are in the process of constructing two facilities in Dayton and Austintown, Ohio that will feature approximately 1,000 and 850 video lottery terminals, respectively, as well as various restaurants, bars, and other amenities. We expect to open these facilities in the second half of 2014. In addition, we are in the process of constructing an integrated racing and gaming facility in Plainville, Massachusetts, which we expect to open in the second quarter of 2015, and a Hollywood Casino-branded casino and resort jointly with the Jamul Indian Village (the "Jamul Tribe") in San Diego County, California, which we expect to open in early 2016.

        We believe that our portfolio of assets provides us with a geographically diversified cash flow from operations. We continue to expand our gaming operations through the implementation and execution of a disciplined capital expenditure program at our existing properties, the pursuit of strategic acquisitions and the development of new gaming properties, particularly in attractive regional markets. Current capital projects are ongoing at several of our properties.

Properties

        As of March 31, 2014, we owned, managed, or had ownership interests in twenty-seven facilities in the following eighteen jurisdictions: Florida, Illinois, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario. On May 3, 2014, Beulah Park, a thoroughbred racing facility located in Grove City, Ohio, ceased operations in connection with its relocation to Austintown, Ohio. Raceway Park, a standardbred racing facility in Toledo, Ohio, is expected to cease operations on June 30, 2014 in connection with its relocation to Dayton, Ohio. As a result of the Spin-Off, Hollywood Casino Baton Rouge in Louisiana and Hollywood Casino Perryville in Maryland were contributed in their entirety to GLPI on November 1, 2013. The real estate of the leased properties described below was also contributed to GLPI; however, Penn continues to operate the leased gaming facilities.

        The following table summarizes certain features of the leased properties operated and managed by us as of March 31, 2014:

Leased Properties(1)

	Location	Type of Facility	Approx. Property Square Footage(2)	Gaming Machines	Table Games(3)	Hotel Rooms
Hollywood Casino at Charles Town Races	Charles Town, WV	Land-based gaming/Thoroughbred racing	511,249	3,189	98	153
Hollywood Casino Lawrenceburg	Lawrenceburg, IN	Dockside gaming	634,000	2,399	74	295
Hollywood Casino Toledo	Toledo, OH	Land-based gaming	285,335	2,045	60	—
Hollywood Casino Columbus	Columbus, OH	Land-based gaming	354,075	2,514	79	—
Hollywood Casino St. Louis	Maryland Heights, MO	Land-based gaming	645,270	2,122	59	502
Hollywood Casino at Penn National Race Course	Grantville, PA	Land-based gaming/Thoroughbred racing	451,758	2,456	53	—
M Resort	Henderson, NV	Land-based gaming	910,173	1,480	48	390
Argosy Casino Riverside	Riverside, MO	Dockside gaming	450,397	1,526	31	258
Hollywood Casino Bay St. Louis	Bay St. Louis, MS	Land-based gaming	425,920	1,149	20	291
Hollywood Casino Tunica	Tunica, MS	Dockside gaming	315,831	1,112	24	494
Hollywood Casino Aurora	Aurora, IL	Dockside gaming	222,189	1,157	21	—
Boomtown Biloxi	Biloxi, MS	Dockside gaming	134,800	999	16	—
Hollywood Casino Joliet	Joliet, IL	Dockside gaming	322,446	1,177	23	100
Hollywood Casino Bangor	Bangor, ME	Land-based gaming/Harness racing	257,085	900	12	152
Argosy Casino Alton(4)	Alton, IL	Dockside gaming	241,762	997	12	—
Argosy Casino Sioux City(4)	Sioux City, IA	Dockside gaming	73,046	705	16	—
Zia Park Casino	Hobbs, NM	Land-based gaming/Thoroughbred racing	109,067	750	—	—

Total			6,344,403	26,677	646	2,635

(1)
This table does not include the two properties still under development in Dayton, OH, and Mahoning Valley, OH.

(2)
Square footage includes conditioned space and excludes parking garages and barns.

(3)
Excludes poker tables.

(4)
Excludes the riverboats, which continue to be owned by Penn.

        The following table summarizes certain features of the other properties owned and operated, or managed, by us as of March 31, 2014:

Other Properties

	Location	Type of Facility	Approx. Property Square Footage(1)	Gaming Machines	Table Games(2)	Hotel Rooms
Owned Properties:
Hollywood Casino at Kansas Speedway(3)	Kansas City, KS	Land-based gaming	244,791	2,000	40	—
Beulah Park(4)	Grove City, OH	Thoroughbred racing	509,066	—	—	—
Freehold Raceway(5)	Freehold, NJ	Standardbred racing	132,865	—	—	—
Raceway Park(6)	Toledo, OH	Standardbred racing	58,000	—	—	—
Rosecroft Raceway	Oxon Hill, MD	Standardbred racing	183,950	—	—	—
Sanford-Orlando Kennel Club	Longwood, FL	Greyhound racing	58,940	—	—	—
Sam Houston Race Park(7)	Houston, TX	Thoroughbred racing	283,383	—	—	—
Valley Race Park(7)	Harlingen, TX	Greyhound racing	118,216	—	—	—
Plainridge Park Casino(8)	Plainville, MA	Standardbred racing	54,055	—	—	—
Managed Property:
Casino Rama(9)	Orillia, Ontario	Land-based gaming	864,047	2,439	105	289

Total			2,507,313	4,439	145	289

(1)
Square footage includes conditioned space and excludes parking garages and barns.

(2)
Excludes poker tables.

(3)
Pursuant to a joint venture with International Speedway Corporation ("International Speedway").

(4)
Operations for this property are being relocated to a new location in Austintown, Ohio and ceased at the Grove City location on May 3, 2014. We transferred the real property associated with this development project to GLPI in connection with the Spin-Off and will continue development in cooperation with GLPI.

(5)
Pursuant to a joint venture with Greenwood Limited Jersey, Inc., a subsidiary of Greenwood Racing, Inc.

(6)
Operations for this property are being relocated to a new location in Dayton, Ohio and are planned to cease at the Toledo location on June 30, 2014. We transferred the real property associated with this development project to GLPI in connection with the Spin-Off and will continue development in cooperation with GLPI.

(7)
Pursuant to a joint venture with MAXXAM, Inc. ("MAXXAM").

(8)
On January 1, 2014, we began managing racing operations at this property. In March 2014, construction began on a 106,000 square foot gaming facility that will feature 1,250 slot machines and is expected to open in the second quarter of 2015.

(9)
Pursuant to a management contract.

        As mentioned above, we organize the properties we operate, manage and own, as applicable, into three segments, East/Midwest, West and Southern Plains. Below is a description of each of our properties by segment.

East/Midwest Properties

Hollywood Casino at Charles Town Races

        Hollywood Casino at Charles Town Races is located in Charles Town, West Virginia, within approximately a one-hour drive of the Baltimore, Maryland and Washington, D.C. markets. Hollywood Casino at Charles Town Races features 511,249 of property square footage with 3,189 gaming machines and a 153-room hotel. Hollywood Casino at Charles Town Races also features various dining options, including a high-end steakhouse, a sports bar and entertainment lounge, as well as an Asian restaurant.

The property has 98 table games and 26 poker tables. The complex also features live thoroughbred racing at a 3/4-mile all-weather lighted thoroughbred racetrack with a 3,000-seat grandstand, parking for 5,781 vehicles and simulcast wagering and dining.

Hollywood Casino Bangor

        Hollywood Casino Bangor, which is located in Bangor, Maine, includes 257,085 of property square footage with 900 slot machines, 12 table games and 4 poker tables. Hollywood Casino Bangor's amenities include a 152-room hotel with 5,119 square feet of meeting and pre-function space, two eateries, a buffet and a snack bar, a small entertainment stage, and a four-story parking garage with 1,500 spaces. Bangor Raceway, which is adjacent to the property, is located at historic Bass Park and includes a one-half mile standardbred racetrack and grandstand to seat 3,500 patrons.

Hollywood Casino at Penn National Race Course

        Hollywood Casino at Penn National Race Course is located in Grantville, Pennsylvania, which is 15 miles northeast of Harrisburg. Hollywood Casino at Penn National Race Course features 451,758 of property square footage with 2,456 slot machines, 53 table games and 16 poker tables. The facility also includes an entertainment bar and lounge, a sports bar, a buffet, a high-end steakhouse and various casual dining options, as well as a simulcast facility and viewing area for live racing. The facility has ample parking, including a five-story self-parking garage, with capacity for approximately 2,200 cars, and approximately 1,500 surface parking spaces for self and valet parking. The property includes a one-mile all-weather lighted thoroughbred racetrack and a 7/8-mile turf track. The property also includes 393 acres that are available for future expansion or development.

Hollywood Casino Lawrenceburg

        Hollywood Casino Lawrenceburg is located on the Ohio River in Lawrenceburg, Indiana, approximately 15 miles west of Cincinnati. The Hollywood-themed casino riverboat has 634,000 of property square footage with 2,399 slot machines, 74 table games and 19 poker tables. Hollywood Casino Lawrenceburg also includes a 295-room hotel, as well as a restaurant, a bar, a nightclub, a sports bar, two cafes and meeting space.

        The City of Lawrenceburg is currently constructing a hotel near our Hollywood Casino Lawrenceburg property. By contractual agreement with the City of Lawrenceburg, this hotel will ultimately be operated by a subsidiary of the Company upon completion of construction. The new hotel is currently slated to include 168 rooms and approximately 18,000 square feet of multipurpose space. The City of Lawrenceburg anticipates an opening date in the second quarter of 2014.

Hollywood Casino Toledo

        Hollywood Casino Toledo is located in Toledo, Ohio and opened on May 29, 2012. Hollywood Casino Toledo is a Hollywood-themed casino featuring 285,335 of property square footage with 2,045 slot machines, 60 table games and 20 poker tables. Hollywood Casino Toledo also includes multiple food and beverage outlets, an entertainment lounge, and structured and surface parking for approximately 3,300 spaces.

Hollywood Casino Columbus

        Hollywood Casino Columbus is located in Columbus, Ohio and opened on October 8, 2012. Hollywood Casino Columbus is a Hollywood-themed casino featuring 354,075 of property square footage with 2,514 slot machines, 79 table games and 30 poker tables. Hollywood Casino Columbus also includes multiple food and beverage outlets, an entertainment lounge, and structured and surface parking for 4,616 spaces.

Casino Rama

        Through CHC Casinos Canada Limited ("CHC Casinos"), our indirectly wholly-owned subsidiary, we manage Casino Rama, a full service gaming and entertainment facility, on behalf of the Ontario Lottery and Gaming Corporation ("OLGC"), an agency of the Province of Ontario. Casino Rama is located on the lands of the Rama First Nation, approximately 90 miles north of Toronto. The property has 864,047 of property square footage with 2,439 gaming machines, 105 table games and 12 poker tables. In addition, the property includes a 5,000-seat entertainment facility, a 289-room hotel and 3,642 surface parking spaces.

        The Development and Operating Agreement (the "Casino Rama Agreement") sets out the duties, rights and obligations of CHC Casinos and our indirectly wholly-owned subsidiary, CRC Holdings, Inc. The compensation under the Casino Rama Agreement is a base fee equal to 2.0% of gross revenues of the casino and an incentive fee equal to 5.0% of the casino's net operating profit.

        In August 2012, the Casino Rama Agreement was extended on a month-to-month basis with a 60-day notice period and, unless extended, would expire on September 30, 2014. The OLGC has announced plans to explore bids for new operating contracts and privatization plans in Ontario. As a result, there can be no assurance as to how long the OLGC will continue to engage us to manage the property.

East/Midwest Development Projects

Mahoning Valley and Dayton Raceway projects

        In June 2012, we announced that we had filed applications with the Ohio Lottery Commission for Video Lottery Sales Agent Licenses for Raceway Park and Beulah Park, and with the Ohio State Racing Commission for permission to relocate these racetracks in Toledo and Grove City to Dayton and Austintown (located in the Mahoning Valley), respectively. The Dayton facility, a standardbred track, will be located on 119 acres on the site of an abandoned Delphi Automotive plant near Wagner Ford and Needmore roads in North Dayton. The Austintown facility, which will be a thoroughbred track, will be located on 193 acres in Austintown's Centrepointe Business Park near the intersection of Interstate 80 and Ohio Route 46. The Dayton facility and the Austintown facility will feature approximately 1,000 and 850 video lottery terminals, respectively, as well as various restaurants, bars and other amenities. On May 1, 2013, the Company received approval from the Ohio Racing Commission for our relocation plans for each new racetrack and video lottery terminal facility and expects both to open in the second half of 2014. Additionally, as part of the Spin-Off, GLPI owns certain real estate assets associated with these projects and will be responsible for certain real estate related construction costs for the Austintown facility and Dayton facility.

Plainridge Park Casino

        On February 28, 2014, the Massachusetts Gaming Commission awarded us a Category Two slots-only gaming license for our planned $225 million (including licensing fees) Plainridge Park Casino in Plainville, Massachusetts. On March 14, 2014, the Company broke ground on the 106,000 square foot facility, which will feature live harness racing and simulcasting, along with 1,250 slot machines, various dining options, structured and surface parking, a 26,000 square foot grandstand, and a 13,000 square foot clubhouse. We expect Plainridge Park Casino to open in the second quarter of 2015.

West Properties

Zia Park Casino

        Zia Park Casino is located in Hobbs, New Mexico and includes a casino, as well as an adjoining racetrack. In total the property includes 109,067 of property square footage with 750 slot machines and two restaurants. The property has a one-mile quarter/thoroughbred racetrack, with live racing from September to December, and a year-round simulcast parlor. In September 2013, we commenced construction of a new hotel, budgeted at $26.2 million, which is expected to open in the fourth quarter of 2014 and will include 150 rooms, six suites, a board/meeting room, exercise/fitness facilities and a breakfast venue.

M Resort

        The M Resort, located approximately ten miles from the Las Vegas strip in Henderson, Nevada, is situated on over 90 acres on the southeast corner of Las Vegas Boulevard and St. Rose Parkway. The resort features 910,173 of property square footage with 1,480 slot machines and 48 table games. The M Resort also offers 390 guest rooms and suites, six restaurants and six destination bars, more than 60,000 square feet of meeting and conference space, a 4,700 space parking facility, a spa and fitness center and a 100,000 square foot events piazza.

West Development Project

Jamul Development Project

        Subject to final National Indian Gaming Commission approval, we and the Jamul Tribe had entered into definitive agreements (including management, development, branding and lending arrangements), to jointly develop a Hollywood Casino-branded casino and resort on the Jamul Tribe's trust land in San Diego County, California. The proposed facility is located approximately 20 miles east of downtown San Diego. The proposed $360 million development project will include a three-story gaming and entertainment facility of approximately 200,000 square feet featuring over 1,700 slot machines, 50 live table games, including poker, multiple restaurants, bars and lounges and a partially enclosed parking structure with over 1,900 spaces. In mid-January 2014, we announced the commencement of construction activities at the site and it is anticipated that the facility will open in early 2016. We may, under certain circumstances, provide backstop financing to the Jamul Tribe in connection with the project and, upon opening, we will manage the casino and resort.

Southern Plains Properties

Hollywood Casino Aurora

        Hollywood Casino Aurora, part of the Chicagoland market, is located in Aurora, Illinois, the second largest city in Illinois, approximately 35 miles west of Chicago. This single-level dockside casino provides 222,189 of property square footage with 1,157 slot machines, 21 gaming tables and 6 poker tables. The facility features a steakhouse with a private dining room, a VIP lounge for premium players, a casino bar with video poker, a buffet, and a deli. Hollywood Casino Aurora also has a surface parking lot, two parking garages with approximately 1,500 parking spaces, and a gift shop.

Hollywood Casino Joliet

        Hollywood Casino Joliet, part of the Chicagoland market, is located on the Des Plaines River in Joliet, Illinois, approximately 40 miles southwest of Chicago. This barge-based casino provides two levels with 1,177 slot machines, 23 table games and 4 poker tables. The land-based pavilion includes a steakhouse, a buffet, a deli, and a sports bar and entertainment lounge. The complex also includes a 100-room hotel, a 1,100 space parking garage, surface parking areas with approximately 1,500 spaces and an 80-space recreational vehicle park. In total, the facility includes 322,446 of property square footage.

Argosy Casino Alton

        Argosy Casino Alton is located on the Mississippi River in Alton, Illinois, approximately 20 miles northeast of downtown St. Louis. Argosy Casino Alton is a three-deck gaming facility featuring 241,762 of property square footage with 997 slot machines and 12 table games. Argosy Casino Alton includes an entertainment pavilion and features a 214-seat buffet, a restaurant, a deli and a 475-seat main showroom. The facility also includes surface parking areas with 1,341 spaces.

Argosy Casino Riverside

        Argosy Casino Riverside is located on the Missouri River, approximately five miles from downtown Kansas City in Riverside, Missouri. The property features 450,397 of property square footage with 1,526 slot machines and 31 table games. This Mediterranean-themed casino and hotel features a nine-story, 258-room hotel and spa, an entertainment facility featuring various food and beverage areas, including a buffet, a steakhouse, a deli, a coffee bar, a VIP lounge and a sports/entertainment lounge and 19,000 square feet of banquet/conference facilities. Argosy Casino Riverside also has parking for approximately 3,000 vehicles, including a 1,250 space parking garage.

Argosy Casino Sioux City

        Argosy Casino Sioux City is located on the Missouri River in downtown Sioux City, Iowa. The riverboat features 73,046 of property square footage with 705 slot machines, 16 table games and 4 poker tables. The casino is complemented by adjacent barge facilities featuring dining facilities, meeting space, and 524 parking spaces. In April 2014, the Iowa Racing and Gaming Commission ("IRGC") ruled that the Argosy Casino Sioux City must cease operations by July 1, 2014. On May 14, 2014, Iowa Gaming Company, LLC and Belle of Sioux City, L.P. (the holding companies of the Argosy Casino Sioux City) filed for bankruptcy under Chapter 11 of the federal bankruptcy code while seeking a stay of the IRGC's action. Nevertheless, there is no assurance that the facility will remain open past July 1, 2014.

Hollywood Casino Tunica

        Hollywood Casino Tunica is located in Tunica, Mississippi. This single-level property features 315,831 of property square footage with 1,112 slot machines, 24 table games and 6 poker tables. Hollywood Casino Tunica also has a 494-room hotel and 123-space recreational vehicle park. Entertainment amenities include a steakhouse, a buffet, a grill, an entertainment lounge, a premium players' club, a themed bar facility, an indoor pool and showroom as well as banquet and meeting facilities. In addition, Hollywood Casino Tunica offers surface parking with 1,635 spaces.

Hollywood Casino Bay St. Louis

        Hollywood Casino Bay St. Louis, which is located in Bay St. Louis, Mississippi, features 425,920 of property square footage with 1,149 slot machines, 20 table games, and 5 poker tables. The waterfront Hollywood Hotel features 291 rooms, a 10,000 square foot ballroom, and nine separate meeting rooms offering more than 14,000 square feet of meeting space. Hollywood Casino Bay St. Louis offers live concerts and various entertainment on weekends. The property also features The Bridges golf course, an 18-hole championship golf course. Hollywood Casino Bay St. Louis has various dining facilities including a steakhouse, a buffet, a casual dining room and a clubhouse lounge as well as an entertainment bar. Other amenities include a recreational vehicle park with 100 spaces and a gift shop.

Boomtown Biloxi

        Boomtown Biloxi is located in Biloxi, Mississippi and offers 134,800 of property square footage with 999 slot machines, 16 table games and 5 poker tables. It features a buffet, a steakhouse and a 24-hour grill and bakery. Boomtown Biloxi also has 1,450 surface parking spaces.

Hollywood Casino St. Louis

        Hollywood Casino St. Louis is located adjacent to the Missouri River in Maryland Heights, Missouri, directly off I-70 and approximately 22 miles northwest of downtown St. Louis, Missouri. The facility is situated on 248 acres along the Missouri River and features 645,270 of property square footage with 2,122 slot machines, 59 table games, 21 poker tables, a 502 guestroom hotel, nine dining and entertainment venues and structured and surface parking for approximately 4,600 spaces. At the end of 2013, we completed the transition of the property to our Hollywood Casino brand name.

Hollywood Casino at Kansas Speedway

        Hollywood Casino at Kansas Speedway, our 50% joint venture with International Speedway, is located in Kansas City, Kansas and opened on February 3, 2012. The facility features 244,791 of property square footage with 2,000 slot machines, 40 table games and 12 poker tables. Hollywood Casino at Kansas Speedway offers a variety of dining and entertainment facilities as well as has a 1,253 space parking structure.

Other Properties

Raceway Park

        Raceway Park features 58,000 of property square footage with a 5/8-mile standardbred race track located in Toledo, Ohio. The facility also features simulcast wagering and has theatre-style seating capacity for 1,977 and surface parking for 3,000 vehicles. As mentioned above, we are currently working on relocating the racetrack to Dayton, Ohio, and we plan to cease operations at the Toledo location on June 30, 2014.

Beulah Park

        We ceased operations at Beulah Park, a thoroughbred racing facility located in Grove City, Ohio, on May 3, 2014. As mentioned above, we are currently working on relocating the racetrack to Austintown, Ohio.

Rosecroft Raceway

        Rosecroft Raceway, located approximately 13 miles south of Washington, D.C., is situated on 125 acres just outside the Washington I-495 Beltway in Prince George's county. The Rosecroft facility features a 5/8-mile standardbred race track with a seven race paddock, a 53,000 square foot grandstand building, and a 96,000 square foot three story clubhouse building with dining facilities.

Sanford-Orlando Kennel Club

        Sanford-Orlando Kennel Club is a 1/4-mile greyhound facility located in Longwood, Florida. The facility has capacity for 6,500 patrons, with seating for 4,000 and surface parking for 2,500 vehicles. The facility conducts year-round greyhound racing and greyhound, thoroughbred, and harness racing simulcasts.

Sam Houston Race Park and Valley Race Park

        Our joint venture with MAXXAM owns and operates the Sam Houston Race Park in Houston, Texas and the Valley Race Park in Harlingen, Texas, and holds a license for a planned racetrack in Laredo, Texas. Sam Houston Race Park is located 15 miles northwest from downtown Houston along Beltway 8. Sam Houston Race Park hosts thoroughbred and quarter horse racing and offers daily simulcast operations, as well as hosts various special events, private parties and meetings, concerts and national touring festivals throughout the year. Valley Race Park features 118,216 of property square footage as a dog racing and simulcasting facility located in Harlingen, Texas.

Freehold Raceway

        Through our joint venture in Pennwood Racing, Inc. ("Pennwood"), we own 50% of Freehold Raceway, located in Freehold, New Jersey. The property features a half-mile standardbred race track and a 117,715 square foot grandstand.

Off-track Wagering Facilities

        Our off-track wagering facilities ("OTWs") and racetracks provide areas for viewing import simulcast races of thoroughbred and standardbred horse racing, televised sporting events, placing pari-mutuel wagers and dining. We operate three OTWs in Pennsylvania, and through our joint venture in Pennwood, we own 50% of a leased OTW in Toms River, New Jersey.

Spin-Off of Real Estate Assets through a Real Estate Investment Trust

        On November 15, 2012, we announced that we intended to pursue a plan to separate the majority of our operating assets and real property assets into two publicly traded companies, including an operating entity, Penn and, through a tax-free spin-off of our real estate assets to holders of our common and preferred stock, a newly formed publicly traded entity that intends to qualify as a real estate investment trust ("REIT"), GLPI.

        On November 1, 2013, Penn effected the Spin-Off by distributing one share of common stock of GLPI to the holders of Penn common stock and Series C Convertible Preferred Stock ("Series C Preferred Stock") for every share of Penn common stock and every 1/1000th of a share of Series C Preferred Stock that they held at the close of business on October 16, 2013, the record date for the Spin-Off. Additionally, Peter M. Carlino and the PMC Delaware Dynasty Trust dated September 25, 2013, a trust for the benefit of Mr. Carlino's children, also received additional shares of GLPI common stock, in exchange for shares of Penn common stock that they transferred to Penn immediately prior to the Spin-Off, and Mr. Carlino exchanged certain options to acquire Penn common stock for options to acquire GLPI common stock having the same aggregate intrinsic value. Penn engaged in these exchanges with Mr. Carlino and his related trust to ensure that each member of the Carlino family beneficially owns 9.9% or less of the outstanding shares of Penn common stock following the Spin-Off, so that GLPI can qualify to be taxed as a REIT for United States ("U.S.") federal income tax purposes.

        In addition, the Company contributed to GLPI through a series of internal corporate restructurings substantially all of the assets and liabilities associated with Penn's real property interests and real estate development business, as well as the assets and liabilities of Hollywood Casino Baton Rouge and Hollywood Casino Perryville, which are referred to as the "TRS Properties." As a result of the Spin-Off, GLPI owns substantially all of Penn's former real property assets and leases back most of those assets to Penn for use by its subsidiaries, under a "triple net" 15-year Master Lease agreement (the "Master Lease"), which includes four 5 year renewals, that are at Penn's option, and GLPI also owns and operates the TRS Properties through its Taxable REIT Subsidiaries ("TRS"). Penn continues to operate the leased gaming facilities, hold the associated gaming licenses and owns and operates other assets, including the Casino Rama casino management contract, the 50% joint venture interest in Hollywood Casino at Kansas Speedway, seven non-casino racetracks and gaming equipment. As a result of the Spin-Off, the Company's results for the year ended December 31, 2013 only include the TRS properties for the period January 1, 2013 through October 31, 2013.

        The Company received a private letter ruling from the Internal Revenue Service (the "IRS") relating to the tax treatment of the separation and the qualification of GLPI as a REIT. The private letter ruling is subject to certain qualifications and based on certain representations and statements made by the Company and certain of its shareholders. If such representations and statements are untrue or incomplete in any material respect (including as a result of a material change in the transaction or other relevant facts), the Company may not be able to rely on the private letter ruling. The Company has received opinions from outside counsel regarding certain aspects of the transaction that are not covered by the private letter ruling.

        Prior to the Spin-Off, we entered into a Separation and Distribution Agreement with GLPI (the "Separation and Distribution Agreement") setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of the Company and GLPI. The Company and GLPI or their respective subsidiaries, as applicable, also entered into a number of other agreements prior to the Spin-Off to provide a framework for the restructuring and for the relationships between GLPI and the Company.

        As a result of the Spin-Off, we currently lease back real property assets associated with 17 of our gaming and related facilities used in our operations from GLPI under the Master Lease (not including the two racinos currently under construction in Ohio). The rent structure under the Master Lease includes a fixed component, a portion of which is subject to an annual 2% escalator if certain rent coverage ratio thresholds are met, and a component that is based on the performance of the facilities, which is adjusted, subject to certain floors (i) every 5 years by an amount equal to 4% of the average change to net revenues of all facilities under the Master Lease (other than Hollywood Casino Columbus and Hollywood Casino Toledo) during the preceding five years, and (ii) monthly by an amount equal to 20% of the change in net revenues of Hollywood Casino Columbus and Hollywood Casino Toledo during the preceding month. In addition to rent, we are required to pay the following: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

        Upon the opening of the video lottery terminal facilities at our two racetracks in Ohio, which are expected to commence operations in the fall of 2014, the annual rental expense related to the Master Lease is anticipated to increase by approximately $19 million, which approximates ten percent of the real estate construction costs paid for by GLPI related to these facilities. We have entered into an amendment to the Master Lease that will reduce our annual rental expense by $6.2 million if and when the Sioux City property closes.

        At our option, the Master Lease may be extended for up to four five-year renewal terms beyond the initial 15-year term, on the same terms and conditions. If we elect to renew the term of the Master Lease, the renewal will be effective as to all, but not less than all, of the leased property then subject to the Master Lease, provided that the final renewal option shall only be exercisable with respect to certain of the barge-based facilities—i.e., facilities where barges serve as foundations upon which buildings are constructed to serve as gaming or related facilities or serve ancillary purposes such as access platforms or shear barges to protect a gaming facility from floating debris—following an independent third party expert's review of the total useful life of the applicable barge-based facility measured from the beginning of the initial term. If the final five-year renewal term would not cause the aggregate term to exceed 80% of the useful life of such facility, the facility shall be included in the five-year renewal. In the event that a five-year renewal of such facility would cause it to exceed 80% of the estimated useful life, such facility shall be included in the renewal for the period of time equal to but not exceeding 80% of the estimated useful life.

        We do not have the ability to terminate our obligations under the Master Lease prior to its expiration without GLPI's consent. If the Master Lease is terminated prior to its expiration other than with GLPI's consent, we may be liable for damages and incur charges such as continued payment of rent through the end of the lease term and maintenance costs for the leased property.

 The Exchange Offer

Old Notes	5.875% Senior Notes due 2021, which we issued on October 30, 2013. $300,000,000 aggregate principal amount of the old notes were issued under the indenture, dated as of October 30, 2013.
New Notes

5.875% Senior Notes due 2021, the issuance of which has been registered under the Securities Act. The form and the terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old notes described in the registration rights agreement do not apply to the new notes.

Exchange Offer for Notes

We are offering to issue up to $300,000,000 aggregate principal amount of new notes in exchange for a like principal amount of old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in a transaction consummated in reliance upon exemptions from registration provided by Rule 144A and Regulation S under the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on July 31, 2014, unless we extend or earlier terminate the exchange offer. By tendering your old notes, you represent to us that:
• you are neither our "affiliate," as defined in Rule 405 under the Securities Act, nor a broker-dealer tendering notes acquired directly from us for your own account;
• any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•

at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

•

if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes you receive; for further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution"; and

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the new notes.

Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on July 31, 2014, unless we extend or earlier terminate the exchange offer. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"), any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes" and "The Exchange Offer—Withdrawal Rights."

Conditions to the Exchange Offer

We are not required to accept for exchange or to issue new notes in exchange for any old notes, and we may terminate or amend the exchange offer, if any of the following events occur prior to the expiration of the exchange offer:

• the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;
• an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;
• we do not receive all the governmental approvals that we deem necessary to consummate the exchange offer; or
• there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

We may waive any of the above conditions in our reasonable discretion. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes

Unless you comply with the procedure described below under the caption "The Exchange Offer—Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•

tender your old notes by sending (i) the certificates for your old notes (in proper form for transfer), (ii) a properly completed and duly executed letter of transmittal and (iii) all other documents required by the letter of transmittal to Wells Fargo Bank, National Association, as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer—Exchange Agent"; or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, or an agent's message instead of the letter of transmittal, to the exchange agent. For a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Wells Fargo Bank, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer—Book-Entry Transfers." As used in this prospectus, the term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but:
• the old notes are not immediately available;
• time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or
• the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;
then you may tender old notes by following the procedures described below under the caption "The Exchange Offer—Guaranteed Delivery Procedures."
Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender them on your behalf. If you wish to tender such old notes in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Certain U.S. Federal Income Tax Considerations

The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "Certain U.S. Federal Income Tax Considerations" for more information regarding the United States federal income tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent

Wells Fargo Bank, National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption, "The Exchange Offer—Exchange Agent."

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the new notes in the ordinary course of your business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes; and
• you are neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for your own account.
If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of new notes:
• you cannot rely on the applicable interpretations of the staff of the SEC;
• you will not be entitled to tender your old notes in the exchange offer; and
• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
Broker-Dealers

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. See "Plan of Distribution" beginning on page 120 for more information.

Registration Rights Agreement for the Old Notes

When we issued the old notes on October 30, 2013, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to:

• file the exchange offer registration statement with the SEC on or prior to July 28, 2014;
• use reasonable best efforts to cause the exchange offer registration statement to be declared effective no later than September 25, 2014;

•

commence the exchange offer and use reasonable best efforts to issue on or prior to October 30, 2014, new notes in exchange for all old notes validly tendered (and not withdrawn) prior thereto in the exchange offer;

•

use reasonable best efforts to file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances; and

•

if we fail to meet our registration obligations under the registration rights agreement, we will pay additional interest at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such default, to be increased by an additional 0.25% per annum with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum additional interest rate of 0.5% per annum.

Consequences of Not Exchanging Old Notes

        If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not intend to register the old notes under the Securities Act, and holders of old notes that do not exchange old notes for new notes in the exchange offer will no longer have registration rights with respect to the old notes except in the limited circumstances provided in the registration rights agreement. Under some circumstances, as described in the registration rights agreement, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to use our reasonable best efforts to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by such holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

Summary Description of the New Notes

        The terms of the new notes and those of the old notes are substantially identical, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old notes described in the registration rights agreement do not apply to the new notes. For a more complete understanding of the new notes, see "Description of the New Notes" in this prospectus.

Issuer	Penn National Gaming, Inc.
Securities Offered	$300,000,000 principal amount of 5.875% senior notes due 2021.
Maturity	November 1, 2021.
Interest Rate	5.875% per year (calculated using a 360-day year).
Interest Payment Dates	May 1 and November 1.

Ranking

The new notes will be our senior unsecured obligations and will rank pari passu in right of payment with all of our senior indebtedness and senior in right of payment to all of our subordinated indebtedness, without giving effect to collateral arrangements. The new notes will be effectively subordinated to our secured indebtedness, including our credit facilities, to the extent of the value of the assets securing such indebtedness. As of March 31, 2014, we had $1,062.4 million of debt, including approximately $300.0 million representing the old notes and approximately $741.9 million outstanding under our credit facilities (including amounts under outstanding letters of credit) and an additional $477.9 million of borrowing capacity under our credit facilities.

In addition, because the new notes are not guaranteed by our subsidiaries, creditors of, and holders of any debt that is guaranteed by, our subsidiaries (including the subsidiaries that are guarantors of our credit facilities) have a prior claim, ahead of the new notes, on all of our subsidiaries' assets. The liabilities of our subsidiaries also include payables, deferred taxes, intercompany debt and other ordinary course liabilities, and our subsidiaries also guarantee our credit facilities.

Guarantees	The new notes will not be guaranteed, except in the event that we issue in the future certain subsidiary-guaranteed debt securities.
Optional Redemption

Prior to November 1, 2016, we may redeem some or all of the new notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date plus a "make-whole" premium as set forth under "Description of the New Notes—Redemption—Optional Redemption." We may also redeem some or all of the new notes at any time on or after November 1, 2016, at the redemption prices specified under the section "Description of the New Notes—Redemption—Optional Redemption—Optional Redemption On and After November 1, 2016."

Optional Redemption After Equity Offerings	At any time (which may be more than once) before November 1, 2016, we can choose to redeem outstanding new notes with money that we raise in one or more equity offerings, as long as:
• we pay 105.875% of the principal amount of the new notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date;
• we redeem the new notes within 180 days of completing the equity offering; and
• at least 60% of the aggregate principal amount of the new notes originally issued remains outstanding afterwards.

Redemption Based Upon Gaming Laws

The new notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See "Description of the New Notes—Redemption—Gaming Redemption."

Change of Control Offer

If we experience a change of control accompanied by a decline in the rating of the new notes, we must give holders of the new notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Asset Sale Proceeds

If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the new notes equal to the excess net cash proceeds. The purchase price of the new notes will be 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Certain Indenture Provisions	The indenture governing the new notes contains covenants limiting our (and most or all of our subsidiaries') ability to:
• incur additional debt and issue certain preferred stock;
• pay dividends or distributions on our capital stock or repurchase our capital stock;
• make certain investments;
• create liens on our assets to secure certain debt;
• enter into transactions with affiliates;
• merge or consolidate with another company;
• transfer and sell assets; and
• designate our subsidiaries as unrestricted subsidiaries.
These covenants are subject to a number of important and significant limitations, qualifications and exceptions.

In addition, most of these covenants will cease to apply to the new notes at such time as the new notes have investment grade ratings from both Moody's and Standard & Poor's. For more details, see "Description of the New Notes—Certain Covenants."

Risk Factors	Investing in the new notes involves substantial risks. See "Risk Factors" for a description of certain of the risks involved in investing the notes and tendering your old notes in the exchange offer.

 SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        The summary historical consolidated financial data set forth below as of and for each of the three years ended December 31, 2013 have been derived from our audited consolidated financial statements. The summary historical consolidated financial data as of and for the three months ended March 31, 2014 and 2013 has been derived from our unaudited consolidated financial statements. Financial and operating results for the three months ended March 31, 2014 and 2013 are not necessarily indicative of the results for the full year.

        The summary unaudited pro forma consolidated financial data has been derived from our unaudited pro forma statement of operations included herein and is subject to the assumptions and qualifications further described in our "Unaudited Pro Forma Statement of Operations." The summary unaudited pro forma consolidated financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Spin-Off and related transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated income statement data or other financial data as of any future date or for any future period.

        The information presented below is a summary only and should be read in conjunction with our "Unaudited Pro Forma Statement of Operations" included in this prospectus and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which are incorporated by reference into this prospectus.

				Three Months ended March 31,
	Year ended December 31,					Pro Forma Year ended December 31, 2013
	2011	2012(1)	2013(2)	2013	2014
	(in thousands)
Statement of Operations Data:
Net revenues	$2,742,257	$2,899,465	$2,918,754	$798,246	$641,080	$2,777,886
Income (loss) from operations	499,581	442,589	(771,972)	133,315	18,051	(1,027,534)
Interest expense	(99,564)	(81,440)	(97,092)	(27,924)	(11,295)	(42,738)
Income tax (benefit) provision	146,881	152,555	(121,538)	42,767	6,800	176,197
Net income (loss)	242,351	211,971	(794,339)	65,271	4,537	(879,229)
Other Financial Data:
Depreciation and amortization	211,476	245,348	298,326	77,071	47,366	217,323
Capital expenditures	293,081	472,985	199,913	62,703	37,041	164,642
Balance Sheet Data (as of end of period):
Total assets	4,606,346	5,644,057	2,183,991	5,565,576	2,253,440
Total debt	2,043,165	2,730,570	1,050,792	2,613,684	1,062,435

(1)
During the year ended December 31, 2012, we incurred non-deductible lobbying costs of $45.1 million associated with our unsuccessful efforts to oppose an expansion of gaming in the state of Maryland and transaction costs associated with the Spin-Off of $7.1 million.

(2)
Primarily as of result of the Spin-Off, we recorded pre-tax impairment charges of $1,058.4 million ($842.9 million, net of taxes) during the year ended December 31, 2013. In addition, as a result of a new gaming license being awarded for the development of an additional casino in Sioux City, Iowa to another applicant in April 2013, we recorded a pre-tax impairment charge of $71.8 million ($70.5 million, net of taxes) for Argosy Casino Sioux City during the year ended December 31, 2013. Additionally, in conjunction with the relocation of our two racetracks in Ohio, we recorded a pre-tax impairment charge of $2.2 million ($1.4 million, net of taxes) during the year ended December 31, 2013. Furthermore, for 2013, we incurred a $61.7 million loss on the early extinguishment of debt and transaction costs associated with the Spin-Off of $28.8 million.

RISK FACTORS

        You should carefully consider the risks and all the other information contained in, and incorporated by reference into, this prospectus before making a decision as to whether to exchange your old notes in the exchange offer.

Risks Related to Our Business

We face significant competition from other gaming and entertainment operations.

        The gaming industry is characterized by an increasingly high degree of competition among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming and other forms of gaming in the U.S. Furthermore, competition from internet lotteries, sweepstakes, and other internet wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home or in non-casino settings, could divert customers from our properties and thus adversely affect our business. Such internet wagering services are often illegal under federal law but operate from overseas locations, and are nevertheless sometimes accessible to domestic gamblers. Currently, there are proposals that would legalize internet poker and other varieties of internet gaming in a number of states and at the federal level. Several states, including Nevada, New Jersey and Delaware, have enacted legislation authorizing intrastate internet gaming and internet gaming operations have begun in these states. Expansion of internet gaming in other jurisdictions (both legal and illegal) could further compete with our traditional operations, which could have an adverse impact on our business and result of operations.

        In a broader sense, our gaming operations face competition from all manner of leisure and entertainment activities, including: shopping; athletic events; television and movies; concerts; and travel. Legalized gaming is currently permitted in various forms throughout the U.S., in several Canadian provinces and on various lands taken into trust for the benefit of certain Native Americans in the U.S. and Canada. Other jurisdictions, including states adjacent to states in which we currently have facilities (such as in Ohio and Maryland), have recently legalized and implemented gaming. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion or relocation of existing gaming operations. New, relocated or expanded operations by other persons could increase competition for our gaming operations and could have a material adverse impact on us.

        Gaming competition is intense in most of the markets where we operate. Recently, there has been additional significant competition in our markets as a result of the upgrading or expansion of facilities by existing market participants, the entrance of new gaming participants into a market or legislative changes. As competing properties and new markets are opened, our operating results may be negatively impacted. For example, a new casino which opened in March 2013 in Cincinnati, Ohio competes in the same market as our Lawrenceburg property; there is increased competition to our Charles Town property from the opening of the casino complex at the Arundel Mills mall in Anne Arundel, Maryland in June 2012 and its addition of table games in the spring of 2013; the expected openings of casinos in Baltimore, Maryland and in Prince George's County, Maryland are anticipated to compete with our Hollywood Casino at Charles Town Races; and a casino that opened in July 2011 in Des Plaines, Illinois negatively impacted our Hollywood Casino Aurora and Hollywood Casino Joliet properties. In addition, some of our direct competitors in certain markets may have superior facilities and/or operating conditions. We expect each existing or future market in which we participate to be highly competitive.

We may face disruption and other difficulties in integrating and managing facilities we have recently developed or acquired, or may develop or acquire in the future.

        We expect to continue pursuing expansion opportunities, and we regularly evaluate opportunities for acquisition and development of new properties, which evaluations may include discussions and the review of confidential information after the execution of nondisclosure agreements with potential acquisition candidates, some of which may be potentially significant in relation to our size.

        We could face significant challenges in managing and integrating our expanded or combined operations and any other properties we may develop or acquire, particularly in new competitive markets. The integration of properties we may develop or acquire will require the dedication of management resources that may temporarily divert attention from our day-to-day business. The process of integrating properties that we may acquire also could interrupt the activities of those businesses, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the development of new properties may involve construction, local opposition, regulatory, legal and competitive risks as well as the risks attendant to partnership deals on these development opportunities. In particular, in projects where we team up with a joint venture partner, if we cannot reach agreement with such partners, or our relationships otherwise deteriorate, we could face significant increased costs and delays. Local opposition can delay or increase the anticipated cost of a project. Finally, given the competitive nature of these types of limited license opportunities, litigation is possible.

        Management of new properties, especially in new geographic areas, may require that we increase our management resources. We cannot assure you that we will be able to manage the combined operations effectively or realize any of the anticipated benefits of our acquisitions. We also cannot assure you that if acquisitions are completed, that the acquired businesses will generate returns consistent with our expectations.

        Our ability to achieve our objectives in connection with any acquisition we may consummate may be highly dependent on, among other things, our ability to retain the senior level property management teams of such acquisition candidates. If, for any reason, we are unable to retain these management teams following such acquisitions or if we fail to attract new capable executives, our operations after consummation of such acquisitions could be materially adversely affected.

        The occurrence of some or all of the above described events could have a material adverse effect on our business, financial condition and results of operations.

We may face risks related to our ability to receive regulatory approvals required to complete, or other delays or impediments to completing certain of our acquisitions.

        Our growth is fueled, in part, by the acquisition of existing gaming, racing, and development properties. In addition to standard closing conditions, our acquisitions are often conditioned on the receipt of regulatory approvals and other hurdles that create uncertainty and could increase costs. Such delays could significantly reduce the benefits to us of such acquisitions and could have a material adverse effect on our business, financial condition and results of operations.

We face a number of challenges prior to opening new or upgraded gaming facilities.

        No assurance can be given that, when we endeavor to open new or upgraded gaming facilities, the expected timetables for opening such facilities will be met in light of the uncertainties inherent in the development of the regulatory framework, construction, the licensing process, legislative action and litigation. Delays in opening new or upgraded facilities could lead to increased costs and delays in receiving anticipated revenues with respect to such facilities and could have a material adverse effect on our business, financial condition and results of operations.

A deterioration of our relationship with the Jamul Indian Village (the "Jamul Tribe") could cause delay or termination of the proposed development project in San Diego County and prevent or significantly impede recovery of our investment therein or in any future development projects.

        Good personal and professional relationships with the Jamul Tribe and its officials are critical to our proposed gaming operations and activities in San Diego County, including our ability to obtain, develop, execute management agreements and maintain other agreements. As a sovereign nation, the Jamul Tribe establishes its own governmental systems under which tribal officials or bodies representing the Jamul Tribe may be replaced by appointment or election or become subject to policy changes. Replacements of tribal officials or administrations, changes in policies to which the Jamul Tribe are subject, or other factors that may lead to the deterioration of our relationship with the Jamul Tribe may lead to termination of our proposed management agreement with the Jamul Tribe, which may have an adverse effect on the future results of our operations.

        In addition, we have made, and may make, substantial loans to the Jamul Tribe for the construction, development, equipment and operations of the proposed development in San Diego County. Our only material recourse for collection of indebtedness from the Jamul Tribe or for money damages for breach or wrongful termination of a management, development, consulting or financing agreement is from revenues, if any, from casino operations.

We lease a substantial number of our properties and financial, operational, regulatory or other potential challenges of our lessor may adversely impair our operations.

        We lease a substantial number of the properties that we operate and manage from GLPI under the Master Lease. If GLPI has financial, operational, regulatory or other challenges there can be no assurance that GLPI will be able to comply with its obligations under its agreements with us. In addition, GLPI has certain funding commitments with respect to our current and future development projects. Failure on the part of GLPI to fulfill its commitments could have a material adverse effect on our business, financial condition and results of operations.

We are required to pay a significant portion of our cash flows as rent under the Master Lease, which could adversely affect our ability to fund our operations and growth and limit our ability to react to competitive and economic changes.

        We are required to pay more than half of our cash flow from operations to GLPI pursuant to and subject to the terms and conditions of the Master Lease. As a result of our significantly reduced cash flow, our ability to fund our own operations or development projects, raise capital, make acquisitions and otherwise respond to competitive and economic changes may be adversely affected. For example, our obligations under the Master Lease may:

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  make it more difficult for us to satisfy our obligations with respect to our indebtedness and to obtain additional indebtedness;

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  increase our vulnerability to general or regional adverse economic and industry conditions or a downturn in our business;

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  require us to dedicate a substantial portion of our cash flow from operations to making rent payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

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  restrict our ability to make acquisitions, divestitures and engage in other significant transactions.

        Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations.

Substantially all of our gaming and racing facilities are leased and could experience risks associated with leased property, including risks relating to lease termination, lease extensions, charges and our relationship with GLPI, which could have a material adverse effect on our business, financial position or results of operations.

        We lease 17 of the gaming and racing facilities we operate pursuant to the Master Lease (and will lease the two properties under development in Dayton, Ohio and Mahoning Valley, Ohio once completed). The Master Lease provides that GLPI may terminate the lease for a number of reasons, including, subject to applicable cure periods, the default in any payment of rent, taxes or other payment obligations or the breach of any other covenant or agreement in the lease. Termination of the Master Lease could result in a default under our debt agreements and could have a material adverse effect on our business, financial position or results of operations. Moreover, since as a lessee we do not completely control the land and improvements underlying our operations, GLPI as lessor could take certain actions to disrupt our rights in the facilities leased under the Master Lease which are beyond our control. If GLPI chose to disrupt our use either permanently or for a significant period of time, then the value of our assets could be impaired and our business and operations could be adversely affected. There can also be no assurance that we will be able to comply with our obligations under the Master Lease in the future.

        The Master Lease is commonly known as a triple-net lease. Accordingly, in addition to rent, we are required to pay among other things the following: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. We are responsible for incurring the costs described in the preceding sentence notwithstanding the fact that many of the benefits received in exchange for such costs shall in part accrue to GLPI as owner of the associated facilities. In addition, if some of our leased facilities should prove to be unprofitable, we could remain obligated for lease payments and other obligations under the Master Lease even if we decided to withdraw from those locations. We could incur special charges relating to the closing of such facilities including lease termination costs, impairment charges and other special charges that would reduce our net income and could have a material adverse effect on our business, financial condition and results of operations.

We may face reductions in discretionary consumer spending as a result of an economic downturn.

        Our net revenues are highly dependent upon the volume and spending levels of customers at properties we manage and as such our business has been adversely impacted by economic downturns. Decreases in discretionary consumer spending brought about by weakened general economic conditions such as, but not limited to, lackluster recoveries from recessions, high unemployment levels, higher income taxes, low levels of consumer confidence, weakness in the housing market, cultural and demographic changes, and increased stock market volatility may negatively impact our revenues and operating cash flow.

We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.

        From time to time, we are defendants in various lawsuits relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners and others in the ordinary course of business. As with all litigation, no assurance can be provided as to the outcome of these matters and, in general, litigation can be expensive and time consuming. We may not be successful in these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

We face extensive regulation from gaming and other regulatory authorities.

        Licensing requirements.    As managers of gaming and pari-mutuel wagering facilities, we are subject to extensive state, local and, in Canada, provincial regulation. State, local and provincial authorities require us and our subsidiaries to demonstrate suitability to obtain and retain various licenses and require that we have registrations, permits and approvals to conduct gaming operations. These regulatory authorities have broad discretion, and may, for any reason set forth in the applicable legislation, rules and regulations, limit, condition, suspend, fail to renew or revoke a license or registration to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries or prevent another person from owning an equity interest in us. Like all gaming operators in the jurisdictions in which we operate, we must periodically apply to renew our gaming licenses or registrations and have the suitability of certain of our directors, officers and employees approved. We cannot assure you that we will be able to obtain such renewals or approvals. Regulatory authorities have input into our operations, for instance, hours of operation, location or relocation of a facility, and numbers and types of machines. Regulators may also levy substantial fines against or seize our assets or the assets of our subsidiaries or the people involved in violating gaming laws or regulations. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

        We have demonstrated suitability to obtain and have obtained all governmental licenses, registrations, permits and approvals necessary for us to operate our existing gaming and pari-mutuel facilities. We can give no assurance you that we will be able to retain those existing licenses (for instance, in Iowa) or demonstrate suitability to obtain any new licenses, registrations, permits or approvals. In addition, the loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for a license in another jurisdiction. As we expand our gaming operations in our existing jurisdictions or to new areas, we may have to meet additional suitability requirements and obtain additional licenses, registrations, permits and approvals from gaming authorities in these jurisdictions. The approval process can be time-consuming and costly and we cannot be sure that we will be successful.

        Gaming authorities in the U.S. generally can require that any beneficial owner of our securities file an application for a finding of suitability. If a gaming authority requires a record or beneficial owner of our securities to file a suitability application, the owner must generally apply for a finding of suitability within 30 days or at an earlier time prescribed by the gaming authority. The gaming authority has the power to investigate such an owner's suitability and the owner must pay all costs of the investigation. If the owner is found unsuitable, then the owner may be required by law to dispose of our securities.

        In addition, our proposed development project with the Jamul Tribe near San Diego would be subject to the oversight of the National Indian Gaming Commission, which administers the Indian Gaming Regulatory Act of 1988 with respect to the terms and conditions of management contracts and the operation of casinos and all gaming on land held in trust for Native American tribes in the U.S.

        Potential changes in legislation and regulation of our operations.    Regulations governing the conduct of gaming activities and the obligations of gaming companies in any jurisdiction in which we have or in the future may have gaming operations are subject to change and could impose additional operating, financial or other burdens on the way we conduct our business.

        Moreover, legislation to prohibit, limit or add burdens to our business may be introduced in the future in states where gaming has been legalized. In addition, from time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations or which may otherwise adversely impact our operations in the jurisdictions in which we operate. Any expansion of gaming or restriction on or prohibition of our gaming operations or enactment of other adverse regulatory changes could have a material adverse effect on our operating results. For example, in October 2005, the Illinois House of Representatives voted to approve proposed legislation that would eliminate riverboat gambling. If the Illinois Senate had passed that bill, our business would have been materially impacted. Illinois also passed the Smoke Free Illinois Act which became effective January 1, 2008, and bans smoking in casinos. This smoking ban has adversely affected revenues and operating results at our Illinois properties. In Pennsylvania, we are currently permitted to allow smoking on only up to 50% of the gaming floor of our Grantville facility and smoking is banned in all other indoor areas. Additionally, on July 1, 2012, a state statute in Indiana became effective that imposes a state wide smoking ban in specified businesses, buildings, public places and other specified locations. The statute specifically exempts riverboat casinos, and all other gaming facilities in Indiana, from the smoking ban. However, the statute allows local government to enact a more restrictive smoking ban than the state statute and also leaves in place any more restrictive local legislation that exists as of the effective date of the statute. To date, our facility in Lawrenceburg, Indiana is not subject to any such local legislation. If additional smoking bans are enacted within jurisdictions where we operate or seek to do business, our business could be adversely affected. In addition, there are ongoing efforts to repeal the gaming legislation in Massachusetts, as well as litigation challenging the award of our Category Two license, either of which could have a material adverse effect on our development project in Plainville, Massachusetts.

        Taxation and fees.    We believe that the prospect of significant revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant revenue based taxes and fees in addition to normal federal, state, local and provincial income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal, state, local and provincial legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. In addition, worsening economic conditions could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes and/or property taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on our business, financial condition and results of operations. The large number of state and local governments with significant current or projected budget deficits makes it more likely that those governments that currently permit gaming will seek to fund such deficits with new or increased gaming taxes and/or property taxes, and worsening economic conditions could intensify those efforts. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our future financial results.

        Compliance with other laws.    We are also subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages. If we are not in compliance with these laws, it could have a material adverse effect on our business, financial condition and results of operations.

We have two properties that each generated approximately 10% or more of our net revenues.

        For the year ended December 31, 2013 and for the three months ended March 31, 2014, we had two facilities—one in Charles Town, West Virginia and one in Grantville, Pennsylvania—that each generated approximately 10% or more of our net revenues. Our ability to meet our operating and debt service requirements is dependent, in part, upon the continued success of these facilities. The operations at these facilities and any of our other facilities could be adversely affected by numerous factors, including those described in these "Risk Factors" as well as more specifically those described below:

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  risks related to local and regional economic and competitive conditions, such as a decline in the number of visitors to a facility, a downturn in the overall economy in the market, a decrease in consumer spending on gaming activities in the market or an increase in competition within and outside the state in which each property is located (for example, the effect on our Charles Town and, to a lesser extent, Grantville casinos due to the casino complex at the Arundel Mills mall in Anne Arundel, Maryland which opened on June 6, 2012 and added table games in the spring of 2013, and the expected openings of casinos in Baltimore, Maryland and Prince George's County, Maryland);

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  changes in local and state governmental laws and regulations (including changes in laws and regulations affecting gaming operations and taxes) applicable to a facility;

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  impeded access to a facility due to weather, road construction or closures of primary access routes;

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  work stoppages, organizing drives and other labor problems as well as issues arising in connection with agreements with horsemen and pari-mutuel clerks; and

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  the occurrence of natural disasters or other adverse regional weather trends.

        In addition, although to a lesser extent than our facilities in Charlestown, West Virginia and Grantville, Pennsylvania, we anticipate meaningful contributions from Hollywood Casino St. Louis and following the relocation of our two racetracks in Ohio, we will have four gaming facilities in the state of Ohio. Therefore, our results will be dependent on the regional economies and competitive landscapes at these locations as well.

We depend on our key personnel.

        We are highly dependent on the services of our executive management team and other members of our senior management team. Recently, in connection with the Spin-Off, we experienced some turnover, including the resignation of Peter M. Carlino from his position as our Chief Executive Officer (although he retained his position as Chairman of the Board), the resignation of William J. Clifford from his position as our Chief Financial Officer, and the resignation of Steven T. Snyder from his position as Senior Vice President-Corporate Development. Our ability to attract and retain key personnel is affected by the competitiveness of our compensation packages and the other terms and conditions of employment, our continued ability to compete effectively against other gaming companies and our growth prospects. The loss of the services of any members of our senior management team could have a material adverse effect on our business, financial condition and results of operations.

It is unclear what impact our new business structure, which has no precedent within the gaming industry, will have on our key business relationships and our ability to compete with other gaming operators.

        As a result of the completed Spin-Off, we were the first gaming operator that leases the majority of its properties from a single lessor under a master lease arrangement. As a result, it is difficult to predict whether and to what extent our relationship with GLPI, including any actual or perceived conflicts of interest on the part of our overlapping directors, will affect our relationships with suppliers, customers, regulators and our ability to compete with other gaming operators that are not subject to a master lease arrangement with a single lessor.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and compliance risks.

        Changing laws and regulations relating to corporate governance and public disclosure, including SEC regulations, generally accepted accounting principles, and NASDAQ Global Select Market rules, are creating uncertainty for companies. These changing laws and regulations are subject to varying interpretations in many cases due to their lack of specificity, recent issuance and/or lack of guidance. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. In addition, further regulation of financial institutions and public companies is possible. This could result in continuing uncertainty and higher costs regarding compliance matters. Due to our commitment to maintain high standards of compliance with laws and public disclosure, our efforts to comply with evolving laws, regulations and standards have resulted in and are likely to continue to result in increased general and administrative expense. In addition, we are subject to different parties' interpretation of our compliance with these new and changing laws and regulations. A failure to comply with any of these laws or regulations could have a materially adverse effect on us. For instance, if our gaming authorities, the SEC, our independent auditors or our shareholders and potential shareholders conclude that our compliance with the regulations is unsatisfactory, this may result in a negative public perception of us, subject us to increased regulatory scrutiny, monetary penalties or otherwise adversely affect us.

Inclement weather and other casualty events could seriously disrupt our business and have a material adverse effect on our financial condition and results of operations.

        The operations of our facilities are subject to disruptions or reduced patronage as a result of severe weather conditions, natural disasters and other casualty events. Because many of our gaming operations are located on or adjacent to bodies of water, these facilities are subject to risks in addition to those associated with land-based casinos, including loss of service due to casualty, forces of nature, mechanical failure, extended or extraordinary maintenance, flood, hurricane or other severe weather conditions. For example, in late August 2005, we closed Hollywood Casino Bay St. Louis in Bay St. Louis, Mississippi, Boomtown Biloxi in Biloxi, Mississippi and Hollywood Casino Baton Rouge in Baton Rouge, Louisiana in anticipation of Hurricane Katrina. Hollywood Casino Baton Rouge subsequently reopened on August 30, 2005. However, due to the extensive damage sustained, operations at Boomtown Biloxi and Hollywood Casino Bay St. Louis did not resume until June 29, 2006 and August 31, 2006, respectively. Many of our casinos operate in areas which are subject to periodic flooding that has caused us to experience decreased attendance and increased operating expenses. Any flood or other severe weather condition could lead to the loss of use of a casino facility for an extended period. For instance, Hollywood Casino Tunica was closed from May 1, 2011 to May 25, 2011 due to flooding. In terms of casualty events, on March 20, 2009, our Hollywood Casino Joliet was closed following a fire that started in the land-based pavilion at the facility. On June 25, 2009, the casino barge reopened with temporary land-based facilities, and we began construction of a new land-based pavilion, which opened in late December 2010. In addition, on May 31, 2013, Hollywood Casino St. Louis sustained minor damage as a result of a tornado and was forced to close for approximately fourteen hours. Most recently, we closed Hollywood Casino Toledo for three days in 2014 due to snow and extreme cold temperatures. Even if adverse weather conditions do not require the closure of our facilities, those conditions make it more difficult for our customers to reach our properties, which can have an adverse impact on our operations.

The extent to which we can recover under our insurance policies for damages sustained at our properties in the event of future inclement weather and other casualty events could adversely affect our business.

        We maintain significant property insurance, including business interruption coverage, for these and other properties. However, there can be no assurances that we will be fully or promptly compensated for losses at any of our facilities in the event of future inclement weather or casualty events.

Our gaming operations rely heavily on technology services and an uninterrupted supply of electrical power. Our security systems and all of our slot machines are controlled by computers and reliant on electrical power to operate.

        Any unscheduled disruption in our technology services or interruption in the supply of electrical power could result in an immediate, and possibly substantial, loss of revenues due to a shutdown of our gaming operations. Such interruptions may occur as a result of, for example, a failure of our information technology or related systems, catastrophic events or rolling blackouts. Our systems are also vulnerable to damage or interruption from earthquakes, floods, fires, telecommunication failures, terrorist attacks, computer viruses, computer denial-of-service attacks and similar events.

Our operations in certain jurisdictions depend on management agreements and/or leases with third parties and local governments.

        Our operations in several jurisdictions depend on land leases and/or management and development agreements with third parties and local governments. If we, or if GLPI in the case of leases pursuant to which we are the sub-lessee, are unable to renew these leases and agreements on satisfactory terms as they expire, our business may be disrupted and, in the event of disruptions in multiple jurisdictions, could have a material adverse effect on our financial condition and results of operations. For example, in Iowa, each gaming license is issued jointly to a gaming operator and a local charitable organization ("QSO"). The agreement between our gaming operator subsidiary in Iowa, Belle of Sioux City, L.P. ("Belle"), and its local QSO, Missouri River Historical Development, Inc. ("MRHD"), expired in early July 2012. An extension agreement with MRHD through March 2015 was signed by both parties; however, the validity of this agreement remains the subject of litigation. Furthermore, in April 2013, the IRGC awarded a new gaming license to operate a land based casino in Woodbury County to Sioux City Entertainment ("SCE") and SCE is currently constructing a Hard Rock branded casino. Belle challenged the denial of its gaming license renewal, however, the IRGC ruled in April 2014 that the Argosy Casino Sioux City must cease operations by July 1, 2014. On May 14, 2014, Iowa Gaming Company, LLC and Belle of Sioux City, L.P. (the holding companies of the Argosy Casino Sioux City) filed for bankruptcy under Chapter 11 of the federal bankruptcy code while seeking a stay of the IRGC's action. Nevertheless, there is no assurance that this facility will remain open past July 1, 2014.

        Similarly, in the Province of Ontario, through CHC Casinos, our indirectly wholly owned subsidiary, we manage Casino Rama, a full service gaming and entertainment facility, on behalf of the OLGC, an agency of the Province of Ontario. Our current management agreement for Casino Rama, which initially expired in July 2011, has been extended on a month-to-month basis going forward with a 60-day notice period and, unless extended, would expire on September 30, 2014. The OLGC has announced plans to explore bids and privatization plans in Ontario. As a result, no assurance can be given as to how long the OLGC will continue to engage us to manage the property.

We are subject to environmental laws and potential exposure to environmental liabilities.

        We are subject to various federal, state and local environmental laws and regulations that govern our operations, including emissions and discharges into the environment, and the handling and disposal of hazardous and non-hazardous substances and wastes. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities or restrictions. From time to time, we have incurred and are incurring costs and obligations for correcting environmental noncompliance matters. To date, none of these matters have had a material adverse effect on our business, financial condition or results of operations; however, there can be no assurance that such matters will not have such an effect in the future.

        We also are subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating contaminated soil or groundwater on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, as well as incur liability to third parties impacted by such contamination. The presence of contamination, or failure to remediate it properly, may adversely affect our ability to use, sell or rent property. Under our contractual arrangements with GLPI, including the Master Lease, we will generally be responsible for both past and future environmental liabilities associated with our gaming operations, notwithstanding ownership of the underlying real property having been transferred to GLPI. Furthermore, we are aware that there is or may have been soil or groundwater contamination at certain of our properties resulting from current or former operations. Additionally, certain of the gaming chips used at many gaming properties, including some of ours, have been found to contain some level of lead. Analysis by third parties has indicated the normal handling of the chips does not create a health hazard. We have disposed of a majority of these gaming chips. To date, none of these matters or other matters arising under environmental laws has had a material adverse effect on our business, financial condition, or results of operations; however, there can be no assurance that such matters will not have such an effect in the future.

The concentration and evolution of the slot machine manufacturing industry could impose additional costs on us.

        A majority of our revenues are attributable to slot machines and related systems operated by us at our gaming facilities. It is important, for competitive reasons, that we offer the most popular and up to date slot machine games with the latest technology to our customers.

        A substantial majority of the slot machines sold in the U.S. in recent years were manufactured by a few select companies, and there has been recent consolidation activity within the gaming equipment sector, including the recent acquisition of WMS Industries Inc. by Scientific Games Corporation, which closed in October 2013, and the recent acquisition of SHFL Entertainment, Inc. by Bally Technologies, Inc. which closed in November 2013.

        In recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participation lease arrangements in order to acquire the machines. Participation slot machine leasing arrangements typically require the payment of a fixed daily rental. Such agreements may also include a percentage payment of coin-in or net win. Generally, a participation lease is substantially more expensive over the long term than the cost to purchase a new machine.

        For competitive reasons, we may be forced to purchase new slot machines or enter into participation lease arrangements that are more expensive than our current costs associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participation lease costs, it could hurt our profitability.

We depend on agreements with our horsemen and pari-mutuel clerks.

        The Federal Interstate Horseracing Act of 1978, as amended, the West Virginia Race Horse Industry Reform Act and the Pennsylvania Racing Act require that, in order to simulcast races, we have certain agreements with the horse owners and trainers at our West Virginia and Pennsylvania racetracks. In addition, West Virginia requires applicants seeking to renew their gaming license to demonstrate they have an agreement regarding the proceeds of the gaming machines with a representative of a majority of the horse owners and trainers, a representative of a majority of the pari-mutuel clerks and a representative of a majority of the horse breeders.

        At Hollywood Casino at Charles Town Races, we have an agreement with the track's horse owners and trainers that expired on December 31, 2013 and has been extended on a month-to-month basis while negotiations are in progress. Hollywood Casino at Charles Town Races also has an agreement with the breeders that expires on June 30, 2014. Additionally, the pari-mutuel clerks at Charles Town are represented under a collective bargaining agreement with the West Virginia Union of Mutuel Clerks, which expired on December 31, 2010 and has been extended on a month-to-month basis while negotiations are in process.

        Our agreement with the Pennsylvania Thoroughbred Horsemen at Hollywood Casino at Penn National Race Course expires on January 31, 2016. We had a collective bargaining agreement with Local 137 of the Sports Arena Employees at Penn National Race Course with respect to on-track pari-mutuel clerks and admissions personnel which expired on December 31, 2011. In August 2012, Local 137 of the Sports Arena Employees announced that they entered into a "voluntary supervision" agreement with their international union, Laborers' International Union of North America ("LIUNA") Local 108. We also had an agreement in place with Local 137 of the Sports Arena Employees with respect to pari-mutuel clerks and admission personnel at our OTWs that expired on August 31, 2013. In February 2014, a new agreement with LIUNA Local 108 for on-track and OTWs bargaining units was ratified for three years.

        Our agreement with the Maine Harness Horsemen Association at Bangor Raceway continues through the conclusion of the 2015 racing season. We have an agreement with the Ohio Harness Horsemen Association at Raceway Park that expired on December 31, 2013 but are still in effect until new agreements are negotiated. Rosecroft Raceway entered into agreements with the Cloverleaf Standardbred Owners Association ("CSOA") and Maryland Standardbred Breeder's Association ("MSBA") as of July 5, 2011. CSOA's agreement has been extended through December 31, 2014, with extensions through December 31, 2016 at the sole discretion of Rosecroft Raceway. The MSBA agreement has been extended through December 31, 2014. Additionally, Rosecroft Raceway has entered into agreements with the United Food and Commercial Workers Union ("UFCW") Local 27 and the Seafarers Entertainment and Allied Trade Union ("SEATU") for certain bargaining positions at the racetrack. The UFCW Local 27 agreement expires on November 14, 2014 and the SEATU agreement expires on November 30, 2020.

        If we fail to present evidence of an agreement with the horsemen at a track, we will not be permitted to conduct live racing and export and import simulcasting at that track and OTWs and, in West Virginia, our video lottery license may not be renewed. In addition, our simulcasting agreements are subject to the horsemen's approval. If we fail to renew or modify existing agreements on satisfactory terms, this failure could have a material adverse effect on our business, financial condition and results of operations.

Work stoppages, organizing drives and other labor problems could negatively impact our future profits.

        Some of our employees are currently represented by labor unions. A lengthy strike or other work stoppages at any of our casino properties or construction projects could have an adverse effect on our business and results of operations. Given the large number of employees, labor unions are making a concerted effort to recruit more employees in the gaming industry. In addition, organized labor may benefit from new legislation or legal interpretations by the current presidential administration. Particularly, in light of current support for changes to federal and state labor laws, we cannot provide any assurance that we will not experience additional and more successful union organization activity in the future.

Our information technology and other systems are subject to cyber security risk including misappropriation of customer information or other breaches of information security.

        We rely on information technology and other systems to maintain and transmit customer's personal and financial information, credit card settlements, credit card funds transmissions, mailing lists and reservations information. We have taken steps designed to safeguard our customers' confidential personal information and have implemented systems designed to meet all requirements of the Payment Card Industry standards for data protection. However, our information and processes are subject to the ever-changing threat of compromised security, in the form of a risk of potential breach, system failure, computer virus, or unauthorized or fraudulent use by customers, company employees, or employees of third party vendors. The steps we take to deter and mitigate these risks may not be successful, and any resulting compromise or loss of data or systems could adversely impact, operations or regulatory compliance and could result in remedial expenses, fines, litigation, and loss of reputation, potentially impacting our financial results.

Risks Related to the Spin-Off

If the Spin-Off, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, we could be subject to significant tax liabilities.

        We have received a private letter ruling (the "IRS Ruling") from the IRS substantially to the effect that, among other things, the Spin-Off, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). The IRS Ruling does not address certain requirements for tax-free treatment of the Spin-Off under Section 355, and we received from our tax advisors a tax opinion substantially to the effect that, with respect to such requirements on which the IRS will not rule, such requirements will be satisfied. The IRS Ruling, and the tax opinions that we received from our tax advisors, relied on and will rely on, among other things, certain representations, assumptions and undertakings, including those relating to the past and future conduct of GLPI's business, and the IRS Ruling and the opinions would not be valid if such representations, assumptions and undertakings were incorrect in any material respect.

        Notwithstanding the IRS Ruling and the tax opinions, the IRS could determine the Spin-Off should be treated as a taxable transaction for U.S. federal income tax purposes if it determines any of the representations, assumptions or undertakings that were included in the request for the IRS Ruling are false or have been violated or if it disagrees with the conclusions in the opinions that are not covered by the IRS Ruling.

        If the Spin-Off fails to qualify for tax-free treatment, in general, we would be subject to tax as if we had sold the GLPI common stock in a taxable sale for its fair market value.

        Under the tax matters agreement that GLPI entered into with us, GLPI generally is required to indemnify us against any tax resulting from the Spin-Off to the extent that such tax resulted from (1) an acquisition of all or a portion of the equity securities or assets of GLPI, whether by merger or otherwise, (2) other actions or failures to act by GLPI, or (3) any of GLPI's representations or undertakings being incorrect or violated. GLPI's indemnification obligations to Penn and its subsidiaries, officers and directors will not be limited by any maximum amount. If GLPI is required to indemnify Penn or such other persons under the circumstance set forth in the tax matters agreement, GLPI may be subject to substantial liabilities and there can be no assurance that GLPI will be able to satisfy such indemnification obligations.

Our historical and pro forma financial information included in this prospectus may not be a reliable indicator of future results.

        The historical financial statements and pro forma financial statements included in this prospectus may not reflect what our business, financial position or results of operations will be in the future. In connection with the Spin-Off, significant changes have occurred in our cost structure, financing and business operations as a result of our operation as a stand-alone company separate from GLPI and our entering into transactions with GLPI and its subsidiaries that have not existed historically, including the Master Lease.

        The pro forma financial information included in this prospectus was prepared on the basis of assumptions derived from available information that we believed to be reasonable. However, these assumptions may change or may be incorrect, and actual results may differ, perhaps significantly. The anticipated benefits of the Spin-Off may not be realized fully and may take longer to realize than expected and we may experience transition difficulties. For additional information about the basis of presentation of the financial information included in this prospectus, see "Summary Historical and Pro Forma Consolidated Data," "Unaudited Pro Forma Statement of Operations" and the financial statements incorporated by reference in this prospectus.

Peter M. Carlino, our Chairman, and David A. Handler, one of our directors, may have actual or potential conflicts of interest because of their positions at GLPI.

        Peter M. Carlino serves as our Chairman and as the Chairman and Chief Executive Officer of GLPI. In addition, David A. Handler, one of our directors, is also a director of GLPI. While we have procedures in place to address such situations, these overlapping positions could create, or appear to create, potential conflicts of interest when our or GLPI's management and directors pursue the same corporate opportunities, such as greenfield development opportunities or potential acquisition targets, or face decisions that could have different implications for us and GLPI. Further, potential conflicts of interest could arise in connection with the resolution of any dispute between us and GLPI (or its subsidiaries) regarding the terms of the agreements governing the separation and the relationship, such as pursuant to the Master Lease, thereafter between us and GLPI. Potential conflicts of interest could also arise if we and GLPI enter into any commercial arrangements with each other in the future.

The Spin-Off could give rise to disputes or other unfavorable effects, which could have a material adverse effect on our business, financial position or results of operations.

        Disputes with third parties could arise out of the Spin-Off, and we could experience unfavorable reactions to the Spin-Off from employees, shareholders, lenders, ratings agencies, regulators or other interested parties. These disputes and reactions of third parties could lead to additional legal proceedings being instituted against us and those lawsuits could result in settlements or liability for damages which could have a material adverse effect on our business, financial position or results of operations. In addition, disputes between us and GLPI and its subsidiaries could arise in connection with any of the agreements that we entered into with GLPI in connection with the Spin-Off, including the Master Lease, the Separation and Distribution Agreement, a tax matters agreement, a transition services agreement or other agreements.

In connection with the Spin-Off, GLPI agreed to indemnify us for certain liabilities. However, there can be no assurance that these indemnities will be sufficient to insure us against the full amount of such liabilities, or that GLPI's ability to satisfy its indemnification obligation will not be impaired in the future.

        Pursuant to the Separation and Distribution Agreement, GLPI has agreed to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that GLPI agreed to retain, and there can be no assurance that GLPI will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from GLPI any amounts for which we are held liable, we may be temporarily required to bear these losses while seeking recovery from GLPI.

A court could deem the distribution in the Spin-Off to be a fraudulent conveyance and void the transaction or impose substantial liabilities upon us.

        If the transaction is challenged by a third party, a court could deem the distribution of GLPI common shares or certain internal restructuring transactions undertaken by us in connection with the Spin-Off to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Among other things, the court could require our shareholders to return to us some or all of the shares of our common stock issued in the distribution or require us to fund liabilities of other companies involved in the restructuring transactions for the benefit of creditors. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the laws of the applicable jurisdiction.

If we and GLPI are treated by the IRS as being under common control, both we and GLPI could experience adverse tax consequences.

        If we and GLPI are treated by the IRS as being under common control, the IRS will be authorized to reallocate income and deductions between us and GLPI to reflect arm's length terms. If the IRS were to successfully establish that rents paid by us to GLPI are excessive, (1) we would be denied a deduction for the excessive portion and (2) we would be subject to a penalty on the portion deemed excessive, each of which could have a material adverse effect on our business, financial position or results of operations. In addition, our shareholders would be deemed to have received a distribution that was then contributed to the capital of GLPI.

Risks Related to this Offering and the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other indebtedness.

        We have a significant amount of indebtedness. As of March 31, 2014, we had $1,062.4 million of debt, including approximately $300.0 million representing the notes and approximately $741.9 million outstanding under our credit facilities (including amounts under outstanding letters of credit), and an additional $477.9 million of borrowing capacity under our credit facilities and we had total shareholders' equity of $778.1 million.

        Our substantial indebtedness could have important consequences to our financial health. For example, it could:

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  make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness;

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  increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

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  require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  place us at a competitive disadvantage compared to our competitors that are not as highly leveraged;

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  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

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  result in an event of default if we fail to satisfy our obligations under the notes or our other indebtedness or fail to comply with the financial and other restrictive covenants contained in the indenture governing the notes or our other debt instruments, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on any of our assets securing such debt.

        Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations. The terms of the debt incurred in connection with the Spin-Off do not, and any future debt may not, fully prohibit us from incurring additional debt, including debt related to facilities we develop or acquire. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Our indebtedness imposes restrictive covenants on us that could limit our operations and lead to events of default if we do not comply with those covenants.

        Our credit facilities require us, among other obligations, to maintain specified financial ratios and to satisfy certain financial tests, including interest coverage, senior secured net leverage and total net leverage ratios. In addition, our credit facilities restrict, among other things, our ability to incur additional indebtedness, incur guarantee obligations, repay certain other indebtedness or amend debt instruments, pay dividends, create liens on our assets, make investments, make acquisitions, engage in mergers or consolidations, engage in certain transactions with subsidiaries and affiliates or otherwise restrict corporate activities. In addition, the indenture governing the notes restricts, among other things, our ability to incur additional indebtedness (excluding certain indebtedness under our credit facilities), issue certain preferred stock, pay dividends or distributions on our capital stock or repurchase our capital stock, make certain investments, create liens on our assets to secure certain debt, enter into transactions with affiliates, merge or consolidate with another company, transfer and sell assets and designate our subsidiaries as unrestricted subsidiaries. A failure to comply with the restrictions in the indenture governing the notes could lead to an event of default under the indenture that could result in an acceleration of such indebtedness. Such an acceleration would likely constitute an event of default under our other indebtedness, including our credit facilities, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on any of our assets securing such debt.

To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities in amounts sufficient to enable us to fund our liquidity needs, including with respect to the notes and our other indebtedness. We also may incur indebtedness related to facilities we develop or acquire prior to generating cash flow from those facilities. If those facilities do not provide us with cash flow to service that indebtedness, we will need to rely on cash flow from our other properties, which would increase our leverage. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. As we are required to, or expected to be required to, satisfy amortization requirements under our credit facilities or as other debt matures, we may also need to raise funds to refinance all or a portion of our debt. We cannot assure you that we will be able to refinance any of our debt, including our credit facilities or the notes, on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service or refinance the notes and to service, extend or refinance our other debt, including our credit facilities, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

The notes are unsecured. Therefore, our secured creditors (including the lenders under our credit facilities) would have a prior claim, ahead of the notes, on our assets.

        The notes are unsecured. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our secured debt, including the lenders under our credit facilities, will be entitled to be paid in full from our assets securing that secured debt before any payment may be made with respect to the notes. As of March 31, 2014, we had approximately $741.9 million of secured debt outstanding under our credit facilities (including amounts under outstanding letters of credit) and an additional $477.9 million of borrowing capacity under our credit facilities. In addition, if we fail to meet our payment or other obligations under our secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the notes. As a result you may lose a portion of or the entire value of your investment in the notes.

We are a holding company and the notes are not guaranteed by any of our subsidiaries. As a result, the creditors of our subsidiaries have a prior claim, ahead of the notes, on all of our subsidiaries' assets.

        We have no direct operations and no significant assets other than ownership of the stock of our subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments of principal and interest on the notes.

        Since none of our subsidiaries guarantee the notes, creditors of our subsidiaries (including lenders under our credit facilities in the case of subsidiaries that are guarantors of our credit facilities) have a prior claim, ahead of the holders of notes, on the assets of those subsidiaries. The liabilities of our subsidiaries also include payables, deferred taxes, intercompany debt and other ordinary course liabilities, and our subsidiaries also guarantee our credit facilities. In addition, our subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, holders of indebtedness and trade creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of our subsidiaries before any assets are made available for distribution to us. Accordingly, there may be insufficient funds to satisfy claims of noteholders.

        Legal and contractual restrictions in agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may further limit our ability to obtain cash from our subsidiaries. In addition, the earnings of our subsidiaries, covenants contained in our and our subsidiaries' debt agreements (including our credit facilities and the notes), covenants contained in other agreements to which we or our subsidiaries are or may become subject, business and tax considerations, and applicable law, including laws regarding the payment of dividends and distributions, may further restrict the ability of our subsidiaries to make distributions to us. We cannot assure you that our subsidiaries will be able to provide us with sufficient dividends, distributions or loans to fund the interest and principal payments on the notes when due.

Our debt agreements give us flexibility to undertake certain transactions which could be adverse to the interests of holders of the notes, including making restricted payments and incurring additional indebtedness ranking pari passu with the notes, including secured indebtedness.

        Notwithstanding the restrictive covenants described above in our debt agreements, the terms of our credit facilities and indenture give us flexibility to undertake certain transactions which could be adverse to the interests of holders of the notes.

        For example, the provisions contained or to be contained in the agreements relating to our indebtedness, including the notes, limit but do not prohibit our ability to incur additional indebtedness senior to or pari passu with the notes, and the amount of indebtedness that we could incur could be substantial and could be used to finance acquisitions or to assume debt in connection with an acquisition. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, including additional indebtedness under our credit facilities and additional notes. Much of this additional indebtedness could constitute secured or senior indebtedness. In addition, any of our or our subsidiaries' existing indebtedness could be guaranteed in the future by our subsidiaries or could be further secured. If we incur any secured indebtedness, the holders of that secured indebtedness will be entitled to be paid in full from the assets securing that indebtedness before any payment may be made with respect to the notes. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of these notes in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceedings. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we now face, including those described above, could intensify. See "Description of the New Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture relating to the notes or the terms of our other indebtedness. In addition, under certain circumstances, we may be permitted to use the proceeds from debt to effect merger payments in compliance with the indenture.

        Upon the occurrence of a change of control accompanied by a decline in the rating of the notes, a default could occur in respect of our credit facilities, and we will be required to make an offer to purchase all outstanding notes. If such a change of control triggering event were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the notes tendered by the holders or such other indebtedness. In addition, under the indenture for the notes, if we satisfy certain leverage and/or ratings criteria, we are permitted to engage in a merger constituting or resulting in a change of control and to use the proceeds of indebtedness that we may incur under the indenture to make payments that would otherwise constitute a restricted payment. Such events will permit us to increase our leverage for purposes of paying or guaranteeing indebtedness used to finance merger consideration for our equity holders, which might not otherwise be permitted under the indenture. See "Description of the New Notes—Repurchase at the Option of Holders" and "Description of the New Notes—Certain Covenants—Restricted Payments."

        Our credit facilities contain, and the indenture for the notes contains and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If such a change of control triggering event occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute a default under the terms of the indenture governing the notes and any other indebtedness that we may enter into from time to time with similar provisions.

You may be required to sell your notes if any gaming authority finds you unsuitable to hold them or otherwise requires us to redeem or repurchase the notes from you.

        In the event that any of the applicable regulatory agencies or authorities require you, as a holder of the notes, to be licensed, qualified or found suitable under applicable gaming or racing laws, and you fail to do so, if required, we will have the right, at our option, to redeem or repurchase your notes. There can be no assurance that we will have sufficient funds or otherwise will be able to repurchase any or all of your notes. See "Description of the New Notes—Redemption—Gaming Redemption."

Illiquidity and an absence of a public market for the new notes could cause purchasers of the notes to be unable to resell the notes.

        The new notes constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes on any automated dealer quotation system. An active trading market for the new notes may not develop or, if such market develops, it could be very illiquid.

        Holders of the new notes may experience difficulty in reselling, or an inability to sell, the new notes. If no active trading market develops, the market price and liquidity of the new notes may be adversely affected, and you may not be able to resell your new notes at their fair market value, at the initial offering price or at all. If a market for the new notes develops, any such market may be discontinued at any time. If a trading market develops for the new notes, future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, liquidity of the issue, the market for similar securities and other factors, including our financial condition and prospects and the financial condition and prospects for companies in our industry.

Changes in our credit rating could adversely affect the market price or liquidity of the notes.

        Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our ratings could have an adverse effect on the price of the notes.

If on any future date the notes are rated investment grade by both Moody's and Standard & Poor's, many of the restrictive covenants contained in the indenture will be terminated.

        If the notes are rated investment grade by both Moody's and Standard & Poor's and at such time no event of default under the indenture governing the notes has occurred and is continuing, many of the covenants in the indenture governing the notes will terminate and will not go back into effect at any time. These covenants restrict, among other things, our ability to make restricted payments, incur indebtedness, pay dividends and to enter into certain other transaction as well as obligate us to offer to repurchase the notes following certain asset sales. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See "Description of the New Notes—Certain Covenants."

Risks Relating to the Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offer.

        If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act.

        In addition, we have the right, pursuant to the registration rights agreement related to the old notes, to suspend the use of the registration statement in certain circumstances. In the event of such a suspension you would not be able to sell the new notes under the registration statement.

        Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of old notes. As old notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding old notes will decrease. This decrease could reduce the liquidity of the trading market for the old notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding old notes following the exchange offer.

        For further information regarding the consequences of not tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Certain U.S. Federal Income Tax Considerations."

You must comply with the exchange offer procedures to receive new notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

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  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, New York, New York as a depository, including an agent's message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

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  a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal; and

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  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the necessary documents to be timely received by the exchange agent. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but that we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        In addition, a broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus meeting the requirements of the Securities Act when it sells new notes it receives in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement that was executed in connection with the sale of the old notes. We will not receive any proceeds from the exchange offer. You will receive, in exchange for the old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and will not result in any increase in our outstanding debt. Any tendered but unaccepted old notes will be returned to you and will remain outstanding.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively, and for the three months ended March 31, 2014:

						For the Three Months Ended March 31, 2014
	For the Year Ended December 31,
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges(1)	—	1.18	3.85	4.65	—	1.18

(1)
For the purpose of computing the ratio of earnings to fixed charges, "earnings" is the amount resulting from adding: (a) income from continuing operations before income taxes and minority interests; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and then subtracting the sum of: (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. "Fixed charges" is the amount equal to the sum of: (a) interest expense, including amounts capitalized; (b) amortized premiums, discounts and capitalized expenses related to indebtedness; (c) write-off of premiums, discounts and capitalized expenses related to indebtedness; (d) the interest factor in rental expense, and (d) preference security dividend requirements of consolidated subsidiaries. Our earnings were inadequate to cover our fixed charges by $331,433 and $903,205 for the years ended December 31, 2009 and 2013, respectively, due to non-cash impairment charges.

 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

        The following unaudited pro forma statement of operations (the "Pro Forma Statement of Operations") has been developed by applying pro forma adjustments to illustrate the estimated pro forma effects of the Spin-Off and related transactions to the historical audited consolidated income statement of Penn and its subsidiaries for the year ended December 31, 2013, which is incorporated by reference into this prospectus.

        The unaudited pro forma statement of operations for the year ended December 31, 2013 presents our consolidated results of operations giving pro forma effect to the Spin-Off as if it had occurred on January 1, 2013.

        The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the Pro Forma Statement of Operations. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances.

        This Pro Forma Statement of Operations has been made solely for illustrative purposes. The actual results reported in periods following the Spin-Off may differ significantly from those reflected in this Pro Forma Statement of Operations for a number of reasons, including inaccuracy of the assumptions used to prepare this Pro Forma Statement of Operations. This Pro Forma Statement of Operations assumes the contribution to GLPI of all of the transferred real property as of the dates described above and, in addition, no adjustments have been made to the Pro Forma Statement of Operations for certain nonrecurring items related to the Spin-Off and related transactions. As a result, the Pro Forma Statement of Operations does not purport to be indicative of what the results of operations would have been had the Spin-Off and related transactions been completed on the date referred to above. Please read "Risk Factors" and "Forward-Looking Statements" elsewhere in this prospectus for a discussion of matters that could cause our actual results to differ materially from those contained in this Pro Forma Statement of Operations.

PENN UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2013
(in thousands, except per share data)

	Historical Penn	Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc.	Pro Forma Adjustments		Pro Forma PNG
Revenues
Gaming	$2,615,169	(135,568)			$2,479,601
Food, beverage and other	461,048	(10,480)	—		450,568
Management service fee	13,176	—	—		13,176

Revenues	3,089,393	(146,048)	—		2,943,345
Less promotional allowances	(170,639)	5,180			(165,459)

Net revenues	2,918,754	(140,868)	—		2,777,886

Operating expenses
Gaming	1,318,546	(76,031)			1,242,515
Food, beverage and other	345,345	(9,065)			336,280
General and administrative	526,482	(20,367)	(8,283)	A	460,314
			(6,344)	B
			(28,817)	C
			(2,357)	D
Rental expense related to Master Lease	69,502		346,961	E	416,463
Depreciation and amortization	298,326	(11,892)	(69,111)	F	217,323
Impairment losses	1,132,417	—			1,132,417
Insurance recoveries, net of deductible charges	108	—	—		108

Total operating expenses	3,690,726	(117,355)	232,049		3,805,420

(Loss) from operations	(771,972)	(23,513)	(232,049)		(1,027,534)

Other income (expenses)
Interest expense	(97,092)	—	97,092	G	(42,738)
			(36,950)	H
			(5,788)	I
Interest income	1,387	(1)	—		1,386
Gain (loss) from unconsolidated affiliates	9,657	—	—		9,657
Loss on early extinguishment of debt	(61,660)	—	61,660	J	—
Other	3,803	4,203	(4,203)	K	3,803

Total other expenses	(143,905)	4,202	111,811		(27,892)

Income from operations before income taxes	(915,877)	(19,311)	(120,238)		(1,055,426)
Taxes on income	(121,538)	(7,766)	(46,893)	L	(176,197)

Net (loss)	(794,339)	(11,545)	(73,345)		(879,229)
Earnings (loss) per common share attributable to the shareholders of Penn National Gaming, Inc. and Subsidiaries:
Basic earnings per common share	$(10.17)				$(11.52)
Diluted earnings per common share	$(10.17)				$(11.52)
Weighted average number of common and common equivalent shares o/s
Basic	78,111		(1,806)	M	76,305
Diluted	78,111		(1,806)	M	76,305

See accompanying notes to Pro Forma Statement of Operations.

Notes to Pro Forma Statement of Operations:

A	—	Remove compensation costs (deferred compensation, salaries, payroll taxes, other employee benefits, RSUs and SAR's. etc.) associated with three executives who were named to GLPI's executive team.
B	—	Remove stock based compensation charges associated with three executives who were named to GLPI's executive team.
C	—	Remove transaction costs associated with the Spin-Off
D	—	Remove expenses associated with land lease payments that will be assumed by GLPI subsequent to the Spin-Off.
E	—	Record rent expense by Penn under the Master Lease with GLPI.
F	—	Removes depreciation expense associated with property transferred to GLPI.
G	—	Removes historical interest expense of Penn.
H	—	Interest expense associated with new indebtedness.
I	—	Amortization of debt issuance costs.
J	—	Remove loss on early extinguishment of debt repaid in connection with the Spin-Off and related transactions.
K	—	Remove intercompany management fee charged to Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc.
L	—	Tax effect of adjustments above at effective rate of 39% based on statutory rates in effect for the period.
M	—	Impact of non-pro rata distribution related to Peter Carlino common shares.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

        On the terms and subject to the conditions set forth in this prospectus, we will accept for exchange old notes that are validly tendered prior to the expiration date and not validly withdrawn as permitted below. When we refer to the term expiration date, we mean 5:00 p.m., New York City time, July 31, 2014. We may, however, extend the period of time that the exchange offer is open or earlier terminate the exchange offer. If we extend the exchange offer, the term expiration date means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $300,000,000 aggregate principal amount of old notes are outstanding, representing the aggregate principal amount of old notes issued under the indenture, dated as of October 30, 2013. We are sending this prospectus, together with the letter of transmittal, to all holders of old notes known to us on the date of this prospectus.

        We expressly reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving written notice of an extension to the holders of the old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

        We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any old notes, upon the occurrence of any of the conditions to the exchange offer specified under "—Conditions to the Exchange Offer." In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

        Your tender to us of old notes as set forth below and our acceptance of old notes will constitute a binding agreement between us and you on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at the address set forth below under "—Exchange Agent" prior to the expiration date. In addition:

  •
  certificates for old notes must be received by the exchange agent prior to the expiration date, along with the letter of transmittal, or

  •
  a timely confirmation of a book-entry transfer (a "book-entry confirmation") of old notes, if this procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described beginning on page 49 must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent's message in place of the letter of transmittal, or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

        The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an Eligible Institution (as defined below).

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an "Eligible Institution" in this prospectus). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

        We will use our reasonable judgment to make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our or our counsel's reasonable judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either at or before the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        By tendering old notes, you represent to us that, among other things:

  •
  the holder is neither our "affiliate," as defined in Rule 405 under the Securities Act, nor a broker-dealer tendering notes acquired directly from us for its own account;

  •
  any new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder; and

  •
  at the time of commencement of the exchange offer, neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act.

        In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that such holder is not engaged in and does not intend to engage in a distribution, as defined in the Securities Act, of the new notes.

        If you are our "affiliate," as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

  •
  cannot rely on the applicable interpretations of the staff of the SEC;

  •
  will not be entitled to tender your old notes in the exchange offer; and

  •
  must comply with the registration requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

        Furthermore, any broker-dealer that acquired any of its old notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

  •
  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. See "Plan of Distribution."

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes validly tendered and not validly withdrawn prior to the expiration date, unless we terminate the exchange offer. We will issue the new notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each old note accepted for exchange will receive a new note in a principal amount equal to that of the surrendered old notes. The new notes will bear interest from the most recent date to which interest has been paid on the old notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

        In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of:

  •
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof; and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

        For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program ("ATOP") procedures to tender old notes. Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

        If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

  •
  prior to the expiration date, the exchange agent receives from an Eligible Institution a notice of guaranteed delivery, substantially in the form we provide, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth under "—Exchange Agent." This notice must specify:

  •
  the name of the person having tendered the old notes to be withdrawn;

  •
  the old notes to be withdrawn, including the principal amount of such old notes; and

  •
  where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We will use our reasonable judgment to make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to the expiration of the exchange offer:

  •
  the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

  •
  an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

  •
  we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or

  •
  there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

        The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any such old notes, if at such time any stop order by the SEC is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part, or the indenture is no longer qualified under the Trust Indenture Act.

Exchange Agent

        Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Wells Fargo Bank, National Association, Exchange Agent
By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only:
WELLS FARGO BANK N.A.	WELLS FARGO BANK N.A.	WELLS FARGO BANK N.A.
Corporate Trust Operations	Corporate Trust Operations	12th Floor-Northstar East Building
MAC N9303-121	MAC N9303-121	Corporate Trust Operations
PO Box 1517	Sixth & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55479
By Facsimile (for Eligible Institutions only):		For Information or Confirmation by Telephone:
(612) 667-6282		(800) 344-5128

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        The principal solicitation is being made by mail by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs of the exchange offer will be expensed as incurred.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

        The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and holders should consult their own legal advisors with respect to those matters.

        If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your old notes. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Holders of old notes that do not exchange old notes for new notes in the exchange offer will no longer have any registration rights with respect to their old notes (except in the case of the initial purchasers and participating broker-dealers as provided in the registration rights agreement).

        Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our "affiliates" as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the new notes:

  •
  will not be able to rely on the interpretation of the SEC's staff;

  •
  will not be able to tender its old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

        We do not intend to seek our own interpretation regarding the exchange offer, and there can be no assurance that the SEC's staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities.

DESCRIPTION OF THE NEW NOTES

        You can find the definitions of certain capitalized terms used in this section under the subheading "—Certain Definitions." In this description, "Penn National," "we," "us" or "our" refers only to Penn National Gaming, Inc. and not to any of its subsidiaries.

        Penn National will issue the new notes under the indenture, dated October 30, 2013, between itself and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). References to the "notes" include both the new notes and any old notes that remain outstanding following completion of the exchange offer.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because the indenture, and not this description, defines your rights as Holders of the notes. The indenture has been filed as an exhibit to Penn National's Current Report on Form 8-K, filed with the SEC on November 4, 2013, and a copy is available from Penn National upon request. See "Where You Can Find More Information." Certain defined terms used in this description but not defined below under the caption "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture. Any old notes that remain outstanding after the exchange offer, together with the new notes issued in connection with this exchange offer, will be treated as a single class of securities under the indenture.

Brief Description of the Notes

        The notes:

  •
  are general senior unsecured obligations of Penn National;

  •
  are pari passu in right of payment with all senior Indebtedness of Penn National, without giving effect to collateral arrangements;

  •
  are effectively subordinated in right of payment to all secured Indebtedness of Penn National, including borrowings under the Credit Agreement, to the extent of the value of the assets securing such Indebtedness;

  •
  are senior in right of payment to all senior subordinated or subordinated Indebtedness of Penn National; and

  •
  are structurally subordinated to all liabilities of any Subsidiary of Penn National.

        As of March 31, 2014, Penn National and its Subsidiaries had total consolidated Indebtedness of approximately $1,062.4 million, including approximately $741.9 million of secured Indebtedness outstanding under the Credit Agreement (in each case, including amounts under outstanding letters of credit) and an additional $477.9 million of borrowing capacity under the Credit Agreement. The indenture permits Penn National and its subsidiaries to incur substantial additional Indebtedness, including secured Indebtedness.

        All of our Subsidiaries other than the Existing Unrestricted Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture.

Principal, Maturity and Interest

        Subject to Penn National's compliance with the covenant described below under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Penn National may issue notes under the indenture in an unlimited aggregate principal amount. Penn National will issue notes in denominations of $2,000 and integral multiples of $1,000. The notes will mature on November 1, 2021. Any old notes that remain outstanding after this exchange offer, the new notes issued in this exchange offer and any Additional Notes will be treated as a single class for all purposes under the indenture. Any Additional Notes will be substantially identical in all respects to the notes, except that Additional Notes may have different issuance prices, will have different issuance dates and may have different CUSIP numbers and Additional Notes may have redemption provisions conditioned on any particular transaction, and, as a result, may not be fungible with or treated as the same issue as the notes for United States federal income tax purposes. Unless the context otherwise requires, for all purposes of the indenture and this "Description of the New Notes," references to the notes include any Additional Notes actually issued.

        Interest on the notes will accrue at the rate of 5.875% per annum and will be payable semi-annually in arrears on May 1 and November 1. Penn National will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15.

        The new notes will accrue interest from the most recent date to which interest has been paid on the old notes. If your old notes are tendered and accepted for exchange, you will receive interest on the new notes and not on the old notes. Any old notes not tendered or not accepted for exchange will remain outstanding and continue to accrue interest according to their terms. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder of at least $1,000,000 in principal amount of the notes has given wire transfer instructions to Penn National, Penn National will pay all principal, interest and premium on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Penn National elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. Penn National may change the paying agent or registrar without prior notice to the Holders of the notes, and Penn National or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Penn National is not required to transfer or exchange any note selected for redemption. Also, Penn National is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption.

Redemption

Optional Redemption

  Optional Redemption Prior To November 1, 2016

        At any time prior to November 1, 2016, Penn National may redeem the notes for cash at its option, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the present value at such redemption date of (x) the redemption price of the note at November 1, 2016 (such redemption price being set forth in the table appearing below under the caption "—Optional Redemption On and After November 1, 2016") plus (y) all required interest payments due on the note through November 1, 2016 (excluding accrued but unpaid interest to, but not including, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, together in either case with accrued and unpaid interest, if any, to, but not including, the redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by Penn National as having a maturity comparable to the remaining term of the notes (as if the final maturity of the notes was November 1, 2016) that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes (as if the final maturity of the notes was November 1, 2016).

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if Penn National obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Penn National, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Penn National by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business date preceding such redemption date.

        "Reference Treasury Dealer" means any primary U.S. government securities dealer in the City of New York (a "Primary Treasury Dealer") selected by Penn National.

  Optional Redemption with Proceeds of Equity Offerings

        At any time prior to November 1, 2016, Penn National may on any one or more occasions redeem notes issued under the indenture at a redemption price of 105.875% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

  (1)
  at least 60% of the aggregate principal amount of notes originally issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Penn National and its Subsidiaries); and

  (2)
  the redemption occurs within 180 days after the date of the closing of such Equity Offering.

  Optional Redemption On and After November 1, 2016

        Except as described above, the notes will not be redeemable at Penn National's option prior to November 1, 2016. On and after November 1, 2016, Penn National may redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2016	104.406%
2017	102.938%
2018	101.469%
2019 and thereafter	100.000%

Gaming Redemption

        In addition to the foregoing, if any Gaming Authority requires that a Holder or Beneficial Owner of notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such Holder or Beneficial Owner:

  (1)
  fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

  (2)
  is denied such license or qualification or not found suitable,

or if any Gaming Authority otherwise requires that notes from any Holder or Beneficial Owner be redeemed, subject to applicable Gaming Laws Penn National shall have the right, at its option:

  (i)
  to require any such Holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

  (ii)
  to call for the redemption of the notes of such Holder or Beneficial Owner at a redemption price equal to the least of:

  (A)
  the principal amount thereof, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority,

  (B)
  the price at which such Holder or Beneficial Owner acquired the notes, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or

  (C)
  such other lesser amount as may be required by any Gaming Authority.

        Penn National shall notify the trustee in writing of any such redemption as soon as practicable. The Holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

No Mandatory Redemption

        Penn National is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate and in accordance with DTC procedures; provided that any redemption pursuant to "Optional Redemption with Proceeds of Equity Offerings" shall be effected on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures) unless such method is otherwise prohibited or is not practicable.

        No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or in the case of global notes, given pursuant to applicable DTC procedures) at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that (a) redemption notices may be mailed or given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes (whether by covenant or legal defeasance) or a satisfaction and discharge of the indenture and (b) redemption notices may be mailed or given less than 30 or more than 60 days prior to a redemption date if so required by any applicable Gaming Authority in connection with a redemption described above under the caption "—Gaming Redemption."

        In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at Penn National's discretion, be subject to one or more conditions precedent, including any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in Penn National's discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by Penn National in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by Penn National in its sole discretion) by the redemption date, or by the redemption date so delayed.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption (subject to satisfaction of any applicable conditions precedent). Unless we default in the payment of the redemption price, on and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

        Subject to applicable securities laws, Penn National or its affiliates may at any time and from time to time purchase notes or other Indebtedness. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as Penn National or any such affiliates may determine.

Repurchase at the Option of Holders

Change of Control and Rating Decline

        If a Change of Control Triggering Event occurs, each Holder of notes will have the right to require Penn National to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder's notes pursuant to an offer by Penn National (a "Change of Control Offer") on the terms set forth in the indenture, except to the extent Penn National has previously elected to redeem notes as described under "—Redemption—Optional Redemption." In the Change of Control Offer, Penn National will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase (the "Change of Control Payment"). Within 30 days following the occurrence of a Change of Control Triggering Event, Penn National will mail a notice to each Holder describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control Triggering Event, and offering to repurchase notes on the date (the "Change of Control Payment Date") specified in the notice, which date will be no earlier than 30 days and no later than 60 days after the date such notice is mailed (or in the case of global notes, given pursuant to applicable DTC procedures), pursuant to the procedures required by the indenture and described in such notice. Penn National will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Penn National will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, Penn National will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officer's certificate stating the aggregate principal amount of notes or portions of notes being purchased by Penn National.

        The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

        The provisions described above that require Penn National to make a Change of Control Offer following the occurrence of a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the Holders of the notes to require that Penn National repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Penn National will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Penn National and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of an anticipated Change of Control Triggering Event, conditional upon such Change of Control Triggering Event.

        If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Penn National, or any third party making a Change of Control Offer in lieu of Penn National as described above, purchases all of the notes validly tendered and not withdrawn by such holders, Penn National or such third party will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including the date of redemption.

        The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Penn National and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Penn National to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Penn National and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The Credit Agreement and the Master Lease will provide that certain change of control events with respect to Penn National would constitute a default under the Credit Agreement or the Master Lease, respectively. Any future credit agreements or other agreements to which Penn National becomes a party may contain similar provisions. In the event a Change of Control Triggering Event occurs at a time when Penn National is prohibited from purchasing notes, Penn National could seek the consent of its lenders or other counterparties to the purchase of notes or could attempt to refinance the borrowings, as applicable, that contain such prohibition. If Penn National does not obtain such a consent or repay such borrowings, as applicable, Penn National will remain prohibited from purchasing notes. In such case, Penn National's failure to purchase tendered notes would constitute a default under the indenture which could, in turn, constitute a default under such other Indebtedness.

Asset Sales

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Penn National (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received in the Asset Sale by Penn National or such Restricted Subsidiary is in the form of (x) cash or Cash Equivalents or (y) Permitted Business Assets; provided, however, that for purposes of this clause (2), each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on Penn National's or such Restricted Subsidiary's most recent balance sheet, of Penn National or such Restricted Subsidiary (other than liabilities of

      Penn National that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets (including in the case of a sale of a Subsidiary, Indebtedness of such Subsidiary so long as Penn National and its Restricted Subsidiaries are not guarantors of or co-obligors on such Indebtedness following such Asset Sale);

    (b)
    any securities, notes or other obligations or assets received by Penn National or such Restricted Subsidiary from such transferee that within 180 days after the consummation of such Asset Sale, subject to ordinary settlement periods, are converted by Penn National or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

    (c)
    any Designated Non-Cash Consideration received by Penn National or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed $100.0 million at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

        Within 450 days after the receipt of any Net Proceeds from an Asset Sale, Penn National or any of its Restricted Subsidiaries may apply an amount equal to those Net Proceeds at its option:

  (1)
  to repay Indebtedness under the Credit Agreement (or other Indebtedness of Penn National secured by a Lien) or Indebtedness of any Restricted Subsidiary;

  (2)
  (x) to prepay, repay, redeem or purchase notes, including (I) as provided under "—Optional Redemption," (II) by making an offer (in accordance with the procedures set forth below for a Note Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, to but not including the date of such purchase or (III) through open market purchases; or (y) to prepay, repay, redeem or purchase pari passu Indebtedness at a price of no more than 100% of the principal amount of such pari passu Indebtedness plus accrued and unpaid interest to but not including the date of such prepayment, repayment, redemption or purchase; provided further that, to the extent Penn National or such Restricted Subsidiary redeems, repays or repurchases pari passu Indebtedness pursuant to this clause (y), Penn National shall equally and ratably reduce (or offer to reduce) obligations under the notes as provided in the immediately preceding clause (x);

  (3)
  to improve real property or make capital expenditures;

  (4)
  to invest in or acquire Permitted Business Assets;

  (5)
  to enter into binding commitment to take any of the actions described in the foregoing clauses (1) through (4), and take such action within 12 months after the date of such commitment; or

  (6)
  any combination of the foregoing clauses (1) through (5).

        Pending the final application of any Net Proceeds, Penn National may temporarily reduce revolving credit borrowings or otherwise invest or utilize the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds

$25.0 million, Penn National will make either the offers set forth in clause (a) or the offer set forth in clause (b), the choice of offer to be determined by Penn National in its sole discretion:

  (a)
  Penn National will make an offer (an "Asset Sale Offer") to all Holders of notes (the "Note Asset Sale Offer"), and an offer to all holders of any other Indebtedness that is pari passu with the notes (the "Pari Passu Asset Sale Offer") containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase, on a pro rata basis (with Excess Proceeds prorated between the Holders of notes and such holders of pari passu Indebtedness based upon the respective outstanding aggregate principal amounts (or accreted value, as applicable) on the date the Note Asset Sale Offer and the Pari Passu Asset Sale Offer, respectively, are made), the maximum principal amount of the notes and the maximum principal amount (or accreted value, as applicable) of such other pari passu Indebtedness that may be purchased out of the respective pro rata amounts of Excess Proceeds. To the extent that the aggregate principal amount of notes or the aggregate principal amount (or accreted value, if applicable) of such pari passu Indebtedness tendered into the Note Asset Sale Offer and the Pari Passu Asset Sale Offer, respectively, is less than the principal amount of notes or the principal amount (or accreted value, if applicable) of such pari passu Indebtedness offered to be purchased in the Note Asset Sale Offer or the Pari Passu Asset Sale Offer, respectively, Penn National and its Restricted Subsidiaries may use those remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture.

  (b)
  Penn National will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem or repay with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. If any Excess Proceeds remain after consummation of such Asset Sale Offer, Penn National may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture.

        If, in the case of clause (a) above, the aggregate principal amount of notes or the aggregate principal amount (or accreted value, if applicable) of such pari passu Indebtedness tendered into such Note Asset Sale Offer or Pari Passu Asset Sale Offer, respectively, exceeds the respective pro rata amounts of Excess Proceeds, or, in the case of clause (b), the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes to be repurchased shall be selected in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed but are in global form, then by lot or otherwise in accordance with the procedures of DTC or, if the notes are not listed and not in global form on a pro rata basis, by lot or by such other method as the trustee will deem to be fair and appropriate, and Penn National shall select pari passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered notes and pari passu Indebtedness.

        The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase (the "Asset Sale Payment Date"), and will be payable in cash. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        If any non-cash consideration received by Penn National or any of its Restricted Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition, at the time of such conversion or disposition, shall be subject to the provisions of this covenant (subject to the proviso of the definition of "Asset Sale").

        Penn National will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Penn National will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

        The Credit Agreement will contain restrictions on Penn National's ability to purchase notes with Asset Sale proceeds. Any future credit agreements or other agreements may contain similar restrictions. In the event an Asset Sale occurs at a time when Penn National is prohibited from purchasing notes, Penn National could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Penn National does not obtain such a consent or repay such borrowings, Penn National will remain prohibited from purchasing notes. In such case, Penn National's failure to purchase tendered notes would constitute a default under the indenture which could, in turn, constitute a default under such other Indebtedness.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the indenture.

        If on any date following the Issue Date: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture, then beginning on that date and continuing at all times thereafter regardless of any subsequent changes in the ratings of the notes or the occurrence of any Default or Event of Default, Penn National and its Subsidiaries will not be subject to the following provisions of the indenture (collectively, the "Terminated Covenants" and, such event, the "Covenant Termination Event"):

  (a)
  "—Certain Covenants—Restricted Payments";

  (b)
  "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (c)
  "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries";

  (d)
  clause (4) of the first paragraph of "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (e)
  "—Certain Covenants—Transactions with Affiliates";

  (f)
  "—Certain Covenants—Business Activities"; and

  (g)
  "—Repurchase at the Option of Holders—Asset Sales."

        Upon and following a Covenant Termination Event, no Default or Event of Default or breach of any kind will be deemed to have occurred or exist under the indenture or the notes with respect to the Terminated Covenants based on, and none of Penn National or any of its Subsidiaries shall bear any liability for, any actions taken or failed to be taken, or any events occurring, upon and following a Covenant Termination Event, regardless of whether such actions, failure to act or event would have been permitted if the applicable Terminated Covenants remained in effect.

        There can be no assurance that the notes will ever achieve or maintain any Investment Grade Rating.

Restricted Payments

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (A)
  declare or pay any dividend or make any other distribution on account of Penn National's or any of its Restricted Subsidiaries' Equity Interests (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Penn National or (y) to Penn National or a Restricted Subsidiary of Penn National);

  (B)
  purchase, redeem or otherwise acquire or retire for value (x) any Equity Interests of Penn National (other than Disqualified Stock within 365 days of the Stated Maturity of such Disqualified Stock) or (y) any preferred stock of a Restricted Subsidiary of Penn National (other than within 365 days of the Stated Maturity thereof), in the case of each of clauses (x) and (y), other than any such Equity Interests or preferred stock held by Penn National or a Restricted Subsidiary of Penn National;

  (C)
  make any payment of principal on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Penn National that is subordinated in right of payment to the notes (except a payment within 365 days of the Stated Maturity thereof and other than Indebtedness permitted under clause (6) of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"); or

  (D)
  make any Restricted Investment

(all such payments and other actions set forth in these clauses (A) through (D) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

  (2)
  Penn National would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Penn National and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by the next succeeding paragraph (other than clause (1) thereof)), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of Penn National for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately following the Issue Date to the end of Penn National's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of (x) the aggregate net cash proceeds received by Penn National since the Issue Date (i) as a contribution to its common equity capital, or (ii) from the issue or sale of other Equity Interests of Penn National (other than Disqualified Stock), or (iii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Penn National, in each case in this clause (iii), that have been converted into or exchanged for such Equity Interests (other than Equity Interests

      (or Disqualified Stock or debt securities) sold to a Subsidiary of Penn National), and (y) the purchase price of any Permitted Business Assets or other assets acquired in exchange for the issue or sale of Equity Interests of Penn National (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Penn National that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Penn National) following the date of the indenture, plus

    (c)
    to the extent that any Restricted Investment (including to designate a Subsidiary as an Unrestricted Subsidiary) that was made after the Issue Date and was included in the calculation of Restricted Payments made under the indenture:

    (x)
    is sold for cash or otherwise liquidated or repaid for cash, in whole or in part (including through the sale of capital stock or other securities of an Unrestricted Subsidiary other than to Penn National or any of its Restricted Subsidiaries), or

    (y)
    is repurchased or redeemed by any person (other than Penn National or any of its Restricted Subsidiaries) or results in, or is otherwise returned or reduced by, the payment of principal, interest, dividends or distributions, or repayments of loans or advances, or other transfers of assets, or the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by Penn National or any of its Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligations guaranteed by Penn National or any of its Restricted Subsidiaries, including any Investment Guarantee), or any payments under management contracts or services agreements,

      100% of the aggregate reduction of or return with respect to, and all other payments, and the fair market value of assets other than cash, received with respect to, such Restricted Investment, plus

    (d)
    to the extent that any Restricted Investment was made after the Issue Date in an entity that subsequently becomes a Restricted Subsidiary (other than through the redesignation of an Unrestricted Subsidiary to which clause (e) below shall apply) and such Restricted Investment remains outstanding, the aggregate amount of such Restricted Investment, plus

    (e)
    to the extent that any Unrestricted Subsidiary of Penn National is redesignated as a Restricted Subsidiary in compliance with the covenant "—Designation of Restricted and Unrestricted Subsidiaries," or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Penn National or a Restricted Subsidiary, in each case after the Issue Date, the fair market value of Penn National's and its Restricted Subsidiaries' Investment in such Subsidiary (directly or indirectly) as of the date of such redesignation, merger, consolidation, amalgamation, transfer or conveyance or liquidation.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as applicable, if at the date of declaration or giving of the redemption notice, as the case may be, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

  (2)
  the redemption, repurchase, retirement, defeasance (whether by covenant or legal defeasance) or other acquisition of any Indebtedness of Penn National that is subordinated to the notes or of any Equity Interests of Penn National in exchange for, or by conversion into, or out of the net cash proceeds of the sale (other than to a Restricted Subsidiary of Penn National) of, Equity Interests of Penn National (other than Disqualified Stock) or of any Person that is or becomes, substantially concurrently with such transaction, a holding company of Penn National; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  (x) the defeasance (whether by covenant or legal defeasance), redemption, repurchase or other acquisition of Indebtedness of Penn National that is subordinated to the notes with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness, or (y) the redemption, repurchase or other acquisition of Disqualified Stock of Penn National with the net cash proceeds from an issuance of, or in exchange for, Permitted Refinancing Indebtedness constituting Disqualified Stock;

  (4)
  the payment of any dividend by a Restricted Subsidiary of Penn National to the holders of its Equity Interests (other than preferred stock) on a pro rata basis;

  (5)
  redemptions, repurchases or repayments of Indebtedness or Equity Interests of Penn National or any of its Subsidiaries to the extent required by any Gaming Authority having jurisdiction over Penn National or any Restricted Subsidiary or deemed necessary by the Board of Directors of Penn National in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority, or as required under "—Redemption—Gaming Redemption" above;

  (6)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Penn National or any Restricted Subsidiary of Penn National held by any member of Penn National's (or any of its Restricted Subsidiaries') present or former management or any officer, director, employee or consultant (or family members, spouses or former spouses, heirs of, estates of or trusts formed by such persons) upon the death, disability, retirement or termination of employment of such member of management or such officer, director, employee or consultant or pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any fiscal year, and provided, further, that any amounts not used in any fiscal year may be carried forward for up to two succeeding fiscal year periods until used; provided further that such amount in any calendar year may be increased by an amount not to exceed the amounts in clauses (a) and (b) below (to the extent that such amounts have not been used to make a Restricted Payment in a previous calendar year pursuant to this clause (6) or, in the case of clause (a), clause (3)(b) of the preceding paragraph):

  (a)
  the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Penn National or any Restricted Subsidiary of Penn National to members of management, officers, directors, employees or consultants of Penn National or any of its Restricted Subsidiaries that occurred after the Issue Date; provided that the amount of any such cash proceeds that are utilized pursuant to this clause (6) will be excluded from clause (3)(b) of the preceding paragraph; plus

  (b)
  the cash proceeds of key man life insurance policies received by Penn National or any of its Restricted Subsidiaries after the Issue Date;

    provided further that cancellation of Indebtedness owing to Penn National or any of its Restricted Subsidiaries from such members of management, officers, directors, employees or consultants of Penn National or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of Penn National or any of its Restricted Subsidiaries will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

  (7)
  the declaration and payment of dividends to holders of Penn National's Disqualified Stock and to holders of preferred stock of Restricted Subsidiaries issued in accordance with the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock";

  (8)
  (i) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants, rights or other Equity Interests in respect thereof if such Equity Interests represent a portion of the exercise price of such options, warrants, rights or other Equity Interests in respect thereof; and (ii) payments made or expected to be made by Penn National or any Restricted Subsidiary of Penn National in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee or consultant of Penn National or any Subsidiary of Penn National (or family members, spouses or former spouses, heirs of, estates of or trusts formed by such persons) in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests;

  (9)
  if a Change of Control Triggering Event or an Asset Sale has occurred and Penn National shall have consummated the Change of Control Offer or Asset Sale Offer, respectively, and purchased on the Change of Control Payment Date or the Asset Sale Payment Date, respectively, all notes tendered (up to the maximum amount of notes required to be so purchased, in the case of an Asset Sale Offer) in response to the Change of Control Offer or the Asset Sale Offer, respectively, as described above under "—Repurchase at the Option of Holders—Change of Control and Rating Decline" or "—Asset Sales," respectively, any purchase or redemption (within 60 days after the Change of Control Payment Date or the Asset Sale Payment Date, respectively) of any Indebtedness that is subordinated to the notes or of any Disqualified Stock, in each case, required pursuant to the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed the outstanding principal amount (or accreted value or liquidation preference, as applicable) thereof, plus accrued and unpaid interest or accrued and unpaid dividends, as applicable, thereon, if any, plus any premium thereon, if any; provided, however, that at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

  (10)
  purchase by Penn National or any of its Restricted Subsidiaries of preferred stock of a Restricted Subsidiary of Penn National if after giving effect thereto Penn National's and its Restricted Subsidiaries' direct or indirect aggregate percentage ownership of the Equity Interests of such Restricted Subsidiary increases;

  (11)
  Investment Guarantees, Investment Guarantee Payments, Permitted Joint Venture Investments or other Investments (without duplication) that Penn National has elected to include in the calculation of Restricted Payments pursuant to either clause (17)(b)(y) of the definition of "Permitted Investments" or clause (y) of the definition of "Permitted Joint Venture Investment";

  (12)
  any payment made relating to any Trust Agreement;

  (13)
  Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options, warrants, rights or other Equity Interests or upon the conversion or exchange of or into Capital Stock, or payments or distributions to dissenting stockholders pursuant to applicable law;

  (14)
  any Restricted Payment if after giving effect to such Restricted Payment, the Consolidated Leverage Ratio of Penn National on a pro forma basis is less than 2.5 to 1.0 (without deducting Development Expenses from Consolidated Total Indebtedness pursuant to clause (c) of the definition of Consolidated Total Indebtedness);

  (15)
  Restricted Payments pursuant to any Transaction Agreement or otherwise in connection with the Transactions;

  (16)
  Restricted Payments by a joint venture that are required or permitted to be made by such venture pursuant to the terms of the joint venture arrangements to holders of the Equity Interests of such venture;

  (17)
  the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to Penn National or a Restricted Subsidiary by, Unrestricted Subsidiaries;

  (18)
  to the extent constituting Restricted Payments, payments to counterparties under Hedging Obligations or other hedge or swap or option agreements entered into in connection with the issuance of convertible debt; and

  (19)
  other Restricted Payments not to exceed $250.0 million.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Penn National or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by Penn National's Board of Directors if expected to be greater than $10.0 million.

        For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories described in clauses (1) through (19) above, or is permitted pursuant to the first paragraph of this covenant, Penn National will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

        For purposes of this covenant and any other covenants of the indenture, it is understood that Penn National may rely on internal or publicly reported financial statements even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any Restricted Payment, incurrence of Indebtedness or other action that complied with the conditions of this covenant or such other covenants, made in reliance on such calculation by Penn National based on such internal or publicly reported financial statements, shall be deemed to continue to comply with the conditions of this covenant or such other covenants, notwithstanding any subsequent adjustments that may result in changes to such internal financial or publicly reported statements.

        The incurrence of Indebtedness (including Guarantees) and the granting of Liens, to the extent in compliance with the covenants described under the captions "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens," respectively, and any payment of consideration to holders of Penn National's or any of its Restricted Subsidiaries' Equity Interests from the proceeds thereof, in each case, in connection with a merger or consolidation constituting or resulting in a Change of Control and otherwise permitted by the indenture shall not constitute a Restricted Payment or be subject to the provisions of this covenant if either (A) both (i) the Consolidated Leverage Ratio of Penn National on a pro forma basis after giving effect to such Change of Control shall be less than 5.5 to 1.0 and (ii) there shall not be effective as of the close of business on the date of the consummation of such Change of Control or be effective as of such date as a result of an earlier announcement

(which date shall be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), a decrease in the rating of the notes by either Rating Agency by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), as compared with the rating of the notes in effect by each such Rating Agency on the Rating Date or (B) there shall be effective as of the close of business on the date of the consummation of such Change of Control or be effective as of such date as a result of an earlier announcement (which date shall be extended for so long as the rating of the notes is under publicly announced consideration for possible change by either of the Rating Agencies) an increase in the rating of the notes by both Rating Agencies by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), as compared with the rating of the notes in effect by each such Rating Agency on the Rating Date.

Incurrence of Indebtedness and Issuance of Preferred Stock

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Penn National will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Penn National and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt), Penn National may issue Disqualified Stock and Penn National's Restricted Subsidiaries may issue preferred stock if, in any such case, the Fixed Charge Coverage Ratio for Penn National's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and including as set forth in the definition of "Fixed Charge Coverage Ratio"), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by Penn National and/or any of its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the Credit Facilities or otherwise; provided that the aggregate principal amount of all Indebtedness then classified as having been incurred in reliance upon this clause (1) that remains outstanding under such Credit Facilities or otherwise after giving effect to such incurrence does not exceed $1.7 billion; provided, however, that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions under this caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (2)
  the incurrence by Penn National and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by Penn National of Indebtedness represented by the notes to be issued on the date of the indenture in the principal amount of $300.0 million (and the Exchange Notes issued in exchange therefor);

  (4)
  the incurrence by Penn National and/or any of its Restricted Subsidiaries of (a) Indebtedness represented by Purchase Money Indebtedness and Capital Lease Obligations, or (b) Indebtedness in connection with the construction of any new facility or facilities related to, or the acquisition of assets used in (whether by the purchase of assets or of capital stock of any person owning such assets), any Permitted Business or in connection with the renovation, repair, expansion or refurbishment by Penn National or any Restricted Subsidiary of any of its

    existing facilities, in the case of each of clauses (a) and (b), including all Permitted Refinancing Indebtedness incurred to refinance any Indebtedness incurred pursuant to this clause (4), in an aggregate principal amount or accreted value, as applicable, not to exceed $150.0 million in the aggregate at any time outstanding;

  (5)
  the incurrence by Penn National or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance, Indebtedness (including an Investment Guarantee) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (9), (20) or, without duplication, (23) of this paragraph or this clause (5);

  (6)
  the incurrence by Penn National or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of preferred stock by a Restricted Subsidiary, in each case between or among Penn National and any of its Restricted Subsidiaries (including Indebtedness or preferred stock of any Restricted Subsidiary to Penn National or another Restricted Subsidiary or of Penn National to a Restricted Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business); provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, or preferred stock being held by a Person other than Penn National or a Restricted Subsidiary of Penn National and (b) any sale or other transfer (excluding Liens permitted by the indenture) of any such Indebtedness or preferred stock to a Person that is neither Penn National nor a Restricted Subsidiary of Penn National will be deemed, in each case, to constitute an incurrence of such Indebtedness by Penn National or such Restricted Subsidiary or an issuance of preferred stock by such Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the incurrence by Penn National and/or any of its Restricted Subsidiaries of Hedging Obligations that are entered into for bona fide hedging activities and not for speculative purposes (including, without limitation, Hedging Obligations or other hedge or swap or option agreements entered into as part of, or in connection with, an issuance of convertible debt by Penn National or its Restricted Subsidiaries);

  (8)
  the guarantee by Penn National or any of its Restricted Subsidiaries of Indebtedness of Penn National or a Restricted Subsidiary of Penn National that was permitted to be incurred by another provision of this covenant;

  (9)
  the incurrence by Penn National or any of its Restricted Subsidiaries of any Investment Guarantee that constitutes a Permitted Joint Venture Investment or Investment Guarantee Indebtedness;

  (10)
  Indebtedness in respect of workers' compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and letters of credit provided by Penn National or any of its Restricted Subsidiaries in the ordinary course of its business (including to support Penn National's and its Restricted Subsidiaries' applications for gaming licenses or such workers' compensation claims, self-insurance, obligations, bonds or guarantees);

  (11)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

  (12)
  Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

  (13)
  Indebtedness arising from agreements of Penn National or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing that acquisition; provided that:

  (a)
  such Indebtedness is not reflected at the time of such incurrence or assumption on the balance sheet of Penn National or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

  (b)
  in the case of a disposition, the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by Penn National and/or that Restricted Subsidiary in connection with that disposition;

  (14)
  incurrence of Indebtedness by Penn National or any of its Restricted Subsidiaries (in addition to Existing Indebtedness) consisting of Guarantees of Indebtedness of Pennwood in an aggregate principal amount at any time outstanding not to exceed $20.0 million;

  (15)
  the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock;

  (16)
  Indebtedness incurred to repurchase Indebtedness or Equity Interests of Penn National or any of its Subsidiaries pursuant to clause (5) under the caption "—Restricted Payments";

  (17)
  (i) Indebtedness representing deferred compensation to employees of Penn National or any of its Restricted Subsidiaries incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Penn National or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment permitted under "—Restricted Payments";

  (18)
  Indebtedness consisting of the financing of insurance premiums;

  (19)
  Indebtedness, Disqualified Stock or preferred stock to the extent the net proceeds thereof are promptly deposited to defease the notes as described under "Legal Defeasance and Covenant Defeasance" or discharge the indenture as described under "Satisfaction and Discharge;"

  (20)
  Acquired Debt and any other Indebtedness incurred to finance a merger, consolidation or other acquisition; provided that (i) immediately after giving effect to the incurrence of such Acquired Debt and such other Indebtedness, as the case may be, on a pro forma basis as if such incurrence (and the related merger, consolidation or other acquisition) had occurred at the beginning of the applicable four-quarter period, (A) Penn National and its Restricted Subsidiaries would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or (B) the Fixed Charge Coverage Ratio for Penn National and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for Penn National and its Restricted Subsidiaries immediately prior to such merger, consolidation or other acquisition or (ii) such Indebtedness is Indebtedness of a Restricted Subsidiary that existed at the time such Person became a Subsidiary and was not created in anticipation or contemplation thereof;

  (21)
  Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries in an aggregate amount not to exceed $100.0 million at any time outstanding;

  (22)
  Indebtedness constituting Development Expenses or the proceeds of which were applied to fund Development Expenses; provided that the Fixed Charge Coverage Ratio calculated as set forth in the first paragraph of this covenant would have been (a) at least 2.0 to 1.0 (excluding any Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses, for purposes of such calculation), and (b) at least 1.6 to 1.0 (including any Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses, for purposes of such calculation);

  (23)
  Indebtedness in an aggregate amount not to exceed $100.0 million at any time outstanding consisting of loans advanced by GLPI or its Subsidiaries for the purpose of funding capital expenditures with respect to gaming facilities and related assets; and

  (24)
  the incurrence or issuance by Penn National and/or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refinance any other Indebtedness incurred pursuant to this clause (24), not to exceed $150.0 million (it being understood that Indebtedness incurred, or Disqualified Stock or preferred stock issued, pursuant to this paragraph (24) shall cease to be deemed incurred or outstanding for purposes of this clause (24) but shall be deemed to be incurred or issued for purposes of the first paragraph of this covenant from and after the first date on which Penn National or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (24)).

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Penn National will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. In addition, Penn National may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph of this covenant, provided that Penn National or the applicable Restricted Subsidiary would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph of this covenant, as the case may be, at such time of reclassification. Indebtedness under the Credit Agreement outstanding on the date on which the notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of "Permitted Debt" to the extent permitted by such exception.

        Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. The maximum amount of Indebtedness that Penn National or a Restricted Subsidiary may incur shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to fluctuations in the exchange rates of currencies.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness in the applicable currency does not exceed the principal amount of such Indebtedness being refinanced in the applicable currency.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitation on Subordinated Debt; Guarantees of Debt Securities

        Penn National will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of Penn National, unless such Indebtedness is expressly subordinated in right of payment to the notes. The foregoing does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens securing some but not all of such Indebtedness or securing such Indebtedness with greater or lesser priority or with different collateral or as a result of provisions that apply proceeds or amounts received by the borrower, obligor or issuer following a default or exercise of remedies in a certain order of priority. In addition, following the date of the indenture, no Restricted Subsidiary of Penn National will directly or indirectly guarantee, or become jointly and severally liable with respect to, any Debt Securities of Penn National (excluding, in any event, (x) Acquired Debt and (y) guarantees of such Acquired Debt or any other Indebtedness of Penn National to the extent a guarantee is required as a result of the assumption by Penn National of such Acquired Debt described in clause (x) pursuant to the terms thereof as they existed at the time of and after giving effect to (and are not modified in contemplation of, other than to give effect to) the assumption of or acquisition of such Acquired Debt) issued after the date of the indenture, unless a guarantee is provided in respect of the notes by such Restricted Subsidiary.

Liens

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired (such Lien, the "Initial Lien"), unless all payments due under the indenture and the notes are secured (1) on an equal and ratable basis with the obligations so secured (if such obligations are pari passu with the notes) until such time as such obligations are no longer secured by a Lien or (2) on a senior basis to the obligations so secured to the extent such obligations are subordinated in right of payment to the notes.

        Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (a)
  pay dividends or make any other distributions on its Capital Stock to Penn National or any of its Restricted Subsidiaries, or pay any indebtedness owed to Penn National or any of its Restricted Subsidiaries;

  (b)
  make loans or advances to Penn National or any of its Restricted Subsidiaries; or

  (c)
  transfer any of its properties or assets to Penn National or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  the provisions of any agreements governing Existing Indebtedness or Credit Facilities or the Transaction Agreements and any agreements as in effect on the date of the indenture;

  (2)
  (x) the indenture and the notes, in each case as the same may be amended from time to time in accordance with the terms thereof, and (y) other Indebtedness pari passu with the notes, provided that in the case of this clause (y), the restrictions contained in the agreements governing such pari passu Indebtedness are no more restrictive, taken as a whole, in the good faith judgment of Penn National, than those contained in the indenture and the notes;

  (3)
  applicable law, rule, regulation, decree or order (including any Gaming Law and any rules, regulations, orders or requirements of any Gaming Authority);

  (4)
  any agreement or instrument (including those governing Indebtedness (including Acquired Debt) or Capital Stock) of a Person acquired by Penn National or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, or the Equity Interests of the Person, so acquired, provided that, in the case of Indebtedness, Disqualified Stock or preferred stock, such Indebtedness, Disqualified Stock or preferred stock was permitted by the terms of the indenture to be incurred;

  (5)
  customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of Penn National or any Restricted Subsidiary;

  (6)
  non-assignment provisions or other customary restrictions arising under any purchase money financing or licenses or other contracts entered into in the ordinary course of business;

  (7)
  purchase money obligations or Capital Lease Obligations permitted to be incurred under the indenture that impose restrictions on that property of the nature described in clause (c) of the preceding paragraph;

  (8)
  any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restriction on action by that Restricted Subsidiary pending its sale or other disposition;

  (9)
  restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under the indenture;

  (10)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole,

    in the good faith judgment of Penn National, than those contained in the agreements governing the Indebtedness being refinanced;

  (11)
  Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (12)
  restrictions in respect of Equity Interests in joint ventures or non-wholly owned Restricted Subsidiaries or the property of joint ventures or non-wholly owned Restricted Subsidiaries;

  (13)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (14)
  the Credit Facilities, provided that the restrictions contained in the agreements governing such Credit Facilities are no more restrictive, taken as a whole, in the good faith judgment of Penn National, than those contained in the Credit Agreement as of the date of the indenture;

  (15)
  any Indebtedness incurred or preferred stock issued by Foreign Subsidiaries or joint ventures that is permitted to be incurred after the Issue Date pursuant to the provisions of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (16)
  restrictions imposed pursuant to any of the Trust Agreements upon the occurrence of a Trigger Event;

  (17)
  agreements in existence with respect to a Restricted Subsidiary at the time it is so designated or at the time such Person becomes a Restricted Subsidiary, provided, however, that such agreements are not entered into in anticipation or contemplation of such designation or of such Person becoming a Restricted Subsidiary;

  (18)
  restrictions imposed by Gaming Authorities on entities holding, or operating pursuant to, Gaming Approvals;

  (19)
  restrictions on deposits made in connection with license applications or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker's compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto);

  (20)
  the subordination provisions of any Indebtedness owed to Penn National or any of its Restricted Subsidiaries;

  (21)
  restrictions on the ability of any Restricted Subsidiary to make Investments in or transfer assets to any Person that is not a Subsidiary of such Restricted Subsidiary or that is not a direct or indirect parent of such Restricted Subsidiary;

  (22)
  restrictions on transfers of assets subject to industrial revenue bond financing or financing with similar instruments;

  (23)
  encumbrances or restrictions of the type referred to in clause (c) of the preceding paragraph with respect to the Master Lease and the properties subject thereto;

  (24)
  encumbrances or restrictions of the types referred to in clause (a), (b) and (c) of the preceding paragraph contained in Indebtedness or agreements entered into in connection with Indebtedness which do not materially impair the ability of Penn National to make payments owing with respect to the notes, as determined in good faith by Penn National; and

  (25)
  any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of the preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings of those agreements, instruments or obligations referred to in clauses (1) through (24) above, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings are no more restrictive, taken as a whole, in the good faith judgment of Penn National, with respect to such dividend and other payment restrictions than those contained in the most restrictive of those agreements prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, restructuring, replacement or other refinancing.

        Nothing contained in this covenant shall prevent Penn National or any of its Restricted Subsidiaries from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by the covenant described under the caption "—Liens" or (2) restricting the sale or other disposition of property or assets of Penn National or any of its Restricted Subsidiaries that secure Indebtedness of Penn National or any of its Restricted Subsidiaries.

Merger, Consolidation or Sale of Assets

        Penn National may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Penn National is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Penn National and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

  (1)
  either (a) Penn National is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Penn National) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia (provided that if such Person is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws);

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than Penn National) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Penn National under the notes, the indenture and the Registration Rights Agreement;

  (3)
  immediately after such transaction no Default or Event of Default exists; and

  (4)
  on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) Penn National or the Person formed by or surviving any such consolidation or merger (if other than Penn National), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," or (b) Penn National (or the Person formed by or surviving any such consolidation or merger (if other than Penn National) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made) and its Restricted Subsidiaries will have a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio for Penn National and its Restricted Subsidiaries immediately prior to such transaction.

        In addition, Penn National may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of Penn National's and its Restricted Subsidiaries' assets, taken as a whole, in compliance with the provisions of this "Merger, Consolidation or Sale of Assets" covenant, Penn National will be released from the obligations under the notes and the indenture except with respect to any obligations that arise from, or are related to, such transaction.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (i)
  a merger, consolidation, sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Penn National and any of its Restricted Subsidiaries;

  (ii)
  a merger between Penn National and an Affiliate of Penn National incorporated or formed solely for the purpose of reincorporating or reorganizing Penn National in another state of the United States or changing the legal domicile or form of Penn National or for the sole purpose of forming or collapsing a holding company structure; or

  (iii)
  the Transactions and any transactions related thereto, or any other transfers, sales or dispositions of real property and related assets to GLPI or its Subsidiaries to the extent Penn National or its Restricted Subsidiaries will lease such real property and related assets.

Transactions with Affiliates

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are not materially less favorable to Penn National or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Penn National or such Restricted Subsidiary with an unrelated Person; and

  (2)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million Penn National delivers to the trustee a resolution of the Board of Directors set forth in an officer's certificate certifying that such Affiliate Transaction complies with the indenture and clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors).

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any indemnification or employment agreements or arrangements and benefit plans or arrangements and any transactions contemplated by any of the foregoing relating to compensation and benefits matters, including any issuances of securities, loans or other payments, grants or awards, in each case in respect of or to employees, officers, directors or consultants entered into by Penn National or any of its Restricted Subsidiaries in the ordinary course of business or otherwise approved by the Board of Directors of Penn National;

  (2)
  transactions between or among Penn National and/or its Restricted Subsidiaries (including any entity that becomes a Restricted Subsidiary as a result of such transaction);

  (3)
  transactions with a Person that is an Affiliate of Penn National solely because Penn National or one of its Restricted Subsidiaries owns an Equity Interest in such Person;

  (4)
  payment of reasonable directors' fees and indemnity provided on behalf of officers, directors or employees of Penn National or any of its Restricted Subsidiaries;

  (5)
  sales or issuances of Equity Interests (other than Disqualified Stock) of Penn National to Affiliates of Penn National;

  (6)
  Permitted Investments and Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments";

  (7)
  transactions disclosed in Penn National's Commission filings prior to the date of the indenture and any agreements, instruments or obligations as in effect on the Issue Date and transactions contemplated thereby and any renewals, replacements, amendments, supplements or other modifications thereof (so long as the terms of such renewals, replacements, amendments, supplements or modifications are not less favorable to the Holders of the notes in any material respect, taken as a whole, as compared to the applicable agreement as in effect on the Issue Date);

  (8)
  the occurrence of a Trigger Event and the transactions contemplated by each applicable Trust Agreement;

  (9)
  transactions with persons who have entered into an agreement, contract or arrangement with Penn National or any of its Restricted Subsidiaries to manage, own or operate a Gaming Facility because Penn National and its Restricted Subsidiaries have not received the requisite Gaming Approvals or are otherwise not permitted to manage, own or operate such Gaming Facility under applicable Gaming Laws; provided that such transactions shall have been approved by a majority of the disinterested members of Penn National's Board of Directors and determined by them to be in the best interests of Penn National;

  (10)
  transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to Penn National and its Restricted Subsidiaries taken as a whole, in the determination of Penn National's Board of Directors or management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

  (11)
  transactions with joint ventures and Subsidiaries thereof and Unrestricted Subsidiaries relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs or that are approved by a majority of the disinterested members of Penn National's Board of Directors (a director shall be disinterested if he or she has no interest in such joint venture or Unrestricted Subsidiary other than through Penn National and its Restricted Subsidiaries); provided that no Affiliate of Penn National (other than Penn National's Restricted Subsidiaries) has an interest (other than indirectly through Penn National and other than Unrestricted Subsidiaries or such joint ventures) in any such joint venture or Unrestricted Subsidiary;

  (12)
  any transaction with respect to which Penn National or any of its Restricted Subsidiaries obtains an opinion as to the fairness to Penn National or such Restricted Subsidiary, as applicable, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

  (13)
  the Transactions, the Transaction Agreements and any actions pursuant thereto or contemplated thereby; and

  (14)
  any Unrestricted Subsidiaries using and operating the Hollywood Casino Sioux City in the ordinary course of its business (which for the avoidance of doubt, shall not require the payment of rent or other consideration to Tenant for the use of such Gaming Facility).

Designation of Restricted and Unrestricted Subsidiaries

        Each of the Existing Unrestricted Subsidiaries shall be an Unrestricted Subsidiary as of the date of the indenture. Further, the Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary (which for the avoidance of doubt shall not include the designation of the Existing Unrestricted Subsidiaries as such on the Issue Date), the aggregate fair market value of all outstanding Investments owned by Penn National and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will constitute Restricted Investments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or, if eligible, Permitted Investments, as determined by Penn National. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Business Activities

        Penn National will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Penn National and its Restricted Subsidiaries taken as a whole.

Master Lease

        Neither Penn National nor Tenant will enter into any amendment to the Master Lease if such amendment would materially impair the ability of Penn National to satisfy its obligations to make payments on the notes. Tenant shall not transfer its rights or obligations under the Master Lease to any Person other than to Penn National or a Restricted Subsidiary; provided, however, that no such transfer shall be permitted hereunder unless expressly permitted under the Master Lease or consented to in writing by Landlord.

Reports

        Whether or not required by the Commission, so long as any notes are outstanding, Penn National will furnish to the trustee, with written instructions for mailing to the Holders of notes, within 30 days after the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual financial information that is filed or that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if or as if Penn National were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Penn National's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if Penn National were required to file such reports.

        The availability of the foregoing materials on the Commission's EDGAR service (or any successor thereto) shall be deemed to satisfy Penn National's obligations to furnish such materials to the trustee for mailing to the Holders of notes; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR service (or its successor).

        Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Penn National's compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer's certificates).

        In addition, Penn National has agreed that, for so long as any notes remain outstanding, if Penn National is not required to file with the Commission the reports required by the first paragraph of this covenant, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on the notes;

  (2)
  default in payment when due of the principal of or premium, if any, on the notes;

  (3)
  subject to the last paragraph of this covenant, failure by Penn National or any of its Restricted Subsidiaries for 60 days after receipt of notice from the trustee or Holders of at least 25% in principal amount of the notes then outstanding to comply with any of the agreements in the indenture, unless such failure to comply has been waived;

  (4)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (or the payment of which is guaranteed by Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of such Indebtedness at final maturity (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity (which acceleration has not been rescinded, annulled or cured within 20 business days),

    and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $100.0 million; provided, that this clause (4) shall not apply to any Investment Guarantee or Investment Guarantee Indebtedness unless Penn National or one of its Restricted Subsidiaries defaults in the performance of its payment obligations in respect of its Investment Guarantee of such Investment Guarantee Indebtedness;

  (5)
  failure by Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

  (6)
  certain events of bankruptcy or insolvency described in the indenture with respect to Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and

  (7)
  after the effectiveness thereof, the Master Lease shall terminate or otherwise cease to be effective, other than upon the expiration or termination thereof with respect to any particular property or properties pursuant to the Master Lease or an amendment, waiver or modification of the Master Lease not prohibited by "—Certain Covenants—Master Lease,".

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Penn National, all notes then outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in writing in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes; provided that the Holders of a majority in aggregate principal amount of the notes then outstanding may rescind an acceleration of the notes and waive the payment default that resulted from such acceleration.

        Penn National is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Penn National is required to deliver to the trustee, a statement specifying such Default or Event of Default. In the event that the Holders of at least 25% in principal amount of the then outstanding notes deliver to the trustee a notice of a Default or an Event of Default or an acceleration, such holders also shall deliver a copy of such notice to the Landlord.

        Notwithstanding the foregoing, in the event of a default by Penn National or any of its Restricted Subsidiaries in the performance of any of their respective obligations under the indenture, including any default in the payment of any sums payable thereunder, then, in each and every such case, subject to applicable Gaming Laws, the Landlord shall have the right (subject to the terms of the Master Lease), but not the obligation, to cause the default or defaults to be cured or remedied (to the extent such default is susceptible to cure or remedy) prior to the end of any applicable notice and cure periods set forth in the indenture, and any such tender of payment or performance by Landlord shall be accepted by the trustee and the Holders of the notes and shall constitute payment and/or performance by Penn National or such Restricted Subsidiary for purposes of the indenture.

        Notwithstanding clause (3) of the first paragraph above or any other provision of the indenture, except as provided in the final sentence of this paragraph, the sole remedy for any failure to comply by Penn National with the covenant described under the caption "—Reports" shall be the payment of liquidated damages as described in the following sentence, such failure to comply shall not constitute an Event of Default, and Holders of the notes shall not have any right under the indenture to accelerate the maturity of the notes as a result of any such failure to comply. If a failure to comply by Penn National with the covenant described under the caption "—Reports" continues for 60 days after Penn National receives notice of such failure to comply in accordance with clause (3) of the first paragraph above (such notice, the "Reports Default Notice"), and is continuing on the 60th day following Penn National's receipt of the Reports Default Notice, Penn National will pay liquidated damages to all Holders of notes at a rate per annum equal to 0.25% of the principal amount of the notes from the 60th day following Penn National's receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following Penn National's receipt of the Reports Default Notice and (y) the date on which the failure to comply by Penn National with the covenant described under the caption "—Reports" shall have been cured or waived. On the earlier of the date specified in the immediately preceding clauses (x) and (y), such liquidated damages will cease to accrue. If the failure to comply by Penn National with the covenant described under the caption "—Reports" shall not have been cured or waived on or before the 121st day following Penn National's receipt of the Reports Default Notice, then the failure to comply by Penn National with the covenant described under the caption "—Reports" shall on such 121st day constitute an Event of Default. A failure to comply with the covenant described under the caption "—Reports" automatically shall cease to be continuing and shall be deemed cured at such time as Penn National furnishes to the trustee the applicable information or report (it being understood that the availability of such information or report on the Commission's EDGAR service (or any successor thereto) shall be deemed to satisfy Penn National's obligation to furnish such information or report to the trustee); provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR service (or its successor).

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or direct or indirect stockholder, past, present or future, of Penn National or any successor entity, as such, will have any liability for any obligations of Penn National under the notes or the indenture or the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Penn National may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding notes to receive payments in respect of the principal of or interest or premium on such notes when such payments are due from the trust referred to below;

  (2)
  Penn National's obligations with respect to the notes concerning issuing temporary notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and Penn National's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Penn National may, at its option and at any time, elect to have the obligations of Penn National released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including the events described in clauses (1), (2), or (6) under the caption "Events of Default and Remedies" above pertaining to Penn National) described under the caption "—Events of Default and

Remedies" will no longer constitute an Event of Default with respect to the notes. Penn National may exercise Legal Defeasance regardless of whether it previously has exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Penn National must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion or based on the report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to pay the principal of, premium, if any, on and accrued and unpaid interest on the outstanding notes on the Stated Maturity or on a redemption date, as the case may be, and Penn National must specify whether the notes are being defeased to maturity or to a particular redemption date; provided that, with respect to any redemption pursuant to "Redemption—Optional Redemption—Optional Redemption Prior To November 1, 2016," the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is so deposited with the trustee equal to the redemption amount computed using the Treasury Rate as of the third Business Day preceding the date of such deposit with the trustee;

  (2)
  in the case of Legal Defeasance, Penn National must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Penn National has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Penn National must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from transactions occurring contemporaneously with the borrowing of funds, or the borrowing of funds, to be applied to such deposit or other Indebtedness which is being defeased or discharged and, in each case, the granting of Liens in connection therewith);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture or any agreement or instrument governing any other Indebtedness which is being defeased or discharged) to which Penn National or any of its Restricted Subsidiaries is a party or by which Penn National or any of its Restricted Subsidiaries is bound;

  (6)
  Penn National must deliver to the trustee an officers' certificate stating that the deposit was not made by Penn National with the intent of preferring the Holders of notes over the other creditors of Penn National or with the intent of defeating, hindering, delaying or defrauding creditors of Penn National or others; and

  (7)
  Penn National must deliver to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        The Legal Defeasance or Covenant Defeasance will be effective on the day on which all the applicable conditions above have been satisfied. Upon compliance with the foregoing, the trustee shall execute proper instrument(s) acknowledging such Legal Defeasance or Covenant Defeasance.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of or interest or premium on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or interest or premium on the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the provisions described above under the caption "—Repurchase at the Option of Holders"); or

  (8)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of notes, Penn National and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect, mistake or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of Penn National's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Penn National's assets;

  (4)
  to comply with the rules of any applicable securities depository;

  (5)
  to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the Holders of notes;

  (6)
  to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture, including the covenant under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (7)
  to make any change that would provide any additional rights or benefits to the Holders of notes (including to provide for any guarantees of the notes or any collateral securing the notes or any guarantees of the notes) or that does not materially adversely affect the legal rights under the indenture of any such Holder;

  (8)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the TIA; or

  (9)
  to conform the text of the indenture or the notes to any provision of the Description of Notes contained in the Offering Memorandum as set forth in an officer's certificate.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and, if provided for in the indenture, thereafter repaid to Penn National, have been delivered to the trustee for cancellation; or

  (a)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Penn National has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued and unpaid interest to, but not including, the date of maturity or redemption; provided that, with respect to any redemption pursuant to "Redemption—Optional Redemption—Optional Redemption Prior To November 1, 2016," the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is so deposited with the trustee equal to the redemption amount computed using the Treasury Rate as of the third Business Day preceding the date of such deposit with the trustee;

  (2)
  Penn National has paid or caused to be paid all other sums then payable by it under the indenture; and

  (3)
  Penn National has delivered irrevocable written instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, Penn National must deliver an officer's certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        Upon compliance with the foregoing, the trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all of Penn National's obligations under the notes and the indenture.

Concerning the Trustee

        If the trustee becomes a creditor of Penn National, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Penn National Gaming, Inc., Wyomissing Professional Center, 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Chief Financial Officer.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary (including by designation) of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that, for the avoidance of doubt, if such Indebtedness is repurchased, redeemed, retired, defeased (whether by covenant or legal defeasance), discharged or otherwise repaid (or if irrevocable deposit has been made for the purpose of such repurchase, redemption, retirement, defeasance (whether by covenant or legal defeasance), discharge or repayment) at the time, or substantially concurrently with the consummation, of the transaction by which such Person is merged with or into or became a Restricted Subsidiary (including by designation) of such specified Person, then such Indebtedness shall not constitute Acquired Debt. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from a Person or the date a Person becomes a Restricted Subsidiary.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that none of GLPI or any of its Subsidiaries shall be deemed to be an Affiliate of Penn National or any of its Restricted Subsidiaries. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

  (a)
  the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Penn National and its Subsidiaries taken as a whole or any disposition that constitutes a Change of Control pursuant to the Indenture shall not constitute an Asset Sale and shall be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control and Rating Decline" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions described under the caption "—Repurchase at the Option of Holders—Asset Sales"; and

  (b)
  the issuance or sale of Equity Interests in any of Penn National's Restricted Subsidiaries (other than preferred stock issued in compliance with the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock");

provided, however, that notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of less than $20.0 million;

  (2)
  a transfer of assets between or among Penn National and any of its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by any Restricted Subsidiary to Penn National or to any other Restricted Subsidiary;

  (4)
  the sale, exchange for replacement items or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  (a) sales, transfers or other dispositions of used, worn out, obsolete, damaged or surplus property, or property otherwise unsuitable for use in connection with the business, by Penn National and its Restricted Subsidiaries in the ordinary course of business, (b) the abandonment or other sale, transfer or other disposition of intellectual or other property that is, in the judgment of Penn National, no longer economically practicable to maintain or useful in the conduct of the business of Penn National and its Restricted Subsidiaries taken as a whole and (c) the license of intellectual property to GLPI or any of its Subsidiaries for use in connection with the ownership and operation of the TRS Properties;

  (6)
  the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

  (7)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments" or any transaction specifically excluded from the definition of "Restricted Payment;"

  (8)
  (a) the issuance or sale of directors' qualifying shares or (b) the issuance, sale or transfer of Equity Interests of foreign Restricted Subsidiaries to foreign nationals to the extent required by applicable law;

  (9)
  leases (as lessor or sublessor) of real or personal property and guaranties of any such lease in the ordinary course of business;

  (10)
  licenses and sublicenses by Penn National or any of its Restricted Subsidiaries of software, intellectual property and other general intangibles;

  (11)
  terminations of Hedging Obligations;

  (12)
  any settlement, release, waiver or surrender of contract rights or contract, tort or other litigation claims, or voluntary terminations of other contracts or assets, in the ordinary course of business;

  (13)
  foreclosure, condemnation or any similar action with respect to any property or other assets, including transfers or dispositions of such property or other assets subject thereto;

  (14)
  any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Penn National or any of its Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

  (15)
  any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Penn National or any of its Restricted Subsidiaries, including sale and leaseback transactions and asset securitizations, permitted by the indenture;

  (16)
  sales of Unrestricted Subsidiaries or joint ventures, or Equity Interests or other Investments therein, or assets thereof;

  (17)
  the occurrence of any Trigger Event;

  (18)
  the grant of any Liens not prohibited by the indenture and any exercise of remedies in respect thereof; and

  (19)
  any sales, transfers or other dispositions pursuant to the Transaction Agreements or otherwise in connection with the Transactions and any transactions related thereto, including sales, transfers or other dispositions of Equity Interests and other property to Penn National or any of its Subsidiaries or to GLPI or any of its Subsidiaries, and any other transfers, sales or dispositions of real property and related assets to GLPI or its Subsidiaries to the extent Penn National or its Restricted Subsidiaries will lease such real property and related assets (or property relating to such assets or with respect to Hollywood Casino Baton Rouge or Hollywood Casino Perryville).

        In addition, for the avoidance of doubt, conveyances, sales, leases, assignments, transfers or other dispositions which would otherwise constitute Asset Sales but for the dollar thresholds contained in the definition of Asset Sales shall be permitted.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date by any Person may, in the sole discretion of Penn National, be accounted for as an operating lease and not as a Capital Lease Obligation; and provided, further, that, for the avoidance of doubt, the Master Lease will be accounted for as an operating lease and not as a Capital Lease Obligation.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars, Canadian dollars, Euros or any national currency of any participating member state of the European Union or such local currencies held by Penn National and its Subsidiaries from time to time in the ordinary course of business;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government, Canada or any country that is a member of the European Union or any agency, subdivision or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of those securities that are issued by the United States government) having maturities of not more than two years after the date of acquisition;

  (3)
  securities issued or directly and fully guaranteed or insured by any state, commonwealth or territory of the United States of America or any agency, subdivision or instrumentality thereof or by any foreign government (and that at the time of acquisition have an investment grade rating from Moody's or S&P (or, if neither S&P nor Moody's shall be rating such securities, then from another nationally recognized rating service)) having maturities of not more than two years after the date of acquisition;

  (4)
  certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to (or any bank holding company owning such lender) the Credit Facilities or with any commercial bank having capital and surplus of at least $250.0 million at the time of acquisition;

  (5)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) through (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above at the time of acquisition;

  (6)
  commercial paper rated at the time of acquisition within one of the two highest ratings obtainable for such securities by Moody's or S&P and maturing within two years after the date of acquisition;

  (7)
  marketable short term money market and similar securities having the highest rating obtainable from Moody's and S&P (or, if neither S&P nor Moody's shall be rating such securities, then from another nationally recognized rating service) at the time of acquisition and in each case maturing within two years after the date of acquisition;

  (8)
  other dollar denominated securities issued by any Person incorporated in the United States and that at the time of acquisition have an investment grade rating from Moody's or S&P (or, if neither S&P nor Moody's shall be rating such securities, then from another nationally recognized rating service) and maturing not more than two years after the date of acquisition;

  (9)
  money market funds that invest primarily in Cash Equivalents of the kinds described in clauses (1) through (8) of this definition; and

  (10)
  solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, in each case maturing within two years from the date of acquisition, so long as the indebtedness of such country has an investment grade rating from S&P or Moody's (or, if neither S&P nor Moody's shall be rating such securities, then from another nationally recognized rating service (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers' acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or payable promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent type Investments in the country where such Foreign Subsidiary maintains its chief executive office and principal place of business.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Penn National and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than to Penn National or any of its Restricted Subsidiaries;

  (2)
  the adoption by shareholders of a plan relating to the liquidation or dissolution of Penn National;

  (3)
  the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), other than any holding company which owns 100% of the Voting Stock of Penn National (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Penn National, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors of Penn National are not Continuing Directors.

        For the avoidance of doubt, the Transactions and any transactions related thereto shall not constitute a Change of Control.

        "Change of Control Triggering Event" means the occurrence of both (i) a Change of Control and (ii) a Rating Decline.

        "Commission" means the Securities and Exchange Commission.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

  (a)
  in each case to the extent deducted in calculating such Consolidated Net Income:

  (1)
  provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes, of such Person and its Restricted Subsidiaries for such period;

  (2)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including any amortization or write-off of deferred financing costs or debt issuance costs, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations and the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations related to interest rates;

  (3)
  any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization of the foregoing) associated with any Financing Activity, to the extent deducted in computing such Consolidated Net Income;

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges or expenses, including any write-off or write-down, reducing Consolidated Net Income for such period (excluding (x) any amortization of a prepaid cash expense that was paid in a prior period and (y) any such non-cash charges and expenses that result in an accrual of or reserve for cash charges or expenses in any future period on or prior to the final Stated Maturity of the notes and that such Person elects not to add back in the current period) of such Person and its Restricted Subsidiaries for such period; provided that if any such non-cash charges or expenses represent an accrual of a reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to the extent such Person elected to previously add back such amounts to Consolidated Cash Flow;

  (5)
  any Pre-Opening Expenses;

  (6)
  the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives, other business optimization expense (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and any unusual or non-recurring charges or items of loss or expense (including losses on asset sales (other than asset sales in the ordinary course of business));

  (7)
  the amount of any expense consisting of Restricted Subsidiary income attributable to non-controlling interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary except to the extent of any cash distributions in respect thereof;

    (8)
    the amount of insurance proceeds received during such period or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for any period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (8) to the extent that such amount of insurance proceeds plus Consolidated Cash Flow attributable to such property for such period (without giving effect to this clause (8)) does not exceed Consolidated Cash Flow attributable to such property during the most recently completed four fiscal quarter period for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated Cash Flow attributable to such property during the period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters);

    (9)
    any losses resulting from mark to market accounting of Hedging Obligations or other derivative instruments;

    (10)
    any charges, fees and expenses (or any amortization thereof) related to any acquisition, Investment or disposition not prohibited by the indenture (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, and in each case not already excluded from Consolidated Net Income pursuant to clause (11) of the definition thereof; and

    (11)
    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Cash Flow or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Cash Flow for any previous period and not added back;

  (b)
  minus (without duplication) in each case to the extent included in calculating such Consolidated Net Income:

  (1)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior period subsequent to the Issue Date, which was not added back to Consolidated Cash Flow when accrued;

  (2)
  the amount of non-cash gains resulting from mark to market accounting of Hedging Obligations or other derivative instruments;

  (3)
  any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for such Period; and

  (4)
  the amount of any income consisting of Restricted Subsidiary losses attributable to non-controlling interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary.

in each case, on a consolidated basis and determined in accordance with GAAP. Consolidated Cash Flow for any period shall be further adjusted as follows:

  (A)
  acquisitions (including the occurrence of a Reverse Trigger Event) of any Person, property, business, operations or asset (including a management agreement or similar agreement) or investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period shall include the Consolidated Cash Flow of the acquired Person (or attributable to the acquired property, business, operations or asset) or applicable to such investments, and related transactions, and subject to clause (C) below shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

  (B)
  any Person, property, business, operations or asset (including a management agreement or similar agreement) or investments that have been disposed of by the specified Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom, and any discontinued operations (as determined in accordance with GAAP), will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period shall exclude the Consolidated Cash Flow of the disposed of Person (or attributable to the disposed of property, business, operations or asset or discontinued operations) or applicable to such disposed of investments and subject to clause (C) below shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

  (C)
  Pro Forma Cost Savings shall be given effect;

  (D)
  (a) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period, and (b) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period;

  (E)
  the occurrence of a Trigger Event during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom, will be given pro forma effect as if it had occurred on the first day of the four-quarter reference period;

  (F)
  in the event of any Expansion Capital Expenditures incurred during such period with respect to a business or project opened during such period, there shall be added to Consolidated Cash Flow the product determined by multiplying (i) the Consolidated Cash Flow attributable to such Expansion Capital Expenditures and including management agreements or similar agreements (as determined by such Person) in respect of the first three (3) complete fiscal quarters following the opening of the business or project with respect to which such Expansion Capital Expenditures were made by (ii) (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters);

  (G)
  in the event of any Permitted Joint Venture Investment made during such period with respect to a business or project opened during such period, there shall be added to Consolidated Cash Flow the product determined by multiplying (i) the Consolidated Cash Flow attributable to such Permitted Joint Venture Investment and including management agreements or similar agreements (as determined by such Person) in respect of the first three (3) complete fiscal quarters following the opening of the business or project with respect to which such Permitted Joint Venture Investment was made by (ii) (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters); and

  (H)
  in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three following fiscal quarters, there shall be added to Consolidated Cash Flow an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) 4 (in the case of the quarter in which such purchase occurs), (b) 3 (in the case of the quarter following such purchase), (c) 2 (in the case of the second quarter following such purchase) and (d) 1 (in the case of the third quarter following such purchase), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries.

        Notwithstanding anything to the contrary contained herein, Consolidated Cash Flow shall be deemed to be (A) $117.5 million for the fiscal quarter ended on September 30, 2012; (B) $89.3 million for the fiscal quarter ended on December 31, 2012; (C) $111.6 million for the fiscal quarter ended on March 31, 2013 and (D) $101.1 million for the fiscal quarter ended on June 30, 2013; it being understood that each of such amounts include $1.6 million of cost savings in connection with the Transactions, and such amounts, to the extent included for any period that includes any period occurring prior to the Issue Date, shall reduce the amount that may be added back pursuant to clause (C) above in connection with the Transactions in such period that includes any period occurring prior to the Issue Date. For purposes of determining Consolidated Cash Flow for any period that includes any period occurring prior to the Issue Date, Consolidated Cash Flow for each fiscal quarter ending after June 30, 2013 shall be calculated on a pro forma basis giving effect to the Transactions, including giving effect to the Master Lease as if it had been in effect during such period and cost savings relating to the Transactions (all as reasonably determined by an officer of Penn National).

        "Consolidated Leverage Ratio" means, with respect to any Person, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness of such Person as of such date of determination (the "Calculation Date"), after giving effect to all transactions to occur on the Calculation Date (including for purposes of the last paragraph of "—Certain Covenants—Restricted Payments," the merger or consolidation comprising or giving rise to the Change of Control giving rise to the need to make the calculation of the Consolidated Leverage Ratio and other mergers, consolidations and transactions to occur in connection therewith), to (y) Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available (the "reference period") immediately preceding the Calculation Date. For the avoidance of doubt, for purposes of this definition, "Consolidated Cash Flow" shall be calculated after giving effect on a pro forma basis, without duplication, to the items in clauses (A) - (H) of the definition thereof.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (on the applicable date of determination) for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

  (1)
  any gain or loss (together with any related provision for taxes thereon), realized in connection with (a) any Asset Sale or (b) any disposition of any securities by such Person or any of its Restricted Subsidiaries, and any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

  (2)
  the Net Income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of such Person and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or payable in cash to such Person or a

    Restricted Subsidiary thereof in respect of such period (or to the extent converted into cash) (including by any Person referred to in clauses (i)-(iv));

  (3)
  solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of "Certain Covenants—Restricted Payments," the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends or similar distributions has been waived; provided that such exclusions shall not apply with respect to limitations imposed either (x) pursuant to Acquired Debt which has been irrevocably called for redemption, repurchase or other acquisition or in respect of which the required steps have been taken to have such Acquired Debt defeased (whether by covenant or legal defeasance) or discharged, or a deposit has been made for such purpose or (y) by Gaming Laws of general applicability within the jurisdiction in which such Restricted Subsidiary operates or applicable to all Persons operating a business similar to that of such Restricted Subsidiary within such jurisdiction; provided, further, that Consolidated Net Income of such Restricted Subsidiary will be included to the extent of dividends or other distributions or other payments actually paid or permitted to be paid in cash (or to the extent converted into cash) by such Restricted Subsidiary in respect of such period, to the extent not already included therein;

  (4)
  any goodwill or other asset impairment charges or other asset write-offs or write-downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

  (5)
  any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by the indenture, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity-based awards or rights or equivalent instruments, shall be excluded;

  (6)
  the cumulative effect of a change in accounting principles shall be excluded;

  (7)
  any expenses or reserves for liabilities shall be excluded to the extent that such Person or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided, that any such liabilities for which such Person or such Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that such Person or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (7));

  (8)
  losses, to the extent covered by insurance and actually reimbursed, or, so long as Penn National has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

  (9)
  gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded;

  (10)
  any non-recurring charges or expenses of such Person or its Restricted Subsidiaries or of a company or business acquired by such Person or its Restricted Subsidiaries (in each case, including those relating to severance, relocation costs and one time compensation charges and any charges or expenses in connection with conforming accounting policies or reaudited, combining or restating financial information), in each case, incurred in connection with the purchase or acquisition of such acquired company or business by such Person or its Restricted Subsidiaries shall be excluded; and

  (11)
  any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory, or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, shall be excluded.

        "Consolidated Secured Leverage Ratio" means, with respect to any Person, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness of such Person which is secured by a Lien as of such date of determination (the "Determination Date"), after giving effect to all transactions to occur on the Determination Date, to (y) Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the Determination Date. For the avoidance of doubt, for purposes of this definition, "Consolidated Cash Flow" shall be calculated after giving effect on a pro forma basis, without duplication, to the items in clauses (A) - (H) of the definition thereof.

        "Consolidated Total Indebtedness" means, with respect to any Person as at any date of determination, (a) an amount equal to the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP, excluding (i) Indebtedness which has been repaid, discharged, defeased (whether by covenant or legal defeasance), retired, repurchased or redeemed on or prior to such date or which a Person has irrevocably made a deposit to repay, defease (whether by covenant or legal defeasance), discharge, repurchase, retire or redeem or which a Person has called for redemption, defeasance (whether by covenant or legal defeasance), discharge, repurchase or retirement, on or prior to such date, (ii) Indebtedness of the type described in clause (5) of the definition thereof and Indebtedness constituting letters of credit, Hedging Obligations and Investment Guarantees to the extent such Investment Guarantee would not be reflected as Indebtedness on Penn National's consolidated balance sheet (excluding references in footnotes not otherwise reflected on the balance sheet) in accordance with GAAP, and (iii) in the case of Indebtedness of a non-Wholly Owned Restricted Subsidiary, to the extent Consolidated Cash Flow (including through the calculation of Consolidated Net Income or due to non-controlling interests in such Restricted Subsidiary owned by a Person other than Penn National or any of its Restricted Subsidiaries) did not include all of the Net Income of such Restricted Subsidiary, an amount of Indebtedness of such Restricted Subsidiary (provided that such Indebtedness is not otherwise guaranteed by Penn National or another Restricted Subsidiary, if any, that guarantees the notes) directly proportional to the amount of Net Income of such Restricted Subsidiary not so included in Consolidated Cash Flow (including through the calculation of Consolidated Net Income), less (b) cash and Cash Equivalents of such Person and its Restricted Subsidiaries, less (c) Development Expenses (unless specified that Development Expenses shall be included in making such calculation).

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Penn National who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors under clause (1) or this clause (2) who were members of such Board at the time of such nomination or election.

        "Conversion" means the conversion, following the Spin-Off, of all outstanding awards granted under Penn National's long-term incentive compensation plans prior to the Closing Date into options to purchase shares of common stock of Penn National and/or GLPI.

        "Credit Agreement" means the Credit Agreement, dated October 30, 2013, by and among Penn National Gaming, Inc., the subsidiary guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, the other agent parties thereto, and the lenders from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, restructured, replaced or refinanced from time to time including increases in principal amount (whether the same are provided by the original agents and lenders under such Credit Agreement or other agents or other lenders).

        "Credit Facilities" means one or more debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, or debt securities, including any related notes, guarantees, collateral documents, agreements relating to Hedging Obligations, and other instruments, agreements and documents executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced, restructured or otherwise refinanced in whole or in part from time to time by one or more agreements, facilities (whether or not in the form of a debt facility or commercial paper facility), securities or instruments.

        "Debt Securities" means any debt securities, as such term is commonly understood, issued in any public offering or private placement in an aggregate principal amount of $100.0 million or more.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-Cash Consideration" means the fair market value of non-cash consideration received by Penn National or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer's certificate setting forth the basis of such valuation, executed by a financial officer of Penn National, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

        "Development Expenses" means, without duplication (a) Indebtedness (including Investment Guarantee Indebtedness) incurred or issued for the purpose of financing and (b) amounts (whether funded with the proceeds of Indebtedness, cash flow or otherwise) used to fund, in each case, (i) Expansion Capital Expenditures, (ii) Permitted Joint Venture Investments, (iii) Development Projects or (iv) interest, fees or related charges with respect to such Indebtedness; provided that (A) Penn National or the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure, Permitted Joint Venture Investment or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite Gaming Approvals or other governmental authorizations, so long as, in the case of any such Gaming Approvals or other governmental authorizations, Penn National or a Restricted Subsidiary or other applicable Person is diligently pursuing such Gaming Approvals or governmental authorizations) and (B) no such Indebtedness or funded costs shall constitute Development Expenses with respect to an

Expansion Capital Expenditure project or a Development Project from and after the end of the first full fiscal quarter after the earlier of (x) the opening of the business or project to which such Development Expenses relate or (y) completion of construction of the applicable Expansion Capital Expenditure, Permitted Joint Venture Investment or Development Project.

        "Development Project" shall mean Investments or expenditures in or with respect to, casinos and "racinos" or Persons that own casinos or "racinos" (including casinos and "racinos" in development or under construction that are not presently opening or operating with respect to which Penn National or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management or similar contract and such contract remains in full force and effect at the time of such Investment), in each case, used to finance, or made for the purpose of allowing such Person, casino or "racino", as the case may be, to finance, the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such Person, casino or "racino" and assets ancillary or related thereto, or the construction and development of a casino, "racino" or assets ancillary or related thereto, including pre-opening expenses.

        "Development Services" means the provision (through retained professionals or otherwise) of development, design or construction, management or similar services with respect to any Gaming Facility or the development, design or construction thereof.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature (other than (x) solely for Capital Stock (other than Disqualified Stock) or (y) as a result of a redemption required by Gaming Law or not prohibited by the indenture), provided, however, only the portion of Capital Stock which is so redeemable or repurchasable prior to such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Penn National to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Penn National may not repurchase or redeem any such Capital Stock pursuant to such provisions (x) unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" or (y) prior to any purchase of the notes as are required to be purchased pursuant to the provisions of the Indenture as described under "—Repurchase at the Option of Holders—Change of Control and Rating Decline" and "—Asset Sales."

        "Employee Matters Agreement" means the employee matters agreement between Penn National and GLPI, to be entered into at or about the time of the Spin-Off or promptly thereafter, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, the indenture.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock and Hedging Obligations entered into as a part of, or in connection with, an issuance of such debt security).

        "Equity Offering" means any public or private issuance or sale of Equity Interests (other than Disqualified Stock) of Penn National.

        "Event of Default" means an event described under the caption "—Events of Default and Remedies."

        "Existing GLPI Debt" means: (a) the senior notes issued by GLP Capital, L.P. and GLP Financing II, Inc. (and guaranteed by GLPI) and (b) the Credit Agreement, to be entered into among a Subsidiary of GLPI, JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swingline Lender, the other agent parties thereto, and the lenders from time to time party thereto (and guaranteed by GLPI).

        "Existing Indebtedness" means Indebtedness of Penn National and its Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the date of the indenture, until repaid, including (a) the existing Guarantees of Penn National with respect to the Indebtedness of Pennwood, (b) the Indebtedness of Penn National under the Existing Notes, (c) the Indebtedness of GLPI and its Subsidiaries under the Existing GLPI Debt, and (d) Purchase Money Indebtedness and Capital Lease Obligations outstanding on the date of the indenture.

        "Existing Notes" means Penn National's 8 3/4% senior subordinated notes due 2019.

        "Existing Unrestricted Subsidiaries" means (i) Columbus Gaming Ventures, Inc., (ii) Houston Gaming Ventures, Inc., (iii) Houston Operating Ventures, LLC, (iv) PHK Staffing, LLC, (v) Penn Hollywood Kansas, Inc., (vi) Maryland Gaming Ventures, Inc., (vii) Maryland Racing Ventures, LLC, (viii) Penn National GSFR, LLC, (ix) Western PA Gaming Ventures, LLC, (x) HWCC-Shreveport Inc., (xi) Cleveland Gaming Ventures, LLC, (x) Penn Hollywood Kansas, Inc., (xi) San Diego Gaming Ventures, LLC, (xi) Western Mass. Gaming Ventures, LLC, (xii) CHC Casinos Corp., (xiii) Belle of Sioux City, L.P., (xiv) Penn Bullpen, Inc., (xv) Penn Silver Hawk, Inc., and (xvi) GLPI and its Subsidiaries.

        "Expansion Capital Expenditures" means any capital expenditure by Penn National or any of its Restricted Subsidiaries in respect of the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in Penn National's reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of Penn National and its Restricted Subsidiaries, excluding any such capital expenditures financed with Net Proceeds of an Asset Sale and excluding capital expenditures made in the ordinary course to maintain, repair, restore or refurbish the property of Penn National and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person's or property's day to day operations as then conducted.

        "Financing Activity" means any of the following: (a) the actual or attempted incurrence of any Indebtedness or the issuance of any Equity Interests by Penn National or any Restricted Subsidiary, activities related to any such actual or attempted incurrence or issuance, or the issuance of commitments in respect thereof, (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing (whether by covenant or legal defeasance), discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the Stated Maturity thereof (including any premium, penalty, commissions or fees) or (c) the termination of any Hedging Obligations or other derivative instruments or any fees paid to enter into any Hedging Obligations or other derivative instruments.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of (a) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to (b) the Fixed Charges of such Person for such period.

        For purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  in the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, defeases (whether by covenant or legal defeasance), discharges, repurchases, retires or redeems (or makes an irrevocable deposit in furtherance thereof) any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed

    Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto, and the use of the proceeds therefrom (including any such transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio), in each case, as if the same had occurred at the beginning of the applicable four-quarter reference period and Fixed Charges relating to any such Indebtedness or preferred stock that has been repaid, defeased (whether by covenant or legal defeasance), discharged, repurchased, retired or redeemed (or with respect to which an irrevocable deposit has been made in furtherance thereof) shall be excluded;

  (2)
  "Consolidated Cash Flow" shall be calculated as set forth in the definition thereof, including after giving effect on a pro forma basis, without duplication, to the items in clauses (A) - (H) of the definition thereof;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and any Person, property, business, operations or asset (including a management or similar agreement) or investments that have been disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses, shall be excluded (unless specified that Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses, shall be included in making such calculation) until from and after the end of the first full fiscal quarter after the earlier of (x) the opening of the business or project to which such Development Expenses relate or (y) completion of construction of the applicable Expansion Capital Expenditure or Permitted Joint Venture Investment);

  (5)
  the occurrence of a Trigger Event during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Fixed Charges resulting therefrom, will be given pro forma effect as if it had occurred on the first day of the four-quarter reference period;

  (6)
  interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of such specified Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP; and

  (7)
  interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as such specified Person may designate.

        "Fixed Charges" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, (x) including amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification Nos. 815 and 820 and excluding interest expense associated with a Permitted Joint Venture Investment (including any related Investment Guarantee or Investment Guarantee Indebtedness) except as provided in clause (3) below), the interest component of any deferred payment obligations constituting Indebtedness, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but (y) excluding any amortization or write-off of deferred financing costs or debt issuance costs and excluding commitment fees, underwriting fees, assignment fees, debt issuance costs or fees, redemption or prepayment premiums, and other transaction expenses or costs or fees consisting of Financing Activities associated with undertaking, or proposing to undertake, any Financing Activity; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued; plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon (provided that unless specified otherwise, any interest expense in respect of any Investment Guarantee or Investment Guarantee Indebtedness or the Pennwood Debt will not be counted pursuant to this clause (3) except to the extent that such Person or any of its Restricted Subsidiaries actually makes payments in respect thereof or is imminently required to actually make payments thereunder in which case, pro forma effect shall be given to all such payments that such Person, in good faith, reasonably expects to be required to pay during the next four quarters as though such payments had been made for the relevant period (but without duplication of amounts paid so that, in any event, no more than four quarters of payments are counted)); plus

  (4)
  all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Penn National (other than Disqualified Stock) or to Penn National or a Restricted Subsidiary of Penn National, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any Subsidiary of Penn National that (1) is not organized under the laws of the United States, any state thereof or the District of Columbia, and (2) conducts substantially all of its business operations outside the United States.

        "GAAP" means generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.

        "Gaming Approval" means any and all approvals, licenses, authorizations, permits, consents, rulings, orders or directives (a) relating to any gaming business (including par-mutuel betting) or enterprise, including to enable Penn National or any of its Restricted Subsidiaries to engage in or manage the casino, gambling, horse racing or gaming business or otherwise continue to conduct or manage such business substantially as is presently conducted or managed or contemplated to be conducted or managed following the Issue Date (after giving effect to the Transactions), (b) required by any Gaming Law or (c) necessary as is contemplated on the Issue Date (after giving effect to the Transactions), to accomplish the financing and other transactions contemplated after giving effect to the Transactions.

        "Gaming Authority" means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by Penn National or any of its Restricted Subsidiaries.

        "Gaming Facility" means any gaming or pari-mutuel wagering establishment, including any casino or "racino," and other property or assets ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, racetracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, restaurants, theatres, related or ancillary businesses, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and equipment.

        "Gaming Laws" means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including card club casinos and pari-mutuel racetracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted or managed by Penn National or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

        "GLPI" means Gaming and Leisure Properties, Inc., a Pennsylvania corporation.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets, of all or any part of any Indebtedness; provided that "Guarantee" shall not include any lease of property (where Penn National or a Subsidiary of Penn National is the lessee) entered into in connection with the issuance of industrial revenue bonds or similar instruments which industrial revenue bonds or similar instruments are held by Penn National or its Subsidiaries, where such lease obligations were intended to support debt service on such industrial revenue bonds or similar instruments.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, currency swap agreement, interest rate cap agreements, interest rate collar agreements, commodity swap agreement, commodity cap agreement, commodity collar agreement or foreign exchange contract; and

  (2)
  other agreements or arrangements designed to hedge or protect such Person against, or transfer or mitigate, fluctuations in interest rates or currency exchange rates.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations (it being understood that the obligations of such Person under the Master Lease shall not constitute Indebtedness);

  (5)
  representing the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes an accrued expense or trade payable or liabilities incurred in the ordinary course of business, including insurance premium financing, or is payable through the issuance of Equity Interests (other than Disqualified Stock) of Penn National and (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person; provided that any earn-out obligation that appears in the liabilities section of the balance sheet (excluding disclosure in footnotes or notes relating thereto) of such Person shall be excluded to the extent (x) such Person is indemnified for the payment thereof or (y) amounts to be applied to the payment therefor are in escrow);

  (6)
  representing net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness (excluding prepaid interest thereon) of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of the types referred to in clauses (1) through (6) above of any other Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business.

        The amount of any Indebtedness outstanding as of any date will be:

  (a)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (b)
  the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

  (c)
  in the case of Indebtedness of others secured by a Lien on any assets of the specified Person, the lesser of the amount of such Indebtedness and the fair market value of such assets;

  (d)
  in the case of clause (5) above, the net present value thereof determined in accordance with GAAP;

  (e)
  in the case of clause (6), zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person; and

  (f)
  obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten business days.

For the avoidance of doubt, it is understood and agreed that (i) (x) casino "chips" and gaming winnings of customers, (y) any obligations of such Person in respect of cash management agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness, and (ii) (x) mortgage, industrial revenue bond, industrial development bond or similar financings to the extent that the holder of such Indebtedness is Penn National or any of its Subsidiaries and (y) Capitalized Lease Obligations to the extent payments in respect of such Capitalized Lease Obligations fund payments made under Indebtedness of the type described in clause (x) held by Penn National or its Subsidiaries shall not constitute Indebtedness.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means:

  (a)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

  (b)
  debt securities or debt instruments with an Investment Grade Rating at the time of acquisition, but excluding any debt securities or instruments constituting loans or advances among Penn National and its Subsidiaries;

  (c)
  investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold cash pending investment or distribution; and

  (d)
  corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investment Guarantee" means any guarantee, directly or indirectly, by Penn National or any of its Restricted Subsidiaries of Indebtedness of a Permitted Joint Venture (or any completion guarantee with respect to a Permitted Joint Venture or any agreement to advance funds, property or services on behalf of a Permitted Joint Venture to maintain the financial condition of such Permitted Joint Venture or any similar obligation with respect to a Permitted Joint Venture); provided that any such guarantee with respect to a Permitted Joint Venture will continue to constitute an Investment Guarantee in the event that the Permitted Joint Venture whose obligations are so guaranteed ceases to qualify as a Permitted Joint Venture after such guarantee was entered into.

        "Investment Guarantee Indebtedness" means the obligations of a Permitted Joint Venture to the extent subject to an Investment Guarantee, on and after the time Penn National or one of its Restricted Subsidiaries makes any interest, debt service payment or other comparable payment under such Investment Guarantee with respect to such guaranteed obligations.

        "Investment Guarantee Payments" means any payments made pursuant to any Investment Guarantee.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans including Guarantees (or other obligations), advances or capital contributions (excluding (x) commission, travel and similar advances to officers and employees made in the ordinary course of business, (y) advances to customers made in the ordinary course of business, and (z) accounts receivable, trade credits, endorsements for collection or deposits arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of determining the amount of any Investment at any time outstanding, (a) the amount of an Investment will equal the aggregate amount of such Investment, minus (b) the amounts received by Penn National and its Restricted Subsidiaries with respect to such Investment, including with respect to contracts related to such Investment and including (as applicable) principal, interest, dividends, distributions, sale proceeds, repayments of loans or advances, other transfers of assets, the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by Penn National or any of its Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligation which have been guaranteed by Penn National or any of its Restricted Subsidiaries, including any Investment Guarantee), payments under relevant management contracts or services agreements or other contracts related to such Investment and other amounts. In addition:

  (1)
  "Investments" shall not include the occurrence of a Trigger Event; and

  (2)
  if Penn National or any Restricted Subsidiary of Penn National sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Penn National such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Penn National, Penn National will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Issue Date" means October 30, 2013.

        "Landlord" means GLP Capital, L.P., a Pennsylvania limited partnership, in its capacity as landlord under the Master Lease, and its successors in such capacity and any Subsidiaries of GLP Capital, L.P. acting as landlord or co-landlord under the Master Lease.

        "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, or security interest of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

        "Master Lease" means that certain Master Lease, to be entered into before or promptly following the Spin-Off, by and between Landlord and Tenant, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, the indenture.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by Penn National or any of its Restricted Subsidiaries in respect of any Asset Sale, net (without duplication) of (a) any payments, fees, commissions, costs and other expenses incurred in connection with or relating to such Asset Sale, including legal, accounting and investment banking fees and underwriting, brokerage and sales commissions, and survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable or estimated in good faith to be payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness pursuant to the Credit Facilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (e) all distributions and other payments required to be made as a result of such Asset Sale to any person (other than Penn National and its Restricted Subsidiaries) having a beneficial interest in the assets subject to such Asset Sale, and (f) amounts reserved, in accordance with GAAP, against any liabilities associated with the Asset Sale and related thereto, including pension and other retirement benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, liquidated damages, other damages and other liabilities and obligations payable under the documentation governing any Indebtedness, including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable instrument governing or evidencing such Indebtedness.

        "Offering Memorandum" means the offering memorandum of Penn National Gaming, Inc., dated October 21, 2013, with respect to the old notes.

        "Pennwood" collectively, means Pennwood Racing, Inc., a Delaware corporation, and its subsidiaries, including GS Park Services, L.P., FR Park Services, L.P., GS Park Racing, L.P. and FR Park Racing, L.P.

        "Pennwood Debt" means the existing Indebtedness of Pennwood Racing, Inc. pursuant to that certain Term Loan and Security Agreement dated July 29, 1999, as amended, by and among FR Park Racing, L.P., GS Park Racing, L.P. and Commerce Bank, N.A., that is guaranteed by Penn National.

        "Permitted Business" means any business of the type in which Penn National and its Restricted Subsidiaries are engaged on the date of the indenture, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto).

        "Permitted Business Assets" means (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses or assets referred to in the following clause (c), (c) assets that are used or useful in a Permitted Business, or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by Penn National's Board of Directors or management in its good faith judgment.

        "Permitted Investments" means:

  (1)
  any Investment in Penn National or in a Restricted Subsidiary of Penn National;

  (2)
  any Investment in cash or Cash Equivalents;

  (3)
  any Investment by Penn National or any Subsidiary of Penn National in a Person if, as a result of, or in connection with, such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Penn National; or

  (b)
  such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Penn National or a Restricted Subsidiary of Penn National;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or any other disposition not constituting an Asset Sale;

  (5)
  any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Penn National or made with the proceeds of a substantially concurrent sale of such Equity Interests made for such purpose;

  (6)
  any Investments received (a) in exchange for or in compromise of obligations incurred in the ordinary course of business, including in satisfaction of judgments, in settlement of delinquent or overdue accounts or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, customer or other debtor, or (b) as a result of a foreclosure by Penn National or any of its Restricted Subsidiaries with respect to a secured Investment or transfer of title with respect to any secured Investment in default;

  (7)
  Hedging Obligations and other hedge or swap or option agreements entered into as part of or in connection with an issuance of convertible debt;

  (8)
  the extension of credit to customers of Penn National or its Restricted Subsidiaries consistent with gaming industry practice in the ordinary course of business;

  (9)
  loans and advances to officers, directors and employees for payroll, business-related travel expenses, moving or relocation expenses, drawing accounts and other similar expenses, in each case, incurred in the ordinary course of business;

  (10)
  loans and advances to officers, directors and employees other than incurred pursuant to clause (9) of this definition in an aggregate amount not to exceed $10.0 million outstanding at any time;

  (11)
  receivables owing to Penn National or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business;

  (12)
  Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits (including deposits made with respect to gaming licenses) made in the ordinary course of business;

  (13)
  Investments in Pennwood arising from any payment in respect of the Existing Indebtedness related to Pennwood;

  (14)
  any Investment existing on the Issue Date;

  (15)
  Investments of any Person in existence at the time such Person becomes a Subsidiary of Penn National, provided such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary of Penn National;

  (16)
  any purchase of Indebtedness under the notes, the Credit Facilities any other Indebtedness, Disqualified Stock or preferred stock incurred in accordance with the indenture and, in each case, the guarantees related thereto (other than any of the foregoing constituting Indebtedness subordinated in right of payment to the notes);

  (17)
  (a) a Permitted Joint Venture Investment and (b) any Investment Guarantee Payments with respect to a guarantee, agreement or other extension of credit that qualified as a Permitted Joint Venture Investment at the time the guarantee or extension of credit was made or the agreement was entered into, unless, in the case of this clause (b), such guarantee, agreement or extension of credit no longer qualifies as a Permitted Joint Venture Investment (whether by reason of a change in the ownership thereof, the continued existence of a written control or management arrangements or of a written agreement for Development Services or otherwise) (it being understood that, in such circumstance, such Investment Guarantee Payments will be permitted to be made but shall be included (at the option of Penn National) (to the extent that the Permitted Joint Venture Investment to which such Investment Guarantee Payment relates was not previously included in clause (x) or (y) of the last proviso of the definition of "Permitted Joint Venture Investment") in (x) Permitted Investments (other than this clause (17)) or (y) the calculation of the aggregate amount of Restricted Payments available pursuant to clause (3) of the first paragraph of the covenant entitled "—Restricted Payments" (as if such Investment were not a Permitted Investment), in which case for the purposes of clause (y) but not clause (x), any payments received at any time in respect of such Investment will be included in clause (3)(c) of such paragraph);

  (18)
  any Investment in a Permitted Business in an outstanding amount, taken together with all other Investments made pursuant to this clause (18) that are at that time outstanding, not to exceed $300.0 million, calculated at the time of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value but giving effect to the provisions of the definition of Investments); provided, however, that if an Investment made pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary as of the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary;

  (19)
  the occurrence of a Reverse Trigger Event;

  (20)
  any Investment in any Person in an outstanding amount, taken together with all other Investments made pursuant to this clause (20) that are at that time outstanding, not to exceed $200.0 million, calculated at the time of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value but giving effect to the provisions of the definition of Investments); provided, however, that if an Investment made pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary as of the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary;

  (21)
  transactions permitted by the second paragraph of "Certain Covenants—Affiliate Transactions" (other than pursuant to clauses (3), (6), (7), (10) and (12)); and

  (22)
  Investments made in connection with the Transactions or pursuant to or contemplated by the Transaction Agreements.

        "Permitted Joint Venture" means any joint venture or other arrangement (which may be structured as an unincorporated joint venture, corporation, partnership, association or limited liability company or as a management contract or services agreement, including, without limitation, arrangements with, or expenditures with respect to, any casinos or "racinos" or Persons that own casinos or "racinos" (including casinos and "racinos" in development or under construction that are not presently opening or operating) with respect to which Penn National or any of its Restricted Subsidiaries (i) owns directly or indirectly in the aggregate at least 25% of the voting power or Equity Interests thereof or (ii) controls or manages the day-to-day gaming operation of another person pursuant to a written agreement or (iii) provides, has provided, or has entered into a written agreement to provide, Development Services with respect to such entity or the applicable Gaming Facility, including with respect to or on behalf of any Native North American tribe or any agency or instrumentality thereof), in each case, including, without limitation, arrangements to finance, or for the purpose of allowing such joint venture, casino or "racino", as the case may be, to finance, the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such joint venture, casino or "racino" and assets ancillary or related thereto, or the construction and development (including pre-opening expenses and other funds necessary to achieve opening and initial operation) of a casino, "racino" or assets ancillary or related thereto.

        "Permitted Joint Venture Investment" means any Investment in a Permitted Joint Venture, including by means of any Investment Guarantee; provided that, at the time of and after giving effect to any such Investment (and any other adjustments pursuant to the definition of "Fixed Charge Coverage Ratio"), the Fixed Charge Coverage Ratio of Penn National is at least 2.25 to 1.0 (including any Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses); provided, further, that if a Permitted Joint Venture Investment would, at any time after the date such Permitted Joint Venture Investment is made or a binding agreement to make such Permitted Joint Venture Investment is entered into, cease to qualify as a Permitted Joint Venture Investment pursuant to this definition due to a failure of the relevant investee to constitute a Permitted Joint Venture for any reason (whether by reason of a change in the ownership thereof, the continued existence of a written control or management arrangements or of a written agreement for Development Services or otherwise), then the outstanding amount of such Permitted Joint Venture Investment at such time and additional Investments pursuant to such agreements as then in effect shall, for the period such Investment does not so qualify, be included (at the option of Penn National) (to the extent not previously included in clause (17)(b)(x) or (y) of the definition of "Permitted

Investments") in (x) Permitted Investments (other than clause (17) of such definition) or (y) the calculation of the aggregate amount of Restricted Payments available pursuant to clause (3) of the first paragraph of the covenant entitled "—Restricted Payments" (as if such Investment were not a Permitted Investment, in which case, for the purposes of clause (y) but not clause (x), any payments received at any time in respect of such Investment will be included in clause (3)(c) of such paragraph).

        "Permitted Liens" means:

  (1)
  Liens on property of Penn National or any Restricted Subsidiary securing obligations under or in respect of any Credit Facilities pursuant to clause (1) of Permitted Debt and (b) Liens on property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary;

  (2)
  Liens in favor of Penn National or any Restricted Subsidiary;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Penn National or any Subsidiary of Penn National or otherwise becomes a Subsidiary of Penn National and amendments or modifications thereto and replacements or refinancings thereof; provided that such Liens were not granted in connection with, or in anticipation of, such merger or consolidation or acquisition and do not extend to any assets other than those of such Person merged into or consolidated with Penn National or the Subsidiary;

  (4)
  Liens (including extensions, renewals or replacements thereof) on property existing at the time of acquisition of the property by Penn National or any Subsidiary of Penn National, provided that such Liens were in existence prior to the contemplation of such acquisition;

  (5)
  (a) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of insurance or social security or premiums with respect thereto; (c) Liens imposed by Gaming Laws or Gaming Authorities, and Liens on deposits made to secure gaming license applications or to secure the performance of surety or other bonds; and (d) Liens securing obligations with respect to letters of credit issued in connection with any of the items referred to in this paragraph (5);

  (6)
  Liens to secure Indebtedness (including Purchase Money Indebtedness and Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets being financed with such Indebtedness (and directly related assets, including proceeds and replacements thereof or assets which were financed with Indebtedness permitted by such clause that has been refinanced (including successive refinancings));

  (7)
  Liens existing on the date of the indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for a period of ninety days or that are being contested in good faith by appropriate proceedings, provided that any reserve required by GAAP has been made therefor;

  (9)
  Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by Penn National or any Restricted Subsidiary of Penn National to the extent securing non-recourse Indebtedness or other Indebtedness of an Unrestricted Subsidiary or joint venture;

  (10)
  Liens securing obligations to the trustee pursuant to the compensation and indemnity provisions of the indenture and Liens owing to an indenture trustee in respect of any other

    Indebtedness permitted to be incurred under the covenant "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (11)
  Liens on trusts, cash or Cash Equivalents or other funds provided in connection with the defeasance (whether by covenant or legal defeasance), discharge or redemption of Indebtedness;

  (12)
  Liens arising out of judgments or awards not resulting in a default;

  (13)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Penn National or any of its Restricted Subsidiaries in the ordinary course of business;

  (14)
  bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Penn National or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

  (15)
  Permitted Vessel Liens;

  (16)
  the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

  (17)
  other Liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $25.0 million;

  (18)
  Liens to secure Indebtedness incurred pursuant to clause (21) of Permitted Debt; provided that such Liens do not encumber any assets of Penn National or any Restricted Subsidiary other than Foreign Subsidiaries;

  (19)
  Liens arising pursuant to Indebtedness constituting Development Expenses or used to fund Development Expenses incurred pursuant to clause (22) of Permitted Debt;

  (20)
  Liens Incurred to secure Indebtedness permitted to be incurred pursuant to the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that, with respect to Liens securing Indebtedness permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio of Penn National would be no greater than 2.0 to 1.0 (deducting Development Expenses from Consolidated Total Indebtedness pursuant to clause (c) of the definition of Consolidated Total Indebtedness) and 2.5 to 1.0 (without deducting Development Expenses from Consolidated Total Indebtedness pursuant to clause (c) of the definition of Consolidated Total Indebtedness);

  (21)
  (i) Liens pursuant to the Master Lease and similar leases entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, which Liens are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

  (22)
  Liens created by applicable Trust Agreements;

  (23)
  Liens securing obligations of any Person in respect of employee deferred compensation and benefit plans in connection with "rabbi trusts" or other similar arrangements;

  (24)
  Liens securing Capitalized Lease Obligations to the extent payments in respect of such Capitalized Lease Obligations fund payments made under Indebtedness consisting of mortgage, industrial revenue bond, industrial development bond and similar financings to the extent that the holder of such Indebtedness is Penn National or its Subsidiaries; and

  (25)
  Liens to secure Hedging Obligations and cash management obligations, obligations in respect of banking services relating to treasury, depositary and cash management services, automated clearinghouse transfer of funds and purchase cards, credit cards or similar services.

        "Permitted Refinancing Indebtedness" means any Indebtedness or Disqualified Stock of Penn National or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease (whether by covenant or legal defeasance), discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole or in part (collectively, a "refinancing"), any Indebtedness or Disqualified Stock of Penn National or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value or liquidation preference, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value or liquidation preference, if applicable) of the Indebtedness or Disqualified Stock refinanced (plus all accrued interest on the Indebtedness, all accrued dividends on the Disqualified Stock and the amount of all fees, expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of the Indebtedness or Disqualified Stock being refinanced (or, if earlier, 91 days after the Stated Maturity of the notes), and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock being refinanced;

  (3)
  if the Indebtedness being refinanced is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being refinanced; and

  (4)
  such Indebtedness or Disqualified Stock is incurred either by Penn National or by the Restricted Subsidiary who is the obligor (as primary obligor or guarantor) or issuer on the Indebtedness or Disqualified Stock being refinanced.

        "Permitted Vessel Liens" means maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a person listed in 46 U.S.C. Section 31341, crew's wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pre-Opening Expenses" means, with respect to any fiscal period, the amount of expenses (including Fixed Charges) incurred with respect to capital projects which are classified as "pre-opening expenses" on the applicable financial statements of Penn National and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

        "Pro Forma Cost Savings" means the amount of cost savings, operating expense reductions and synergies and other improvements that have been realized or are projected by Penn National in good faith to be realized as a result of specified actions taken or steps or actions that have been initiated, or as a result of actions which are reasonably expected to be taken or steps which are reasonably expected to be initiated within 12 months after the closing of the applicable transaction or implementation of an initiative that is expected to result in such cost savings, expense reductions, synergies or other improvements (in each case in the good faith determination of Penn National), including in connection with any of the Transactions and the transaction which is being given pro forma effect for the calculation, and are factually supportable, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or the approval by the Board of Directors of Penn National or any other Person acquiring Penn National or having control over Penn National after giving effect to any Change of Control of any closing) of any facility, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies and other improvements had been realized during the entirety of the applicable period), net of the amount of actual benefits realized during such period from such actions (regardless of whether those cost savings and operating expense reductions could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission).

        "Purchase Money Indebtedness" means Indebtedness of Penn National or any of its Restricted Subsidiaries incurred for the purpose of financing, within 270 days of incurrence, all or any part of the purchase price or cost of installation, construction or improvement of any property.

        "Rating Agency" means (a) Moody's or S&P or (b) if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Penn National (as certified by a resolution of Penn National's Board of Directors) which shall be substituted for Moody's or S&P or both, as the case may be.

        "Rating Category" means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody's used by another Rating Agency selected by Penn National. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and - for S&P; (ii) 1, 2 and 3 for Moody's; and (iii) the equivalent gradations for another Rating Agency selected by Penn National) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

        "Rating Date" means the date which is 90 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by Penn National to effect a Change of Control.

        "Rating Decline" shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies with respect to a Rating Category), the rating of the notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the notes on the Rating Date.

        "refinancing" has the meaning set forth in the definition of "Permitted Refinancing Indebtedness" and "refinance" has a corresponding meaning.

        "Registration Rights Agreement" means (i) the Registration Rights Agreement, dated as of October 30, 2013, between Penn National and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner and Smith Incorporated, as representative of the initial purchasers, as amended or supplemented, and (ii) any other registration rights agreement entered into in connection with the issuance of additional notes or additional debt securities under the indenture in a private offering by Penn National after the issue date of the notes.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

        "Reverse Trigger Event" means after the occurrence of a Trigger Event, the transfer of the Equity Interests of any other Person that was previously a Restricted Subsidiary to Penn National or any of its Restricted Subsidiaries pursuant to the terms of any Trust Agreement.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

        "Separation and Distribution Agreement" means the separation and distribution agreement between Penn National and GLPI, to be entered into at or about the time of the Spin-Off or promptly thereafter, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, the indenture.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Spin-Off" means, collectively, (a) the contribution of substantially all of assets and liabilities associated with the real property and real estate development business of Penn National (as in effect prior to the Issue Date) to GLPI, (b) the distribution of the assets and liabilities associated with the TRS Properties to GLPI, (c) the distribution of all of the outstanding shares of common stock of GLPI to Penn National's shareholders, (d) the entering into of the Master Lease by and between Tenant and Landlord, and (e) the series of corporate restructurings and other transactions entered into in connection with the foregoing.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Penn National.

        "Tax Matters Agreement" means the tax matters agreement between Penn National and GLPI, to be entered into at or about the time of the Spin-Off or promptly thereafter, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, the indenture.

        "Tenant" means Penn Tenant, LLC, a Pennsylvania limited liability company, in its capacity as tenant under the Master Lease, and its successors in such capacity.

        "Transactions" means, collectively, (a) the repayment and replacement of all loans and commitments under Penn National's then existing credit agreement and the purchase, redemption or other acquisition for value of, or retirement, satisfaction or discharge of, the Existing Notes, (b) the Spin-Off and the other transactions contemplated thereby, including the entering into of the Master Lease and the other Transaction Agreements, (c) the issuance of the notes, (d) the Conversion, (e) the entering into of the Credit Agreement and related documents and the borrowings thereunder on the Issue Date, (f) any other transactions defined as "Transactions" in the Offering Memorandum and (g) the payment of fees and expenses in connection with the foregoing.

        "Transaction Agreements" means the Separation and Distribution Agreement, the Master Lease, the Transition Services Agreement, the Tax Matters Agreement and the Employee Matters Agreement, in each case, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, the indenture.

        "Transition Services Agreement" means the transition services agreement between Penn National and GLPI, to be entered into at or about the time of the Spin-Off or promptly thereafter, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, the indenture.

        "Trigger Event" means the transfer of shares of capital stock or Equity Interests of any Restricted Subsidiary or any Gaming Facility into trust or similar arrangement pursuant to the terms of any Trust Agreements.

        "TRS Properties" means GLP Holdings, Inc., Louisiana Casino Cruises, Inc., and Penn Cecil Maryland, Inc., which, directly or indirectly, operate Hollywood Casino Baton Rouge and Hollywood Casino Perryville.

        "Trust Agreements" means any trust or similar arrangement required by any Gaming Authority or any other governmental agency or authority (whether in connection with an acquisition or otherwise) from time to time, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such agreements, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed or otherwise modified from time to time.

        "Unrestricted Subsidiary" means any Subsidiary of Penn National that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that as of the time of such designation:

  (1)
  either (A) such Subsidiary to be so designated has total assets of $100,000 or less or (B) immediately after giving pro forma effect to such designation, either (x) Penn National could incur $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" or (y) the Fixed Charge Coverage Ratio for Penn National and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for Penn National and its Restricted Subsidiaries immediately prior to such designation;

  (2)
  such Subsidiary is not, at the time of such designation, party to any agreement, contract, arrangement or understanding with Penn National or any Restricted Subsidiary of Penn National unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Penn National or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Penn National, or would otherwise be permitted if entered into at the time of such designation pursuant to the covenant described above under the caption "—Certain Covenants—Transactions With Affiliates"; and

  (3)
  such Subsidiary is a Person with respect to which neither Penn National nor any of its Restricted Subsidiaries has any direct or indirect Investment (including, without duplication, a deemed Investment at the time of designation in an amount equal to the fair market value of the Investment in the relevant Subsidiary owned by Penn and its Restricted Subsidiaries) that could not have been made at the time of such designation pursuant to the covenant described above under the caption "—Certain Covenants—Restricted Payments" (including as a Permitted Investment);

provided that the Existing Unrestricted Subsidiaries shall initially be designated as Unrestricted Subsidiaries without compliance with the preceding clauses (1), (2) and (3). An Unrestricted Subsidiary shall also automatically include (without any further action required by the Board of Directors, compliance with the preceding conditions or otherwise) any Subsidiary of an Unrestricted Subsidiary.

        Any designation of a Subsidiary of Penn National (other than any of the Existing Unrestricted Subsidiaries) as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer's certificate certifying that such designation complied with the preceding conditions. If any Unrestricted Subsidiary failed to meet the preceding requirements as an Unrestricted Subsidiary at the time of designation, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Penn National as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Penn National will be in default of such covenant. The Board of Directors of Penn National may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Penn National of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life To Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" means, with respect to any Person, any Wholly Owned Subsidiary of such Person that is a Restricted Subsidiary. Unless the context clearly requires otherwise, all references to any Wholly Owned Restricted Subsidiary means a Wholly Owned Restricted Subsidiary of Penn National.

        "Wholly Owned Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors' qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary means a Wholly Owned Subsidiary of Penn National.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Senior Secured Credit Facilities

        On October 30, 2013, Penn entered into senior secured credit facilities providing financing of up to $1,250.0 million and comprised of (1) a $500.0 million Term Loan A with a maturity of five years (the "Term Loan A"), (2) a $250.0 million Term Loan B with a maturity of seven years (the "Term Loan B") and (3) a $500.0 million revolving credit facility with a maturity of five years (the "Revolving Credit Facility," and together with the Term Loan A and the Term Loan B, the "Credit Facilities"). The Credit Facilities are provided by a syndicate of banks and other financial institutions, with Bank of America, N.A. acting as the Administrative Agent. The Credit Facilities had a gross outstanding balance of $750.0 million at March 31, 2014, consisting of the $500.0 million Term Loan A and the $250.0 million Term Loan B. No balances were outstanding on the Revolving Credit Facility at March 31, 2014. Additionally, at March 31, 2014, the Company was contingently obligated under letters of credit issued pursuant to the Credit Facilities with face amounts aggregating $22.1 million, resulting in $477.9 million of available borrowing capacity as of March 31, 2014 under the Revolving Credit Facility.

        Subject to certain customary conditions, the Credit Facilities permit Penn to incur additional term loans and obtain additional revolving credit commitments in an aggregate principal amount of up to $400.0 million, plus an unlimited additional amount depending on Penn's compliance, on a pro forma basis, with a senior secured net leverage ratio less than or equal to 1.5 to 1.0. There is currently no commitment in respect of these incremental loans or commitments.

  Interest Rate and Fees

        The interest rates per annum applicable to loans under the Credit Facilities are, at Penn's option, equal to either a base rate or a LIBOR rate plus an applicable margin. The applicable margin for the Revolving Credit Facility ranges from 1.25% to 2.75% per annum for LIBOR loans and 0.25% to 1.75% per annum for base rate loans and the applicable margin for the Term Loan A ranges from 1.25% to 2.75% per annum for LIBOR loans and 0.25% to 1.75% per annum for base rate loans, in each case depending on Penn's total net leverage ratio. The applicable margin for the Term Loan B is 2.50% per annum for LIBOR loans and 1.50% per annum for base rate loans. In addition, Penn pays a commitment fee on the unused portion of the commitments under the Revolving Credit Facility at a rate that ranges from 0.25% to 0.50% per annum, depending on Penn's total net leverage ratio.

  Amortization

        The Term Loan A amortizes in amounts ranging from equal quarterly amounts based on annual percentages of the original principal amount as follows: (1) 5.0% in years one and two, (2) 7.5% in year three and (3) 10.0% in years four and five, with the balance payable on October 30, 2018.

        The Term Loan B amortizes in an amount equal to 0.25% of the original principal amount payable in equal quarterly installments, with the remaining amount payable on October 30, 2020.

        The Revolving Credit Facility is not subject to amortization and is due and payable on October 30, 2018.

  Prepayments

        The Credit Facilities require Penn to prepay outstanding loans, subject to certain exceptions (including a right of reinvestment of asset sale proceeds in Penn's business) with the proceeds of certain asset sales, the incurrence of certain indebtedness and a percentage of annual excess cash flow (which may be reduced to zero upon the achievement of a specified leverage ratio).

  Guarantee and Security

        All obligations under the Credit Facilities are unconditionally guaranteed by each of Penn's existing and future direct and indirect wholly owned domestic subsidiaries, subject to certain exceptions. All obligations of Penn under the Credit Facilities and the guarantees of those obligations are secured by a first priority pledge of substantially all of the assets of Penn and the guarantors of the Credit Facilities, subject to certain exceptions. The property pledged by Penn and such guarantors includes a first priority pledge of the leasehold interests of Penn Tenant, LLC, a subsidiary of Penn, as tenant under the Master Lease; a first priority pledge of all of the equity interests owned by Penn and such guarantors in the domestic subsidiaries of Penn; and a first priority pledge of the equity interests owned by Penn and such guarantors in first-tier foreign subsidiaries (not to exceed 65% of the voting equity interests and 100% of the non-voting equity interests of each of the first-tier foreign subsidiaries of Penn).

  Certain Covenants and Events of Default

        The Credit Facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, the ability of Penn and its subsidiaries to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations, pay dividends and other restricted payments and prepay unsecured indebtedness. The Credit Facilities have three financial covenants: a maximum senior secured net leverage ratio of 2.5 to 1.0 (with a step-down at December 31, 2015 to 2.0 to 1.0), a maximum total net leverage ratio of 4.0 to 1.0 and a minimum interest coverage ratio of 2.5 to 1.0. The Credit Facilities also contain certain customary affirmative covenants and events of default, including the occurrence of a change of control (as defined in the documents governing the Credit Facilities), termination of the Master Lease and certain defaults under the Master Lease.

 U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the United States federal income tax consequences generally applicable to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon United States federal income tax law in effect on the date of this prospectus, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)) or to persons that will hold the new notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary addresses investors who will hold the new notes as "capital assets" (generally, property held for investment) under the Code. Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the purchase, ownership, and disposition of the new notes.

Exchange of old notes for new notes

        An exchange of old notes for new notes pursuant to the exchange offer will not be a taxable transaction for United States federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging old notes for new notes pursuant to the exchange offer. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the adjusted tax basis in the old notes as determined immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for United States federal income tax purposes, upon consummation of the exchange offer.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market,

  •
  in negotiated transactions,

  •
  through the writing of options on the new notes, or

  •
  a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

        Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer who holds old notes acquired for its own account as a result of market-making activities, and who receives new notes in exchange for old notes pursuant to the exchange offer, and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes, and any profit of any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of the old notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

  •
  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        Certain legal matters in connection with this exchange offer will be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania.

EXPERTS

        The consolidated financial statements of Penn National Gaming, Inc. and Subsidiaries appearing in Penn National Gaming, Inc. and Subsidiaries' Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Penn National Gaming, Inc. and Subsidiaries' internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

Available Information

        We file periodic reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public over the Internet at the SEC's website at http://www.sec.gov.

        You may find additional information about us and our subsidiaries on our website at http://www.pngaming.com. The information contained on or that can be accessed through our website (other than the SEC filings as expressly incorporated below) is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with your investment decision to exchange the notes.

Incorporation by Reference

        We are incorporating by reference into this prospectus certain information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents and such documents are deemed to be included as part of this prospectus. We incorporate by reference in this prospectus the information contained in the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than current reports furnished under Item 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit and other information in future filings deemed, under SEC rules, not to have been filed), after the date of this prospectus and prior to the earlier of the time we exchange all of the old notes for new notes and the termination of the exchange offer:

  •
  Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 1, 2014.

  •
  Information required by Part III, Items 10 through 13, of Form 10-Q (incorporated by reference from our Definitive Proxy Statement, filed with the SEC on April 28, 2014); and

  •
  Current Reports on Form 8-K filed with the SEC on January 13, 2014, January 17, 2014, March 12, 2014, April 30, 2014, June 13, 2014 and June 19, 2014.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610
Attention: Carl Sottosanti
Telephone: (610) 373-2400

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

Penn National Gaming, Inc.

Offer to Exchange

$300,000,000 aggregate principal amount of 5.875% Senior Notes due 2021 (CUSIPs 707569 AP4, U70838 AA2 and 707569 AQ2)
for
$300,000,000 aggregate principal amount of 5.875% Senior Notes due 2021 (CUSIP 707569 AR0)
that have been registered under the Securities Act of 1933, as amended

PROSPECTUS
July 2, 2014